Use these links to rapidly review the document

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-251355

PROSPECTUS SUPPLEMENT
(To Prospectus dated December 15, 2020)

CooTek (Cayman) Inc.

US$10,000,000
5% Convertible Note Due 2022
Convertible into ordinary shares represented by American Depositary Shares

         Pursuant to this prospectus supplement and the accompanying prospectus, we are offering US$10,000,000 aggregate principal amount (the "Principal") of our 5% convertible note due 2022 (the "Note") directly to YA II PN, Ltd. (the "Investor") (and this prospectus supplement also relates to Class A ordinary shares represented by American Depositary Shares, or ADSs, that are issuable upon exercise of the Note) (the "Offering").

         The Note has a conversion price of the lower of (1) US$4.20 per ADS, or (2) 88% of the lowest daily VWAP (the dollar volume-weighted average price for ADSs on the New York Stock Exchange) during the ten consecutive trading days immediately preceding the conversion date or other date of determination, but not lower than US$0.75 per ADS (the "Conversion Price). The Conversion Price is subject to adjustment in the case of a subdivision, combination or re-classification. The Principal and the interest payable under the Note will mature on January 19, 2022 (the "Maturity Date), unless earlier converted or redeemed by us. At any time before the Maturity Date, the Investor may convert the Note at their option into our Class A ordinary shares represented by ADSs at the Conversion Price.

         We have the right, but not the obligation, to redeem ("Optional Redemption") a portion or all amounts outstanding under the Note prior to the Maturity Date at a cash redemption price equal to the outstanding Principal balance to be redeemed, plus the application redemption premium and plus accrued and unpaid interest, if any; provided that the trading price of the ADSs is less than US$4.20 per ADS, and we provide the holder of the Note at least ten business days' prior written notice of our desire to exercise an Optional Redemption. The holder shall have ten business days to elect to convert all or any part of the Note after receiving a redemption notice, in which case the redemption amount shall be reduced by the amount so converted.

         This prospectus supplement and the accompanying prospectus also cover the sale of Class A ordinary shares represented by ADSs issuable to the Investor upon the conversion of the Note. For additional information on the methods of sale that may be used by the Investor, see the section entitled "Plan of Distribution" on page S-81.

         ADSs representing our Class A ordinary shares are listed on the New York Stock Exchange under the symbol "CTK." Each ADS represents 50 of our Class A ordinary shares. On January 15, 2021, the closing price of the ADSs on the New York Stock Exchange was US$2.71 per ADS. There is no established public trading market for the Note, and we do not expect a market to develop. We do not intend to apply for listing of the Note on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Note will be limited.

         Our ordinary shares consist of Class A ordinary shares and Class B ordinary shares. Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to 25 votes on all matters subject to vote at general meetings of our company. Each Class B ordinary share is convertible into one Class A ordinary share at any time at the option of the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B ordinary shares by a holder to any person or entity which is not an affiliate of such holder, or upon a change of ultimate beneficial ownership of any Class B ordinary share to any person or entity who is not an affiliate of such holder, each of such Class B ordinary shares shall be automatically and immediately converted into one Class A ordinary share.

         We are an "emerging growth company" as defined under applicable U.S. securities laws and are eligible for reduced public company reporting requirements.

         Additionally, we are, and following the completion of this offering, will continue to be a "controlled company" as defined under the NYSE Listed Company Manual because Mr. Karl Kan Zhang owns and will own more than 50% of our total voting power.

         Investing in the Note involves a high degree of risk, including the risk of losing your entire investment. See "Risk Factors" beginning on page S-14 to read about factors you should consider before buying the Note.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated January 19, 2021

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering of securities and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus dated December 15, 2020 included in the registration statement on Form F-3 (No. 333-251355), including the documents incorporated by reference therein, which provides more general information, some of which may not be applicable to this offering.

        This prospectus supplement provides specific details regarding the offering of the Note. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus provided in connection with this offering. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any other offering materials, or any sale of the ADSs. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on behalf of us to subscribe for and purchase, any of the ADSs and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

        It is important for you to read and consider all the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision.

        In this prospectus supplement and the accompanying prospectus, unless otherwise indicated or unless the context otherwise requires, references to:

  •
  "we," "us," "our company" and "our" are to CooTek (Cayman) Inc., its subsidiaries and its consolidated affiliated entities, as the context requires;

  •
  "China" or the "PRC" are to the People's Republic of China, excluding, for the purposes of this prospectus supplement and the accompanying prospectus, Hong Kong, Macau and Taiwan;

  •
  "Class A ordinary shares" are to our Class A ordinary shares of par value US$0.00001 per share;

  •
  "Class B ordinary shares" are to our Class B ordinary shares of par value US$0.00001 per share;

  •
  "shares" or "ordinary shares" are to our Class A and Class B ordinary shares, par value US$0.00001 per share;

  •
  "ADSs" are to our American depositary shares, each of which represents 50 Class A ordinary shares;

  •
  "ADRs" are to the American depositary receipts that evidence our ADSs;

  •
  "average daily reading time" for a given day is calculated by dividing (1) the sum of time spent on reading books on our Fengdu Novel for such day by (2) the number of Fengdu Novel users who spent time on reading books for such day. "Average daily reading time" for a given month is calculated by dividing (1) the sum of average daily reading time for each day in such month by (2) the number of days in such month;

  •
  "DAUs" is to the number of active users of our products during a given day. For each individual product, we treat each mobile device on which at least one of the following actions is taken during a given day as one active user for that day: (1) activating or launching such product, (2) logging in with the user account for such product, or (3) any other actions that result in a successful network access to our services through such product. The DAUs of multiple products during a given day is the sum of active users of each such product for that day;

  •
  "MAUs" is to the number of active users of our products during a given month. For each individual product, we treat each mobile device on which at least one of the following actions is taken during a given month as one active user for that month: (1) activating or launching such product, (2) logging in with the user account for such product, or (3) any other actions that result in a successful network access to our services through such product. The MAUs of multiple products during a given month is the sum of active users of each such product for that month;

  •
  "our portfolio products" and "content-rich mobile applications" are to the content-rich mobile applications that we develop and provide to our users and business partners, which excludes TouchPal Smart Input and TouchPal Phonebook, and among these portfolio products, we refer to the mobile applications that provide our users with vertical contents at specific scenarios, such as fitness and healthcare, as "scenario-based content apps";

  •
  "RMB" and "Renminbi" are to the legal currency of China; and

  •
  "US$," "U.S. dollars" and "dollars" are to the legal currency of the United States.

        All discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

        This prospectus supplement contains translations between Renminbi and U.S. dollars solely for the convenience of the reader. The translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus supplement were made at a rate of RMB6.7896 to US$1.00, the noon buying rate on September 30, 2020 as set forth in the H.10 statistical release of the U.S. Federal Reserve Board. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus supplement could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. On January 8, 2021, the noon buying rate set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System was RMB6.4750 to US$1.00.

PROSPECTUS SUPPLEMENT SUMMARY

        This prospectus supplement summary highlights selected information included elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus and does not contain all the information that you should consider before making an investment decision. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the "Risk Factors" sections and the financial statements and related notes and other information incorporated by reference, before making an investment decision.

Our Business

        We are a fast-growing mobile internet company with a global vision, offering content-rich mobile applications including online literature apps, scenario-based content apps and casual games apps. Our mission is to empower everyone to enjoy relevant content seamlessly. Sophisticated big data analytics and data-driven user insight are the backbone of our business. We have launched over 40 content-rich portfolio products as of September 30, 2020. The MAUs of our portfolio products reached 94.8 million in September 2020, as compared to 74.6 million in December 2019.

        We are rapidly expanding the scope and scale of our product portfolio by leveraging the large and engaging user base of our core product, Fengdu Novel, previously known as Crazy Reading Novel. The average DAUs of Fengdu Novel exceeded 10.0 million in October 2020, with user average daily reading time of more than 130 minutes for the same period. With the rapid growth of our online literature products, we are able to further grow other synergistic business segments such as casual games.

        As our user base and business operations continue to grow in recent years using our systematic approach, we have demonstrated our monetization capability in mobile advertising. We leverage our in-depth user insights to deliver targeted, precise and engaging advertisements that are relevant to users across our various mobile applications. Reinvesting part of our revenues generated by mobile advertising, we can further improve our user-centric and data-driven technology, which enables us to release more appealing products to capture mobile internet users' ever-evolving content needs and help us rapidly acquire new users with our ever-improving user profile analysis. In addition, launched in 2019, our in-house advertising platform CooTek Ads allows advertisers to create and manage advertisement campaigns and budget, and to place advertisements in our portfolio products directly. Our CooTek Ads has helped us to reduce our dependency on external advertising platforms and gives us incremental direct exposure to customers.

        We generate revenues primarily from mobile advertising. Our net revenues grew rapidly by 259.2% from US$37.3 million in 2017 to US$134.1 million in 2018, and further by 32.6% to US$177.9 million in 2019. Our net revenues also increased significantly from US$108.9 million in the nine months ended September 30, 2019 to US$339.1 million in the nine months ended September 30, 2020. We recorded gross profit of US$17.2 million, US$119.2 million and US$162.6 million in 2017, 2018 and 2019, respectively, reflecting an improvement of gross profit margin from 46.2% in 2017 to 88.9% in 2018 and further to 91.4% in 2019. We recorded gross profit of US$97.5 million and US$322.0 million in the nine months ended September 30, 2019 and 2020, respectively, with gross profit margin of 89.5% and 95.0% for the same periods, respectively. We recorded a net loss of US$23.7 million in 2017, net income of US$10.1 million in 2018, and a net loss of US$36.8 million in 2019. In the nine months ended September 30, 2019 and 2020, we recorded net losses of US$30.2 million and US$28.6 million, respectively.

Our Strengths

        We believe the following strengths contribute to our success and distinguish us from our competitors.

A fast-growing mobile internet company with a large global user base

        We are a fast-growing mobile internet company with a global vision, offering content-rich mobile applications including online literature apps, scenario-based content apps and casual games apps, empowering everyone to enjoy relevant content seamlessly.

        Building upon user insights accumulated through our TouchPal Smart Input, we have formulated a systematic approach to developing a product portfolio in selected verticals, through which we deliver relevant content and grow user base. As of September 30, 2020, we have launched over 40 content-rich portfolio products. We have built a large user base for our product portfolio, reaching an average of 27.7 million DAUs, which grew from an average of 24.7 million DAUs in December 2019, representing a 12.1% growth.

Superior user engagement and stickiness

        Our products have enjoyed superior user engagement and stickiness. Most notably, our core product, Fengdu Novel, is a mobile application that provides users with free online novels. The average DAUs of Fengdu Novel exceeded 10.0 million in October 2020, with user average daily reading time of more than 130 minutes for the same period. Fengdu Novel also ranked third in terms of MAUs in free online literature market in China according to Quest Mobile, a professional business intelligence services provider in China's mobile internet market.

        Our portfolio products have also enjoyed superior user engagement and stickiness, reaching a DAU/MAU ratio of 29.2% in September 2020.

In-depth user insights driven by big data analytics and AI technology

        Sophisticated big data analytics and proprietary AI technology are the backbone of our business. Our portfolio products generate a massive, diverse set of user interaction data. We employ proprietary AI and big data analytical technologies to process such data and a large amount of multi-language content that we source and organize from the internet and develop advanced multilingual natural language processing and semantic understanding technologies. These technologies enable us to obtain in-depth user insights and identify market opportunities, which sets the foundation for developing content-rich mobile applications and growing user base effectively. We have also built a rich library of user profiles and interests that allows us to deliver relevant content to each user.

        Launched in 2019, our in-house advertising platform CooTek Ads supported by our proprietary big data capabilities allows advertisers to create and manage advertisement campaigns and budget, and to place advertisements in our portfolio products directly. Our CooTek Ads has helped us to reduce our dependency on external advertising platforms and gives us incremental direct exposure to customers.

        In addition, we also built a powerful online literature data platform to assist and guide our authors to produce customized books which can match more efficiently the interest of our readers. The platform enables the authors to understand user data and to improve quality of the books. With the support of the platform, the original content produced by our authors contributed to more than 50% of total time spent and revenue of books on Fengdu Novel.

Highly effective expansion of product offerings and user base

        We leverage our in-depth user insights to identify market opportunities. Supported by our strong research, development and execution capabilities, as of September 30, 2020, we have launched over 40 content-rich portfolio products. These mobile applications focus on three selected verticals with large addressable global markets, including online literature, scenario-based content and casual games.

        We have built profiles of targeted users for each of our global portfolio applications based on our in-depth user insights. We believe that potential users matching such profiles are more likely to be interested in these applications. As a result, each of our products has attracted a sizable user base on its own and received high user ratings on Google Play Store.

Proven and highly scalable monetization capability

        We derive substantially all of our revenue from mobile advertising. Our advertising revenue increased by 274.8% from US$35.0 million in 2017 to US$131.3 million in 2018, and increased by 33.3% from US$131.3 million in 2018 to US$175.0 million in 2019. In the nine months ended September 30, 2020, our advertising revenue amounted to US$337.0 million, as compared to US$106.6 million in the nine months ended September 30, 2019. Our advertising spaces also grow with the increase of our user base and the number of product offerings, which further contributes to our monetization capability.

        We attract and retain advertising customers with our ability to obtain valuable user insights drawn from our large global user base with substantial socioeconomic, geographic and demographic diversity. We leverage such insights to deliver personally engaging advertisements that are relevant to users across our various mobile applications, helping our advertising customers to precisely target audiences. In addition, our in-house advertising platform CooTek Ads supported by our proprietary big data capabilities also enlarges our revenue streams by providing our clients with high-quality and tailored advertising services.

Experienced management team with strong track-record of innovation

        We are led by our highly committed, technology-driven founders and management team. Our management and core R&D team have strong academic backgrounds and deep industry expertise. Many have prior experience with global technology companies such as Microsoft Corporation and Intel Corporation.

        We have a culture of innovation. Approximately 60% of our employees are software engineers and product designers tasked with research and development and focused on innovation and technological advancement. Our excellence in innovation has been recognized internationally and rewarded with prestigious awards and accolades. We have been able to develop a growing portfolio of mobile applications, a number of which have achieved high user ratings above 4 out of 5 on Tencent My App.

Our Strategies

        We intend to achieve our mission and further grow our business by pursuing the following strategies.

  •
  continue to expand our user base;

  •
  continue to invest in next-generation AI;

  •
  enlarge our content resource;

  •
  strengthen targeted content delivery based on user insights;

  •
  further improve advertising performance; and

  •
  pursue strategic acquisitions and investments.

Our Risks and Challenges

        Investing in our securities entails a significant level of risk. Before investing in our ADSs, you should carefully consider all of the risks and uncertainties mentioned in the section titled "Risk

Factors," in addition to all of the other information in this prospectus supplement. The occurrence of one or more of the events or circumstances described in the section titled "Risk Factors," alone or in combination with other events or circumstances, may adversely affect our business, results of operations and financial condition. Such risks include, but are not limited to:

Risks related to our business

  •
  our ability to achieve profitability and positive cash flows from operating activities;

  •
  our ability to remain in compliance with financial and other covenants in our credit facility agreements;

  •
  our ability to maintain and expand our user base and level of user engagement;

  •
  our ability to attract and retain advertising customers;

  •
  our ability to maintain good relationships with certain third-party advertising exchanges and agencies from which we generate a large portion of our mobile advertising revenues;

  •
  our ability to maintain business collaborations with third parties, including major digital distribution platforms and mobile device manufacturers;

  •
  our ability to comply with applicable policies, rules and regulations to prevent our products from being suspended or removed from digital distribution platforms;

  •
  our ability to implement our strategies related to the expansion of global operations;

  •
  our ability to innovate and develop new products and services;

  •
  our ability to sustain our historical growth and maintain the effectiveness of our monetization;

  •
  our ability to respond to and adopt evolving technologies for product development;

  •
  our ability to successfully market and monetize our existing and new mobile applications throughout their life cycles;

  •
  our ability to maintain and improve technology infrastructure and security measures designed to protect users' personal privacy and data security; and

  •
  our ability to compete effectively in our industry.

Risks related to our corporate structure

  •
  compliance of the contractual arrangements that establish our corporate structure for operating our business;

  •
  failure by our consolidated affiliated entities and their respective shareholders to perform their obligations under our contractual arrangements with them; and

  •
  actual or potential conflicts of interest of shareholders of our consolidated affiliated entities with us.

Risks related to doing business in China

  •
  changes in China's economic, political or social conditions or government policies;

  •
  lack of PCAOB inspections on our independent registered public accounting firm that issues the audit report incorporated by reference to this prospectus supplement; and

  •
  difficulty for overseas regulators to conduct investigation or collect evidence within China.

Risks related to this offering

  •
  lack of established public trading market for the Note; and

  •
  the speculative nature of the Note issued in this offering; and

  •
  the potential dilutive effective of the issuance of shares issuable upon the conversion of the Note issued in this Offering.

        Please see "Risk Factors" and other information included in this prospectus supplement for a discussion of these and other challenges, risks and uncertainties that we face.

Corporate Information

        Our principal executive offices are located at 9-11F, No.16, Lane 399, Xinlong Road, Minhang District, Shanghai, 201101, People's Republic of China. Our telephone number at this address is +86 21 6485-6352. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204 Newark, Delaware 19711.

        Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our main website is www.cootek.com. The information contained on our website is not a part of this prospectus supplement.

 THE OFFERING

Note	US$10,000,000 aggregate principal amount of 5% convertible note due 2022.
Purchaser	YA II PN, Ltd. pursuant to the Note dated January 19, 2021.
Conversion Price

The Note is convertible into Class A ordinary shares represented by ADSs at the lower of (1) US$4.20 per ADS, or (2) 88% of the lowest daily VWAP (the dollar volume-weighted average price for ADSs on the New York Stock Exchange) during the ten consecutive trading days immediately preceding the conversion date or other date of determination, but not lower than US$0.75 per ADS. The Conversion Price are subject to adjustment in the case of a subdivision, combination or re-classification.

Interest	5% per annum payable on January 19, 2022.
Ranking

The Note will be our general unsecured obligation and will be equal in right of payment to any of our unsecured indebtedness that is not so subordinated and effectively junior in right of payment to any of our secured indebtedness.

Maturity	January 19, 2022, unless earlier converted or redeemed.
Proceeds	US$10,000,000.
Optional Redemption

We have the right, but not the obligation, to redeem a portion or all amounts outstanding under this Note prior to the Maturity Date at a cash redemption price equal to the outstanding Principal balance to be redeemed, plus the application redemption premium and plus accrued and unpaid interest, if any; provided that the trading price of the ADSs is less than US$4.20 per ADS, and we provide the holder of the Note at least ten business days' prior written notice of our desire to exercise an Optional Redemption. The holder shall have ten business days to elect to convert all or any part of the Note after receiving a redemption notice, in which case the redemption amount shall be reduced by the amount so converted.

The ADSs	Each ADS represents 50 Class A ordinary shares, par value US$0.00001 per share.

The depositary will hold ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our Class A ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our Class A ordinary shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may turn in your ADSs to the depositary in exchange for Class A ordinary shares. The depositary will charge you fees for any exchange.

We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the "Description of American Depositary Shares" section of the accompanying prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes the accompanying prospectus.

Depositary	Deutsche Bank Trust Company Americas.
Use of Proceeds	We estimate that we will receive net proceeds of approximately US$8.5 million from this offering, after deducting estimated offering expenses payable by us.
We anticipate using the net proceeds of this offering primarily for the development of online literature products and other general corporate purposes.
See "Use of Proceeds" for more information.
Listing

Our ADSs are listed on the New York Stock Exchange under the symbol "CTK." There is no established public trading market for the Note, and we do not expect a market to develop. We do not intend to apply for listing of the Note on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Note will be limited.

Risk Factors	See "Risk Factors" and other information included in this prospectus supplement for a discussion of risks you should carefully consider before investing in the Note.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following summary consolidated statement of operations data for the years ended December 31, 2017, 2018 and 2019, summary consolidated balance sheet data as of December 31, 2018 and 2019, and summary consolidated cash flow data for the years ended December 31, 2017, 2018 and 2019 have been derived from our audited consolidated financial statements included in our annual report on Form 20-F for the fiscal year ended December 31, 2019, or the 2019 annual report. The summary consolidated statement of operations data for the nine months ended September 30, 2019 and 2020, the summary consolidated balance sheet data as of September 30, 2020, and summary consolidated cash flow data for the nine months ended September 30, 2019 and 2020 are derived from our unaudited condensed consolidated financial statements included in our current report on Form 6-K furnished with the Securities and Exchange Commission, or the SEC, on December 15, 2020. Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP.

        Our historical results are not necessarily indicative of results expected for future periods. You should read this Summary Consolidated Financial and Operating Data section together with our audited consolidated financial statements and the related notes included in our 2019 annual report, and information under "Item 5. Operating and Financial Review and Prospects" of our 2019 annual report, as well as our unaudited condensed consolidated financial statements and related notes included in our current report on Form 6-K furnished with the SEC on December 15, 2020 (excluding Exhibit 99.4 thereto titled "Earnings Release"), which are incorporated into the accompanying prospectus by reference.

Summary Consolidated Statement of Operations Data

	Year Ended December 31,			Nine Months Ended September 30,
	2017	2018	2019	2019	2020
	(in US$, except for share number and per share data)
Net revenues	37,334,966	134,109,632	177,883,105	108,899,479	339,065,455
Cost of revenues(1)	(20,101,386)	(14,932,713)	(15,300,854)	(11,435,005)	(17,056,483)

Gross profit	17,233,580	119,176,919	162,582,251	97,464,474	322,008,972
Operating expenses:
Sales and marketing expenses(1)	(20,161,353)	(80,729,626)	(157,027,956)	(93,533,363)	(316,276,383)
Research and development expenses(1)	(12,868,356)	(19,324,657)	(26,935,497)	(21,197,631)	(23,153,735)
General and administrative expenses(1)	(8,366,698)	(10,728,807)	(16,256,192)	(13,504,075)	(11,144,938)
Other operating income, net	190,338	1,609,159	872,269	228,302	(227,540)

Total operating expenses	(41,206,069)	(109,173,931)	(199,347,376)	(128,006,767)	(350,802,596)

(Loss)/ income from operations	(23,972,489)	10,002,988	(36,765,125)	(30,542,293)	(28,793,624)
Impairment loss of investment	—	—	(500,032)	—	—
Interest income, net	481,932	214,730	763,497	708,370	227,348
Foreign exchange losses, net	(169,556)	(70,033)	(342,687)	(364,545)	(13,505)

(Loss)/ income before income taxes	(23,660,113)	10,147,685	(36,844,347)	(30,198,468)	(28,579,781)
Income tax expense	(800)	(220)	(1,714)	(1,714)	(3,200)
Net (loss)/ income	(23,660,913)	10,147,465	(36,846,061)	(30,200,182)	(28,582,981)

Net (loss)/ income per ordinary share:
Basic	(0.03)	0.003	(0.01)	(0.01)	(0.01)
Diluted	(0.03)	0.003	(0.01)	(0.01)	(0.01)
Weighted average shares used in calculating net (loss)/ income per ordinary share:
Basic	898,781,587	1,464,257,884	3,155,082,983	3,163,501,054	3,086,630,271
Diluted	898,781,587	1,591,094,630	3,155,082,983	3,163,501,054	3,086,630,271

(1)
Share-based compensation was allocated in costs of revenues and operating expenses as follows:

	Year Ended December 31,			Nine Months Ended September 30,
	2017	2018	2019	2019	2020
	(in US$)
Cost of revenues	31,510	53,850	91,597	65,858	198,402
Sales and marketing expenses	70,707	127,095	196,224	151,444	168,727
Research and development expenses	544,786	1,788,724	2,806,587	2,564,606	2,157,990
General and administrative expenses	1,777,941	389,802	568,077	434,790	1,281,380

Total	2,424,944	2,359,471	3,662,485	3,216,698	3,806,499

Summary Consolidated Balance Sheet Data

	As of December 31,
			As of September 30, 2020
	2018	2019
	(in US$)
Cash and cash equivalents	84,859,915	59,905,827	58,478,376
Restricted cash	—	60,204	60,209
Short-term investments	—	571,508	550,025
Accounts receivable, net of allowance for doubtful accounts	23,373,969	27,254,634	29,083,216
Prepaid expenses and other current assets	4,942,285	7,847,794	10,764,181
Total current assets	113,176,169	95,639,967	98,936,007
Total assets	118,443,174	101,836,660	108,328,844
Total liabilities	34,120,379	62,928,297	102,780,862
Total shareholders' equity	84,322,795	38,908,363	5,547,982

Summary Consolidated Cash Flow Data

	Year Ended December 31,			Nine Months Ended September 30,
	2017	2018	2019	2019	2020
	(in US$)
Net cash (used in)/ provided by operating activities	(28,049,152)	23,106,005	(15,664,279)	(18,899,694)	5,969,252
Net cash used in investing activities	(1,758,412)	(3,655,042)	(5,330,927)	(4,097,269)	(2,362,367)
Net cash provided by/ (used in) financing activities	14,401,620	40,169,171	(3,796,484)	(5,232,595)	(2,937,138)

Net (decrease)/ increase in cash, cash equivalents and restricted cash	(15,405,944)	59,620,134	(24,791,690)	28,229,558)	669,747
Cash, cash equivalents and restricted cash at beginning of the period	41,344,623	27,26,240	84,859,915	84,859,915	59,966,031
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1,087,561	(1,786,459)	(102,194)	(360,608)	375,805

Cash, cash equivalents and restricted cash at the end of the period	27,026,240	84,859,915	59,966,031	56,269,749	61,011,583

Key Operating Metrics

        We regularly review several key operating metrics to evaluate our business and measure our performance. The following table sets forth the average DAUs and MAUs of our portfolio products with the average DAUs and MAUs of online literature separately presented for each of the months indicated.

	For the Month Ended
	Mar 31, 2019	Jun 30, 2019	Sep 30, 2019	Dec 31, 2019	Mar 30, 2020	Jun 30, 2020	Sep 30, 2020
	(in millions)
Portfolio products
DAUs	23.1	27.6	23.9	24.7	25.2	23.9	27.7
MAUs	59.8	65.1	67.5	74.6	89.2	83.5	94.8
Including:
Online Literature
DAUs	0.3	0.3	2.0	4.8	7.3	8.1	10.0
MAUs	0.9	1.6	11.0	19.3	29.1	28.4	29.5

RISK FACTORS

        An investment in our securities s involves significant risks. You should carefully consider all the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including the risks and uncertainties described below, before making an investment in our securities. Any of the following risks could materially and adversely affect our business, financial condition and results of operations. In any such case, the market price of the ADSs could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We had net loss and negative cash flows from operating activities in the past, and we may not achieve or sustain profitability.

        We had a net loss of US$36.8 million and negative cash flows from operations of US$15.7 million in 2019. We recorded a net loss of US$28.6 million and positive cash flows from operations of US$6.0 million for the nine months ended September 30, 2020. We cannot assure you that we will be able to generate net profit or positive cash flows from operating activities in the future. Our future revenue growth and profitability will depend on a variety of factors, many of which are beyond our control. These factors include market acceptance of our products, effectiveness of our monetization strategy, our ability to control cost and expenses and to manage our growth effectively, market competition, macroeconomic and regulatory environment. We also expect our cost and expenses to increase in the future as we continue to expand our operations and to increase our investments in research and development, which will place significant demands on our management and our operational and financial resources. Continuous expansion may increase the complexity of our business, and we may encounter various difficulties. We may fail to develop and improve our operational, financial and managerial controls, enhance our financial reporting systems and procedures, recruit, train and retain skilled professional personnel, or maintain customer satisfaction to effectively support and manage our growth. If we invest substantial time and resources to expand our operations but fail to manage the growth of our business and capitalize on our growth opportunities effectively, we may not be able to achieve profitability, and our business, financial condition, results of operations and prospects would be materially and adversely affected.

We are out of compliance with certain financial covenants in our credit facility agreements. If we fail to receive any required waiver, we may be in default, which could impose operating and financial restrictions on us.

        We entered into two credit facility agreements with a commercial bank, both of which were further renewed in June 2020, under which we can borrow up to a total of US$15.0 million collateralized by our accounts receivable by June 2021. In the nine months ended September 30, 2020, we had in the aggregate drawn down US$15.1 million and repaid US$9.5 million under these two credit facilities. The total outstanding balance of our short-term bank borrowings as of September 30, 2020 was US$14.8 million. These credit facility agreements contain financial covenants which require us to maintain a minimum net profit of US$1.00 on a consolidated basis in the three months ended September 30, 2020. We failed to meet such financial covenants as of September 30, 2020 and are negotiating a waiver of such financial covenants with the counterparty, which, if granted, will waive the financial covenants for such period.

        We cannot assure you that we would be able to obtain such waivers in a timely manner, on acceptable terms or at all. If we were not able to obtain such waiver under any one or more of these credit facilities, we would be in default of such agreements, and the relevant counterparty could elect to declare the loans, together with accrued and unpaid interest and other fees, if any, immediately due and payable and proceed against any collateral securing such loans. If the loans under certain of our credit facility agreements that we entered into were to be accelerated, even though we believe that our assets would be sufficient to repay our loans in full, our business and liquidity could nevertheless be subject to adverse effects. In addition, such waiver, even if granted, may lead to increased costs, increased interest rates, additional restrictive covenants and other available counterparty protections that would be applicable to us under these credit facilities, including the granting of additional security our interests in collateral, which could adversely affect our business, financial condition, results of operations and our ability to acquire additional capital resources.

        Our ability to comply with financial or other restrictive covenants under our credit facility agreements may be affected by factors beyond our control, including prevailing economic, financial and industry conditions, and our ability to issue additional equity. We may continue to fall out of compliance with such or other covenants in the future, which could materially and adversely affect our business, financial condition and results of operations.

If we fail to implement and maintain an effective system of internal control, we may be unable to accurately report our operating results, meet our reporting obligations or prevent fraud.

        In preparing our consolidated financial statements for the fiscal years ended December 31, 2019, we and our independent registered public accounting firm identified one material weakness and one significant deficiency in our internal control over financial reporting as well as other control deficiencies as of December 31, 2019, in accordance with the standards established by the Public Company Accounting Oversight Board of the United States. The material weakness identified related to the lack of accounting policies and procedures relating to financial reporting in accordance with U.S. GAAP and SEC financial reporting requirements. We have implemented and are continuing to implement a number of measures to address the material weaknesses identified. However, the implementation of these measures may not fully address the material weakness and deficiencies in our internal control over financial reporting, and we cannot conclude that they have been fully remedied. As a result of the material weakness and significant deficiency identified, our management has concluded that, as included in our annual report on Form 20-F for the fiscal year ended December 31, 2019, our disclosure controls and procedures were ineffective as of December 31, 2019 in ensuring that the information required to be disclosed by us in such annual report is recorded, processed, summarized and reported to them for assessment, and that the required disclosure is made within the time period specified in the rules and forms of the SEC. We cannot assure you that we will be able to implement an effective system of internal control, or that we will not identify additional material weaknesses or significant deficiencies in the future.

        We are a public company in the United States subject to the Sarbanes-Oxley Act of 2002. The SEC adopted rules pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 requiring every public company to include a management report on such company's internal control over financial reporting in its annual report, which contains management's assessment of the effectiveness of our internal control over financial reporting. In addition, once we cease to be an "emerging growth company" as such term is defined under the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, as we have become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

        During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Generally, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ADSs. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions.

If we fail to maintain or expand our user base, our business, financial condition and operating results may be materially and adversely affected.

        The size of our active user base with our products are critical to our success. Our portfolio products had an average of 27.7 million DAUs in September 2020, which grew from an average of 24.7 million DAUs in December 2019. Our financial performance has been and will continue to be significantly affected by our ability to grow and engage our active user base. As the size of our user base increases and our business enters a more mature stage of development over time, the growth rate of our user base may decline or become flat as a result of market saturation. In addition, we may fail to maintain or increase our user base or our users' engagement if, among other things:

  •
  we fail to innovate or develop new products and services that provide relevant content and satisfactory experience to, or are favorably received by, our users;

  •
  we fail to respond to or adopt evolving technologies for product development on a timely and cost-effective basis;

  •
  we fail to successfully market and monetize our existing and new mobile applications throughout their life cycles;

  •
  we fail to develop products that are compatible with existing or new mobile devices, mobile operating systems or their respective upgrades;

  •
  we fail to maintain or improve our technology infrastructure and security measures designed to protect our users' personal privacy and data security;

  •
  we lose users to competing products and services or due to concerns related to personal privacy and data security or other reasons;

  •
  we fail to successfully implement our strategies related to the continued expansion of our global user base; or

  •
  we are required by existing or new laws, regulations or government policies to implement changes to our products or services that are adverse to our business.

        If we are unable to maintain or increase our user base, our advertising services may become less attractive to our advertising customers, which may have a material and adverse impact on our business, financial condition and operating results.

We generate substantially all of our revenues from advertising. Our failure to attract or retain advertising customers, or a reduction in their spending with us, could seriously harm our business, operating results and growth prospects.

        We generated 98.4% and 99.4% of our revenues from mobile advertising services in 2019 and the nine months ended September 30, 2020, respectively. Advertisers purchase advertising services either directly from us or through third-party advertising exchanges and advertising agencies. Our advertising customers, including advertisers and advertising exchanges and agencies, typically do not have long-term contractual arrangements with us. They may be dissatisfied with our advertising services or perceive our advertising services as ineffective. In addition, new advertising formats emerge from time to time and customer preferences can change. We may not be able to adapt our products and services to future advertising formats or changing customer preferences on a timely and cost-effective basis.

        We compete for advertising customers not only with other providers of digital advertising spaces, but also with other types of platforms and advertising service providers such as newspapers, magazines, billboards, television and radio stations. Some of our competitors have access to considerably greater financial and other resources for expanding their product offerings and present considerable challenges to gaining and maintaining additional market share.

        If we fail to deliver advertising services in an effective manner, or if our advertising customers believe that placing advertisements through our products and services does not generate a competitive return when compared to placing advertisements through our competitors' products, they may not continue to do business with us or they may only be willing to advertise with us at reduced prices. If our existing advertising customers reduce or discontinue their advertising spending with us, or if we fail to attract new advertising customers, our business, financial condition and results of operations could be materially and adversely affected.

We depend on certain third-party advertising exchanges and agencies for a large portion of our mobile advertising revenues.

        We generate a large portion of our mobile advertising revenues from a limited number of third-party advertising exchanges and advertising agencies. Our top two advertising customers in 2019, which are advertising exchanges, accounted for approximately 44.65% of our total revenues for the same year. Our top advertising customers in the nine months ended September 30, 2020 accounted for approximately 26.99% of our total revenues for the same period. Our dependence on a limited number of advertising exchange customers increases their bargaining power and the need for us to maintain good relationships with them. The major advertising customers we work with typically offer standard terms and conditions that govern their contractual relationships with us. In addition, our agreements with such customers generally provide for a fixed term and are not automatically renewable. For example, the ad network distribution agreements we entered into with our top advertising customer, an advertising exchange in China, in the nine months ended September 30, 2020 for the cooperation in placing advertisements on our mobile apps will expire on December 31, 2021. If any of these advertising customers we work with ceases to do business with us for any reason or alters its standard terms and conditions to our disadvantage, or if we fail to collect any significant amount of account receivables from these advertising customers timely, or at all, our business, financial conditions and operating results may be materially and adversely affected.

        We provide sales rebates to certain PRC domestic advertising agencies in order to maintain good relationships with them and to incentivize them to maximize the volume of advertising business that they bring to us. In order to maintain the appropriate level of incentives for those advertising agencies, we may continue to incur expenses from providing such sales rebates, which could have an adverse effect on our financial conditions and operating results.

We rely on our business collaborations with third parties, including major digital distribution platforms and mobile device manufacturers, to maintain and expand our user base. Our failure to maintain good relationships with these business partners may materially and adversely affect our business and operating results.

        We collaborate with various business partners to promote our products and enlarge our user base. We use third-party digital distribution platforms such as Apple App Store, Tencent YingYongBao App Store and Google Play to distribute our mobile applications to users. We also advertise on third-party platforms, such as TikTok and Kuaishou, to acquire users. The promotion and distribution of our mobile applications are subject to such digital distribution platforms' standard terms and policies for application developers, which are subject to the interpretation of, and frequent changes by, these platforms. In addition, our applications may be suspended by or removed from such platforms as a result of allegations or claims by third parties regardless of their merits. For instance, in July 2019, some of our global portfolio apps were disabled by Google from Google Play Store and Google Admob, and our access to Google Play Store and Google Admob was disabled too. See "—We have been and may continue to be subject to notices or complaints alleging, among other things, our infringement of copyrights and delivery of illegal or inappropriate content through our products, which could lead to suspension or removal of such products from digital distribution platforms, a decrease of our user base, and a significantly adverse impact on our financial results and our reputation." We collaborate with mobile device manufacturers for the pre-installation of TouchPal Smart Input on new mobile devices as one way to distribute our product and to acquire users. Due to intense competition, these mobile device manufacturers may raise prices to a point where it becomes cost prohibitive for us to rely on them for user acquisition. There can be no guarantee that they will continue to pre-install TouchPal Smart Input or will agree to pre-install any of our other mobile applications on their devices.

        If we are unable to maintain good relationships with our business partners or the business of our business partners declines, the reach of our products and services may be adversely affected and our ability to maintain and expand our user base may decrease. Most of the agreements with our business partners, including mobile device manufacturers and digital distribution platforms, do not prohibit them from working with our competitors or from offering competing services. If our partner distribution platforms change their standard terms and conditions in a manner that is detrimental to our business, or if our business partners decide not to continue working with us or choose to devote more resources to supporting our competitors or their own competing products, we may not be able to find a substitute on commercially favorable terms, or at all, and our competitive advantages may be diminished.

We have been and may continue to be subject to notices or complaints alleging, among other things, our infringement of copyrights and delivery of illegal or inappropriate content through our products, which could lead to suspension or removal of such products from digital distribution platforms, a decrease of our user base, and a significantly adverse impact on our financial results and our reputation.

        We use third-party digital distribution platforms such as Apple App Store, Tencent YingYongBao App Store and Google Play to distribute our mobile applications to users. In the ordinary course of our business, we and digital distribution platforms have received, and may from time to time in the future receive, notices or complaints from third parties alleging that certain of our products infringe copyrights, deliver illegal, fraudulent, pornographic, violent, bullying or other inappropriate content, or otherwise fail to comply with applicable policies, rules and regulations. Upon receipt of such notices or complaints, those digital distribution platforms may suspend or remove such products from such platforms. The processes for appealing such suspensions and removals with those platforms could be time-consuming, and we cannot guarantee that our appeals will always prevail or that any such suspended or removed application will be made available again. Such suspensions and removals of our products could lead to a decrease of our user base and, if they occur frequently and/or in a large scale, could significantly adversely affect our reputation, business operation and financial performance.

        For instance, in July 2019, some of our global portfolio apps were disabled by Google from the Google Play Store and Google Admob. These disabled apps were discontinued but users can still use the relevant apps already downloaded. The suspensions and removals of our global portfolio apps could lead to the difficulty in growing or sustaining our user base and could significantly adversely affect our reputation, business operation and financial performance in a certain period. Primarily as a result of the suspension, the DAUs of our portfolio products decreased from 27.6 million in June 2019 to 23.9 million in September 2019, and our net revenues decreased from US$37.6 million in the second quarter of 2019 to US$31.3 million in the third quarter of 2019. In addition, our access and developer account to Google Play Store and Google Admob was disabled in the same period. Consequently, we cannot use Google push notification to reach and activate our users, and the DAU/MAU ratio of our portfolio products decreased from 42.4% in June 2019 to 35.4% in September 2019, and further to 33.1% in December 2019. Although we have implemented several measures to mitigate the impact, for example, by distributing our products on other digital distribution platforms, such as Tencent YingYongBao App Store, and broadening our user acquisition channels, such as collaborating with third-party platforms in China, we cannot guarantee that these measures will be effective. In addition, these digital distribution platforms and third party platforms may also receive, from time to time, notices or complaints from third parties alleging that certain of our products infringe copyrights, deliver illegal, fraudulent, pornographic, violent, bullying or other inappropriate content, or otherwise fail to comply with applicable policies, rules and regulations, consequently those digital distribution platforms may suspend or remove such products from their platforms and those third party platforms may terminate their collaboration with us.

We have significant international operations and plan to continue expanding our operations globally. We may face challenges and risks presented by our growing global operations, which may have a material and adverse impact on our business and operating results.

        We are headquartered in China and provide our products and services to a global user base. We intend to continue the international expansion of our business operations and grow our user base globally. In September 2020, the user base of our portfolio products reached an average of 27.7 million DAUs and our users of TouchPal Smart Input reached an average of 130.0 million DAUs, spanning more than 240 countries and regions. The headquarters of our major advertising customers are located in China and the U.S., and, therefore, substantially all of our advertising revenues in 2019 and the nine months ended September 30, 2020 were derived from China and the U.S.

        We believe the sustainable growth of our business depends on our ability to increase the penetration of our products in both developed and emerging markets. Our continued international operations and global expansion may expose us to a number of challenges and risks, including:

  •
  challenges in developing successful products and implementing effective marketing strategies that respectively target mobile internet users and advertising customers from various countries and with a diverse range of preferences and demands;

  •
  difficulties in managing and overseeing global operations and in affording increased costs associated with doing business in multiple international locations;

  •
  local competition;

  •
  difficulties in integrating and managing potential foreign acquisitions or investments;

  •
  compliance with applicable laws and regulations in various countries worldwide, including but not limited to internet content requirements, data security and data privacy requirements, intellectual property protection rules, exchange controls, and cash repatriation restrictions;

  •
  fluctuations in currency exchange rates;

  •
  political, social or economic instability in markets or regions in which we operate; and

  •
  compliance with statutory equity requirements and management of tax consequences.

        Our business, financial condition and results of operations may be materially and adversely affected by these challenges and risks associated with our global operations.

Our product development and monetization strategies are highly dependent on our technology capabilities and infrastructure. If the amount of user data generated on our products declines, or if we fail to enhance or upgrade our technologies at a competitive pace, the effectiveness of our business model may be harmed, and our operating results may be materially and severely affected.

        We depend on our technological capabilities and infrastructure to analyze our users' preferences and needs and to generate valuable user insights. Active users of our products generate a large amount of data across our applications and in a variety of use cases on a daily basis. The data generated by our users lays the foundation for us to build our user profiles. By analyzing such user data with our big data analytics and other relevant technologies, we aim to understand our users' interests and needs for content in order to develop products that deliver relevant content catering to their interests and needs. Therefore, the effectiveness of our product development and monetization strategies is dependent on our ability to obtain and process data and to refine the algorithms used in processing such data. If we fail to maintain and expand the user base of our products to continually generate large amounts of user data, or if we fail to keep up with the rapid development and upgrade of big data analytics and other relevant technologies on a timely and cost-effective basis, we may not be able to effectively grow and monetize our products, and our business and operating results may be materially and adversely affected.

We may not be able to sustain our historical growth and maintain the effectiveness of our monetization.

        We have grown significantly over a relatively short period. We have experienced rapid growth of the number of DAU and MAU of our portfolio products. At the same time, our net revenues grew rapidly from US$37.3 million in 2017 to US$134.1 million in 2018, and further to US$177.9 million in 2019. Our net revenues increased from US$108.9 million in the nine months ended September 30, 2019 to US$339.1 million in the nine months ended September 30, 2020. Our advertising revenue increased from US$35.0 million in 2017 to US$131.3 million in 2018, and further increased to US$175.0 million in 2019. Our advertising revenue increased from US$106.6 million in the nine months ended September 30, 2019 to US$337.0 million in the nine months ended September 30, 2020. We may not be able to sustain a rate of growth in future periods similar to what we experienced in the past.

        In addition, growing our revenue in the future depends on successfully building our global products besides TouchPal Smart Input. We monetize our user base primarily through mobile advertising. Advertising revenue derived from our portfolio products have accounted for approximately 20%, 63%, 85%, 77% and 99% of our total advertising revenue in 2017, 2018, 2019 and the nine months ended September 30, 2019 and 2020, respectively. Most of the advertising revenues were generated from our portfolio products in 2019 and the nine months ended September 30, 2020 attributable to the rapid growth of our portfolio products. We launched our in-house developed advertising platform, CooTek Ads, to provide high-quality and tailored advertising services in 2019. If we are unable to build new products which are attractive to users, our ability to effectively monetize our advertising services and grow our revenues may be materially impacted.

If we fail to correctly anticipate user preferences and develop and commercialize new products and services, we may fail to attract or retain existing users, the lifecycles of our mobile applications may end prematurely, and our operating results may be materially and adversely affected.

        Our success depends on our ability to maintain, grow and monetize our user base, which in turn depends on our ability to continually develop and commercialize new mobile applications, introduce new features or functions to our existing mobile applications and provide users with high-quality content and an enjoyable user experience. This is particularly important since the mobile internet industry is characterized by fast and frequent changes, including rapid technological evolution, shifting user demands, frequent introductions of new products and services, and constantly evolving industry standards, operating systems and practices. We launched our first mobile application, TouchPal Smart Input, in 2008, and have launched over 40 content-rich portfolio products as of September 30, 2020. In September 2020, the user base of our portfolio products reached an average of 27.7 million DAUs, and we intend to continue developing new products and services to attract more users who match our targeted profiles in the future. Our ability to roll out new or enhanced products and services depends on a number of factors, including timely and successful research and development efforts by us as well as correctly analyzing and predicting users' interests and demands for content using our big data analytical capabilities. If we fail to correctly analyze and predict users' interests and demands for content, fail to cater to the anticipated needs and preferences of users, or fail to provide a superior user experience, our existing and new mobile applications may suffer from reduced user traffic or be unsuccessful in the market and our user base may decrease which in turn may impact our ability to earn advertising revenue. There can be no assurance that our new products and services will generate revenues or profits and we may not be able to recoup the investments and expenditures involved in such development. Our interim results may also experience significant fluctuations as we continue to invest in the development of new products and services.

        In addition, as a result of rapidly evolving user preferences, our existing mobile applications may reach the end of their lifecycles prematurely. There can be no assurance that we will be able to correctly predict the lifecycles of our new mobile applications, our estimates regarding the lifecycles of our existing mobile applications may turn out to be incorrect, and our business, financial condition and results of operations may be materially and adversely affected.

Non-compliance on the part of third parties with whom we conduct business could disrupt our business and adversely affect our financial conditions and operating results.

        We may be implicated by the non-compliant or improper activities of our users, advertising customers and business partners. For example, we may be involved in litigation related to user-generated content uploaded to our mobile applications. See also "—We may be held liable for information or content displayed on, distributed by, retrieved from or linked to the mobile applications integrated into our products, which may adversely impact our brand image and materially and adversely affect our business and operating results." Similarly, we may also be subject to disputes related to advertisements displayed on our mobile applications. Although we have adopted a comprehensive internal control and screening procedure over the content of advertisements, a third party may find advertisements displaying on our mobile applications improper or illegal, and may take actions against us over such advertisements. As of December 31, 2020, our bank accounts with a total balance of US$21.6 million were frozen by a local authority in connection with an ongoing investigation of alleged illegal advertisements posted by certain third-party advertisers on our platform. To facilitate the investigation, bank accounts through which our transactions with such advertisers took place were frozen by the local authority. In addition, we incurred costs of US$1.6 million to compensate victims of the alleged illegal advertisements for our failure to supervise advertising contents displayed on our platform in compliance with relevant PRC laws and regulations.

        In addition, we may be impacted by lawsuits against our business partners, such as mobile devices manufacturers that have contractual arrangements with us. Although we have no control over the design, system, network or standard of the manufacturing of smartphones by these business partners, any lawsuits against them claiming infringement of intellectual property and any cessation of handset production resulting from such lawsuits may interrupt our collaborative operations and result in the reduction of our delivery of products and services to potential users.

Our advertising services may display advertisements when our products are in use, or insert promoted marketing messages into users' feeds, which may negatively affect user experience and may lead to a decline in user engagement and, in turn, a reduction in revenues generated from our advertising services.

        We primarily generate revenues by distributing advertisements to targeted audience through our products. Advertisements are displayed in various formats when users launch or exit our products, in our theme stores or in-app stores, and in customized news feeds, among others. It is important for us to balance the frequency, prominence, size and content of advertisements that we display against ensuring a favorable user experience of our products. If our users find the advertisements displayed irrelevant, disturbing or negatively affecting their user experience of our products, they may become less engaged or stop using our products altogether. Furthermore, if advertisements contain controversial, false or misleading content, or the marketing messages we display or the products or services we advertise result in negative emotions or associations in our users, the user experience of our products could be diminished, our financial results could suffer and our reputation could be damaged. If we are unable to deliver advertisements in a way that is acceptable or favorable to our users, our users may not maintain the current level of engagement, and our advertising customers may perceive our advertising services as ineffective in generating a competitive return for them. As a result, our revenues may decline and our business, financial conditions and operating results may be materially and adversely affected.

Data privacy concerns relating to our products and current practices may, particularly in light of increased regulatory scrutiny of and user expectations regarding the processing, collection, use, storage, dissemination, transfer and disposal of user data, require changes to our business practices and may result in declines in user growth or engagement, increased costs of operations and threats of lawsuits, enforcement actions and related liabilities, including financial penalties.

        Recently, companies' practices regarding collection, use, retention, transfer, disclosure and security of user data have been, and continue to be, the subject of enhanced regulations and increased public scrutiny. The regulatory frameworks regarding privacy issues in many jurisdictions are constantly evolving and can be subject to significant changes from time to time, and therefore we may not be able to comprehensively assess the scope and extent of our compliance responsibility at a global level. Moreover, certain of our users, particularly those in the United States and Europe, may have strong expectations for the level of privacy afforded to their personal data and the content of their communications. Further, the developing requirements around clear and prominent privacy notices (including in the context of obtaining informed and specific consent to the collection and processing of personal data, if applicable) can potentially deter users from consenting to certain uses of their personal information. In general, negative publicity of us or our industry regarding actual or perceived violations of our users' privacy-related rights may also impair users' trust in our privacy practices and make them reluctant to give their consent to share their data with us.

        Many jurisdictions, including China and the U.S., continue to consider the need for greater regulation or reform to the existing regulatory framework. In the U.S., all 50 states have now passed laws to regulate the actions that a business must take in the event of a data breach, such as prompt disclosure and notification to affected users and regulatory authorities. In addition to the data breach notification laws, some states have also enacted statutes and rules requiring businesses to reasonably protect certain types of personal information they hold or to otherwise comply with certain specified data security requirements for personal information. Additionally, the U.S. federal and state governments will likely continue to consider the need for greater regulation aimed at restricting certain uses of personal data for targeted advertising. California recently enacted the California Consumer Privacy Act, or CCPA, which creates new individual privacy rights for consumers (as that word is broadly defined in the law) and places increased privacy and security obligations on entities handling personal data of consumers or households. The CCPA, which went into effect on January 1, 2020, requires covered companies to provide new disclosures to California consumers, and provides such consumers new ways to opt-out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA may increase our compliance costs and potential liability. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the U.S., which could increase our potential liability and adversely affect our business.

        In the European Union, or EU, the General Data Protection Regulation, or GDPR, which came into effect on May 25, 2018, increased our burden of regulatory compliance and requires us to change certain of our privacy and data security practices in order to achieve compliance. The GDPR applies to any company established in the EU as well as any company outside the EU that processes personal data in connection with the offering of goods or services to individuals in the EU or the monitoring of their behavior. The GDPR implements more stringent operational requirements for processors and controllers of personal data, including, for example, requiring expanded disclosures about how personal information is to be used, limitations on retention of information, mandatory data breach notification requirements, and higher standards for data controllers to demonstrate that they have obtained either valid consent or have another legal basis in place to justify their data processing activities. The GDPR further provides that EU member states may make their own additional laws and regulations in relation to certain data processing activities, which could further limit our ability to use and share personal data and could require localized changes to our operating model. Under the GDPR, fines of up to 20 million euros or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, may be assessed for noncompliance, which significantly increases our potential financial exposure for non-compliance. However, with limited precedence on the interpretation and application of GDPR and limited guidance from EU regulators, the application of GDPR to the provision of internet services remains unsettled. The Company has adopted policies and procedures in compliance with the GDPR, however, such policies and procedures may need to be updated when additional information concerning the best practices is made available through guidance from regulators or published enforcement decisions.

        Finally, in China, the PRC Cybersecurity Law, which became effective in June 2017, leaves substantial uncertainty as to the circumstances and standard under which the law would apply and violations would be found.

        Outside of the U.S. and the EU, many jurisdictions have adopted or are adopting new data privacy and data protection laws that may impose further onerous compliance requirements, such as data localization, which prohibits companies from storing data relating to resident individuals in data centers outside the jurisdiction. The proliferation of such laws within jurisdictions and countries in which we operate may result in conflicting and contradictory requirements.

        In order for us to maintain or become compliant with applicable laws as they come into effect, it may require substantial expenditures on resources to continually evaluate our policies and processes and adapt to new requirements that are or become applicable to us. Complying with any additional or new regulatory requirements on a jurisdiction-by-jurisdiction basis would impose significant burdens and costs on our operations or may require us to alter our business practices. While we strive to protect our users' privacy and data security and to comply with material data protection laws and regulations applicable to us, it is possible that our practices are, and will continue to be, inconsistent with certain regulatory requirements. Our international business expansion could be adversely affected if these laws and regulations are interpreted or implemented in a manner that is inconsistent with our current business practices or that requires changes to these practices. In particular, the large amount of user data generated on and collected from our products has been, and will continue to be, critical for our business model, including to enable us to understand our users' interests and demands for content, improve their user experience with our products and services and deliver targeted advertising. Therefore, if these laws and regulations materially limit our ability to collect and use our users' data, our ability to continue our current operations without modification, develop new services or features of the products and expand our user base will be impaired. Any failure or perceived failure by us to comply with applicable data privacy laws and regulations, including in relation to the collection of necessary end-user consents and providing end-users with sufficient information with respect to our use of their personal data may result in fines and penalties imposed by regulators, governmental enforcement actions (including enforcement orders requiring us to cease collecting or processing data in a certain way), litigation and/or adverse publicity. Proceedings against us, regulatory, civil or otherwise, could force us to spend money and devote resources in the defense or settlement of, and remediation related to, such proceedings. Furthermore, any of the foregoing consequences could damage our reputation and discourage current and potential users from using our mobile applications. In addition, as users' expectations and regulatory attitudes with respect to personal privacy and data security continue to evolve, future regulations on the extent to which personal information and user-generated data can be used by us or shared with third parties may adversely affect our ability to leverage and derive economic value from the data that our users generate and share with us, which may limit our ability to carry out targeted advertising and thereby result in a decline in the mobile advertising revenues upon which our revenues are dependent.

If we fail to obtain or maintain the requisite licenses and approvals, or otherwise fail to comply with the rules and regulations applicable to our business operations in and outside China, or if we are required to apply for new licenses and approvals which are time-consuming or costly to obtain, our business and operating results may be materially and adversely affected.

        We are incorporated in the Cayman Islands and our corporate affairs are governed by our memorandum and articles of association, the Companies Law (2020 Revision) of the Cayman Islands and the common law of the Cayman Islands. We primarily conduct our business through our subsidiaries and consolidated affiliated entities incorporated in mainland China and Hong Kong. However, because our products and services are used worldwide, one or more other jurisdictions may claim that we are required to comply with their laws based on the location of our offices and staff, commercial operations, equipment or our users.

        The internet industry, including the mobile internet industry, is highly regulated in China. Our VIEs are required to obtain and maintain applicable licenses and approvals from different regulatory authorities in order to provide their current services to our users. In addition to PRC laws and regulations, we face additional regulatory risks and costs outside of China as a portion of our active users and revenues are from markets outside of China. We are subject to a variety of laws and regulations in China and foreign jurisdictions that involve matters central to our business, including but not limited to privacy and data protection, rights of publicity, content, intellectual property, advertising, marketing, distribution, data security, data retention and deletion, national security, electronic contracts and other communications, competition, consumer protection, telecommunications, taxation, and economic or other trade prohibitions or sanctions. The introduction of new products, services or expansion of our business in certain jurisdictions may subject us to additional laws and regulations. Furthermore, PRC and foreign laws and regulations are constantly evolving and can be subject to significant change from time to time. As a result, the application, interpretation, and enforcement of these laws and regulations are often uncertain, particularly in the new and rapidly evolving mobile internet industry in which we operate, and may be interpreted and applied inconsistently from country to country and inconsistently with our current policies and practices. There can be no assurance that we will not be found in violation of any future laws and regulations or violation of any of the laws and regulations currently in effect due to changes in the relevant authorities' implementation or interpretation of such laws and regulations.

        Under the current PRC regulatory scheme, a number of regulatory agencies, including but not limited to the State Administration of Radio and Television (previously known as the State Administration of Press, Publication, Radio, Film and Television, or the SAPPRFT), or the SART, the Propaganda Department of the Central Committee of the Communist Party of China, or the NAPP, the Ministry of Culture and Tourism (previously known as the Ministry of Culture, or the MOC), or the MCT, the Ministry of Industry and Information Technology, or the MIIT, the State Council Information Office, or the SCIO, and the Cyberspace Administration of China, or the CAC, jointly regulate all major aspects of the internet industry, including mobile internet businesses. Operators in this industry must obtain various government approvals and licenses for relevant internet or mobile business.

        If we fail to obtain or maintain any of the required licenses or approvals, make any necessary filings, or otherwise fail to comply with the applicable laws and regulations, we may be subject to various penalties, such as confiscation of revenues that were generated through the unlicensed internet or mobile activities, the imposition of fines and the discontinuation or restriction of our operations. Any such penalties may disrupt our business operations and materially and adversely affect our business, financial condition and operating results.

        The operation of our TouchPal Phonebook in China may require additional licenses and failure to obtain such licenses could subject us to severe penalties. We have obtained the value-added telecommunications service business operation license, or VAT License, with a service scope of information services, domestic multiparty communication services and domestic call center business. According to the PRC Telecommunications Regulations and other relevant laws and regulations, we may be required to obtain a basic telecommunications business service business operating license for our services to facilitate calls between users of the application and other mobile phone devices through internet and telecommunication network. Although we terminated the operation of our international VoIP product in March 2019, according to the Administrative penalty Law of the People's Republic of China, an administrative penalty could be imposed within two years from the date the illegal act is terminated. Our TouchPal Phonebook also delivers personalized content to users, including news and videos. According to the Administrative Provisions for the Internet Audio-Video Program Service jointly issued by the SAPPRFT and the MIIT in 2007 and amended in August 2015, we may be required to obtain the internet audio-video program transmission license for displaying videos in TouchPal Phonebook. According to the Administrative Regulations for Internet News Information Services promulgated by the CAC in 2017, we may be required to obtain the internet news information service license for dissemination of political and other news.

        The operations of our online literature mobile apps and casual game mobile apps may require us to apply for additional license and permits or to update our existing licenses and permits. According to the Provisional Regulations for the Administration of Online Culture issued by the MCT in 2011 and as amended in 2017, we may be required to amend our current Online Culture Operating Permit for the provision of e-books and online games. Under regulations issued by the SAPPRFT, the publication of each online game requires approval from the SAPPRFT. As of the date of this prospectus supplement, we have not obtained approvals from the SAPPRFT or its successor for those domestic online games operated by us. After the re-organization of SAPPRFT, we will apply with the NAPP for the approvals for publishing our games in the future. The NAPP at the national level had suspended the approval of game registration and issuance of publication codes for online games starting from March 2018. Although the NAPP later resumed game registration and issued game publication codes for the first batch of games with an effective date of December 19, 2018, the issuance of publication is still difficult to be obtained. Any delay in game registration with NAPP or obtaining game publication codes could negatively affect the operation results of our games. Pursuant to the Notice to Adjust the Scope of Online Culture Operation License Approval and to Further Regulate the Approval Work released in May 2019, the MCT no longer assumes the responsibility to regulate online game industry, and the provincial counterparts of MCT would no longer grant Online Culture Operation License covering the business scope of using the information network to operate online games. However, the licenses granted by the MCT before this notice will remain valid until the expiration dates of these licenses. On July 23, 2019, the MCT announced the abolishment of the Interim Measures on Administration of Online Games, which regulated the issuance of Online Culture Operation Licenses relating to online games. As of the date of this prospectus supplement, the governmental authorities have not issued laws or regulations to replace the Interim Measures on Administration of Online Games, or to clarify the new regulatory body of online games. If we are unable to comply with the new renewal procedures relating to our Online Culture Operating License, our ability to introduce, launch and operate new games may be adversely affected, and our financial condition and operating results could be adversely affected. In addition, we cannot assure you that we can obtain the NAPP's approvals or complete the filings with the MCT for all games operated by us in a timely manner or at all, which could adversely and materially impact our ability to introduce new games, the timetable to launch new games and our business growth.

        Moreover, the provisions of online games and online literature are deemed to be internet publication activities. According to the Administrative Measures for Internet Publication Services jointly issued by the SAPPRFT and the MIIT in 2016, we may be required to obtain an internet publication service license for the provisions of online games and online literature. According to the Notice on Administration of Mobile Game Publishing Services issued by the SAPPRFT in 2016, we may be required to obtain publishing and authorization codes for the online games. As of the date of this prospectus supplement, we have not obtained the approval for our internet publication service license and publication codes for those domestic online games operated by us. In the event of failure to obtain these licenses and approvals, an operator may face heavy penalties, such as being ordered by the regulatory authority to shut down services and delete all relevant internet publications. The regulatory authority may also confiscate all of such operator's illegal income as well as major equipment and specialized tools used in illegal publishing activities. If the illegal income exceeds RMB10,000, such operator may face a fine of five to ten times of such illegal income; and if the illegal income is less than RMB10,000, such operator may face a fine of less than RMB50,000. Such operator may also bear civil liability if its operation has infringed on other persons' legal rights and interests.

        Furthermore, in August 2018, the National Office of Anti-Pornography and Illegal Publication, the MIIT, the Ministry of Public Security, the MCT, the SART and the CAC jointly issued the Notice on Strengthen the Management of Live Streaming Service, which required a real-name registration system for users to be put in place by live streaming service providers. On October 25, 2019, the NAPP issued the Notice on Preventing Minor's Addiction to Online Games, which requires all online gamers to register accounts with their valid identity information and all game companies to stop providing game services to users who fail to do so. We plan to implement several measures to comply with the current real-name registration system. However, the PRC government may further tighten the real-name registration requirements or require us to implement a more thorough compulsory real-name registration system for all users on our platform in the future, in which case we will need to upgrade our system or purchase relevant services from third party service providers and incur additional costs in relation thereto. If we were required to implement a more rigid real-name registration system for users on our platform, potential users may be deterred from registering with our platform, which may in turn negatively affect the growth of our user base and business prospects.

        Our international VoIP product may be subject to laws, regulations and policies related to internet communications of multiple jurisdictions. These laws, regulations and policies may not specifically address the issues related to internet and its related technologies, and their interpretation and application remain largely uncertain. The laws, regulations and policies in certain countries may restrict the use of VoIP products, block access to such products or impose extensive regulatory requirements on operations of such products. We cannot be certain that we are in compliance with regulatory or legal requirements in the numerous countries in which such product is available for download and use. Regulators may disagree with our interpretations of existing laws or regulations or the applicability of such laws or regulations to our business, or they may alter their view of the products and services we provide, due to a change in laws or regulations or a change in the interpretation of existing laws or regulations or otherwise. Our failure to comply with existing or future regulatory requirements could materially and adversely affect our business, financial condition and operating results. We terminated the operation of our international VoIP product since March 2019.

If we fail to prevent security breaches, cyber-attacks or other unauthorized access to our systems or our users' data, we may be exposed to significant consequences, including legal and financial exposure and loss of users, and our reputation, business and operating results may be materially and adversely affected.

        We collect, store, transmit and process a large volume of personal and other sensitive data generated by our users through their interactions with our products. Although we have taken various security measures and adopted robust internal policies to protect our users' personal privacy and data security, we may nevertheless be exposed to risks of security breaches or unauthorized access to or cyber-attacks on our systems or the data we store. Given the size of our user base, and the types and volume of personal data on our systems, we believe that we may be a particularly attractive target for security breaches and cyber-attacks. Our efforts to protect our data may be unsuccessful due to software "bugs", system errors or other technical deficiencies, mistakes or malfeasance of our employees or contractors, vulnerabilities of our vendors and service providers, or other cybersecurity-related vulnerabilities. Any failure to prevent or mitigate security breaches, cyber-attacks or other unauthorized access to our systems or disclosure of our users' data, including personal information, could result in loss or misuse of such data, interruptions to the services we provide, diminished user experience, loss of user confidence and trust in our products, impairment of our network and technological infrastructure, and harm to our reputation and business, significant legal and financial exposure and potential lawsuits brought by private individuals or regulators. We have invested and will continue to devote resources to maintain strong security protections that shield our systems and our users' data against bugs, theft, misuse or security vulnerabilities or breaches. Although we have developed systems and processes that are designed to prevent and detect security breaches and protect our users' data, we cannot guarantee that such measures will be sufficient defenses against the evolving techniques used to obtain unauthorized access, disable or degrade services or sabotage systems. In addition, as our data centers and servers are dispersed around the world, we may incur significant costs in protecting them against, or remediating, security breaches and cyber-attacks.

Our products and internal systems rely on software that is highly technical, and if it contains undetected errors or vulnerabilities, our business could be adversely affected.

        Our products and internal systems rely on numerous proprietary and licensed software that is highly technical and complex. In addition, our products and internal systems depend on the ability of certain software to encrypt, store, retrieve, process, and manage large amounts of data. The software on which we rely now or in the future may contain undetected errors, bugs, or vulnerabilities that may not be discovered until after the relevant source code is released and examined. Errors, vulnerabilities, or other design defects within the software on which we rely may result in a negative experience for users of our products, delay product introductions or enhancements, compromise our ability to protect the data of our users and/or our intellectual property or lead to reductions in our ability to provide some or all of our services. In addition, any errors, bugs, vulnerabilities, or defects discovered in the software on which we rely, and any associated degradations or interruptions of service, could result in damage to our reputation, loss of users, loss of revenue, or liability for damages, any of which could materially and adversely affect our business and operating results.

The industry in which our business operates is highly competitive. If we fail to compete effectively, our business will suffer.

        We face intense competition in every aspect of our business, including competition for users, usage time, advertising customers, technology, and highly-skilled employees. Our portfolio products compete with applications of the same or a similar kind. Our TouchPal Smart Input competes primarily with default mobile device input methods, including Gboard, Samsung mobile keyboard and Apple's default mobile device input method, as well as other alternative input method products for mobile devices that offer similar language prediction capabilities and other smart features, such as Microsoft/SwiftKey. In addition, we compete with all major internet companies for user attention and advertising spend.

        We compete with other developers of mobile applications for users, usage time and advertising customers on the basis of quality, features, availability and ease of use of products and services, and the number and quality of advertising distribution channels. We also compete with other developers for talented employees with technological expertise that is crucial for the sustained development of successful products and services. Our competitors may operate with more efficient business models and cost structures. They may prove more adaptable to new technological and other market developments than we are. Many of our competitors are larger and more established companies and may have significantly more financial, technological, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sales and support of their products and services. They may allow our competitors to respond to new or emerging technologies and changes in market requirements better than we can. Our competitors may also develop products, features, or services that are similar to ours or that achieve greater market acceptance. These products, features, and services may undertake more far-reaching and successful product development efforts or marketing campaigns. As a result, our competitors may acquire and engage users at the expense of our user growth or engagement, which may seriously harm our business. If we cannot effectively compete, our user engagement may decrease, which could make us less attractive to users, advertisers and seriously harm our business and have a material and adverse impact on our business, operating results and growth potential.

Our mobile applications are mainly designed for Android operating systems. A decrease in the popularity of Android operating systems may materially and adversely affect our business and operating results.

        Our business is dependent on the compatibility of our products with popular mobile operating systems that we do not control, including Android and iOS operating systems. Most of our mobile applications are designed to operate on the Android operating system. Any significant decline in the overall popularity of the Android ecosystem or Android devices could materially and adversely affect the demand for, and revenues generated from, our mobile applications. There can be no assurance that the Android ecosystem will grow in the future and at what growth rate. Another operating system for mobile devices may replace Android and decrease its popularity, especially considering the constantly evolving nature of the mobile internet industry. To the extent that our mobile applications continue to mainly support Android devices, our mobile business could be vulnerable to any decline in popularity of the Android operating system or Android devices. In addition, any changes, bugs, or technical issues in Android operating system may degrade our products' functionality and limit our ability to deliver, target, or measure the effectiveness of ads, or to charge fees related to our delivery of ads, which may have an adverse impact on our business and operating results.

User growth and engagement depend upon effective interoperation of our products with mobile devices, operating systems and standards that we do not control.

        Our products and services are available across a variety of mobile devices and mobile operating systems. In order to deliver high quality products and services to a broad spectrum of mobile internet users, it is important for our products and services to work well with a range of mobile devices, operating systems, networks and standards that we do not control, including Android and iOS operating systems. Any changes in such devices or operating systems that degrade the functionality of our products and services would affect our users' experience with our products. If we fail to develop relationships with the key participants in the mobile internet industry and mobile advertising industry, or if we fail to maintain the effective interoperation of our products and services with these mobile devices, operating systems, networks and standards, our user growth and user engagement could be harmed, and our business and operating results could be adversely affected.

We may be held liable for information or content displayed on, distributed by, retrieved from or linked to the mobile applications integrated into our products, which may adversely impact our brand image and materially and adversely affect our business and operating results.

        We may display third-party content, such as videos, pictures, books, articles and other works, on our mobile applications without the explicit consent from such third party, and we may further explore market opportunities in the content-related business. Our users may misuse our products to disseminate content that contains inappropriate, fraudulent or illegal information or that infringes the intellectual property rights of third parties. We have implemented control measures and procedures to detect and block inappropriate, fraudulent or illegal content uploaded to or disseminated through our products, particularly those that violate our user agreements or applicable laws and regulations. However, such procedures may not be sufficient to block all such content due to the large volume of third-party content. Despite the procedures and measures we have taken, if the content displayed on our products are found to be fraudulent, illegal or inappropriate, we may suffer a loss of users and damage to our reputation. In response to any allegations of fraudulent, illegal or inappropriate activities conducted through our mobile applications or any negative media coverage about us, government authorities may intervene and hold us liable for non-compliance with laws and regulations concerning the dissemination of information on the internet and subject us to administrative penalties or other sanctions, such as requiring us to restrict or discontinue certain features and services provided by our mobile applications or to temporarily or permanently disable such mobile applications. If any of such events occurs, our reputation and business may suffer and our operating results may be materially and adversely affected.

We may not be able to prevent unauthorized use of our intellectual property, which could harm our business and competitive position.

        We regard our patents, copyrights, trademarks, trade secrets, and other intellectual property as critical to our business. Unauthorized use of our intellectual property by third parties may adversely affect our business and reputation. We rely on a combination of intellectual property laws and contractual arrangements to protect our proprietary rights. It is often difficult to register, maintain, and enforce intellectual property rights in countries with less developed regulatory regimes or inconsistent and unreliable enforcement mechanisms. Sometimes laws and regulations are subject to interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. In addition, our contractual agreements may be breached by our counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China and other jurisdictions in which we operate. Detecting and preventing any unauthorized use of our intellectual property is difficult and costly and the steps we have taken may be inadequate to prevent infringement or misappropriation of our intellectual property. In the event that we resort to litigation to enforce or protect our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors.

We may be subject to intellectual property infringement lawsuits which could be expensive to defend and may result in our payment of substantial damages or licensing fees, disruption to our product and service offerings, and reputational harm.

        The success of our business relies on the quality of our products, which in turn depends on the underlying software and related technology, such as big data analytics. The protection of such software and related technologies primarily relies on intellectual property rights including patents and trade secrets. Meanwhile, for the purpose of our business expansion, we may from time to time display third-party content, such as videos, pictures, books, articles and other works, on our mobile applications without acquiring the explicit consent from such third party. Third parties, including our competitors, may assert claims against us for alleged infringements of their patents, copyrights, trademarks, trade secrets and internet content.

        For instance, in June 2019, a third-party company in China brought a lawsuit against Shanghai Chubao in Shanghai Intellectual Property Court for patent infringement. The plaintiff alleged that TouchPal Phonebook infringed its patent of IP telephone system and communication method, and claimed for stopping the usage of this involved patent and acts of using, offering to sell and selling the involved product according to the involved patent, disabling the involved product from app stores, and compensation of RMB3,000,000. The lawsuit was voluntarily withdrawn by the plaintiff. In addition, in May 2019, a third-party company in China brought a lawsuit against Shanghai Chubao and Shanghai Chule in Shanghai Intellectual Property Court for design patent infringement. The plaintiff alleged that TouchPal Smart Input infringed its design patent of an input method, and claimed for stopping the infringement and compensation of RMB1,000,000. We recorded a one-time litigation reserve of RMB500,000 in the third quarter of 2019. The plaintiff's claim has not been litigated. While we believe that the claims against us in these litigations are without merit and intend to defend the action vigorously, we cannot assure you that these lawsuits will be ultimately resolved in our favor.

        The lengthy application procedures of software-related patents may lead to uncertainty on our intellectual property rights to our self-developed software because it increases the likelihood that there are pending patent applications whose priority dates pre-date the development of our own software that is identical or substantially similar to the software subject of the pending patent application. We have been subject to patent disputes, and expect that we may increasingly be subject to patent infringement claims as our products and monetization model expand in market share, scope and complexity. Claims have been threatened and brought against us for alleged copyright or trademark infringements based on the nature and content of information that is generated by us or by third parties, including our users, and posted in our products. In addition, we may in the future be subject to domestic or international actions alleging that certain content we have generated or third-party content that we have made available within our products and services violates the applicable laws in China or other jurisdictions.

        Intellectual property claims against us, whether meritorious or not, are time consuming and costly to resolve, could divert management attention away from our daily business, could require changes of the way we do business or develop our products, could require us to enter into costly royalty or licensing agreements or to make substantial payments to settle claims or satisfy judgments, and could require us to cease conducting certain operations or offering certain products in certain areas or generally. We do not conduct comprehensive patent searches to determine whether the technologies used in our products infringe upon patents held by others. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. While we believe that our products do not infringe in any material respect upon any intellectual property rights of third parties, we cannot be certain that this is the case.

        In addition, in any potential dispute involving our patents or other intellectual property, our advertising customers and business partners could also become the target of litigation. We have certain contractual obligations to indemnify our advertising customers and the mobile device manufacturers that pre-install our products on their devices for liability that they may incur based on third-party claims of intellectual property infringement for the use of our products or technology. Many of our collaboration contracts with mobile device manufacturers provide for a cap on our indemnity obligations. In addition, in the event of any such claims, our advertising customers or business partners may decide not to use our products in the future, which could harm our financial condition and operating results. For example, one mobile device manufacturer that pre-installs input methods on its mobile devices, including our TouchPal Smart Input under a license agreement with us, was sued by a multinational company in the United States in 2015. The plaintiff alleged that, among others, certain features of the input methods installed on the mobile devices produced and sold by the defendant infringed on the plaintiff's input-related patent. In late 2016, a third party requested that the Patent Trial and Appeal Board of the United States Patent and Trademark Office, or PTAB, to initiate inter parties review (IPR) proceedings against the input-related patent claim of the plaintiff and to invalidate such patent. The IPR request has been granted by the PTAB in 2016 and another third party joined the IPR proceedings as a petitioner in 2017. On September 26, 2018, the PTAB issued the final written decision affirming the patentability of all challenged claims of this patent. The third party then appealed on January 6, 2020, and the Court of Appeals for the Federal Circuit made an opinion, concluding that the plaintiff's claims of the related patents are not patentable and the PTAB's decision is reversed. The plaintiff and the defendant have executed a final, binding settlement agreement thereafter. As of the date of this prospectus supplement, we have not received the request to indemnify this mobile device manufacturer in relation to this proceeding.

        Finally, we may also face infringement claims from the employees, consultants, agents and outside organizations we have engaged to develop our technology. While we have sought to protect ourselves against such claims through contractual means, there can be no assurance that such contractual provisions are adequate, and any of these parties might claim full or partial ownership of the intellectual property in the technology that they were engaged to develop for us.

Pending or future litigation could have a material and adverse impact on our financial condition and operating results.

        We have been, and may continue to be, subject to lawsuits brought by our competitors, individuals, or other entities against us. For example, in June 2020, a mobile device manufacturer sued us for unfair competition, alleging that one of our mobile applications has interfered with the normal use of their devices by ways of pop-up advertisements, and claimed for stopping the act and compensation of RMB4,900,000. No conclusive judicial decision has been made with respect to the lawsuit. We may also in the future be involved in legal proceedings between us and the mobile device manufactures who had contractual arrangements with us with respect to the pre-installation of our products on their mobile devices. In addition, we have been involved in lawsuits brought by our competitors alleging the infringement of intellectual property from time to time. See "—We may be subject to intellectual property infringement lawsuits which could be expensive to defend and may result in our payment of substantial damages or licensing fees, disruption to our product and service offerings, and reputational harm."

        Where we can make a reasonable estimate of the liability relating to pending litigation against us and can determine that an adverse liability resulting from such litigation is probable, we record a related contingent liability. As additional information becomes available, we assess the potential liability and revise estimates as appropriate. However, due to the inherent uncertainties relating to litigation, the amount of our estimates may be inaccurate, in which case our financial condition and results of operation may be adversely affected. In addition, the outcomes of actions we institute may not be successful or favorable to us. Lawsuits against us may also generate negative publicity that significantly harms our reputation, which in turn may adversely affect our user base and adverting customer base. In addition to the related cost, managing and defending litigation and related indemnity obligations can significantly divert our management's attention from operating our daily business. We may also need to pay damages or settle lawsuits with substantial amounts of cash, which may adversely affect our cash flow and financial conditions. While we do not believe that any currently pending proceedings are likely to have a material adverse effect on our business, financial condition, results of operations, and cash flows, if there were adverse determinations in legal proceedings against us, we could be required to pay substantial monetary damages or to materially alter our business practices, which could have an adverse effect on our financial condition and results of operations, and cash flows.

Some of our mobile applications contain open source software, which may pose risks to our proprietary software.

        We use open source software in our products and services and expect to continue to use open source software in the future. The terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to sell or distribute our mobile applications. Additionally, we may from time to time face threats or claims from third parties claiming ownership of, or demanding release of, the alleged open source software or derivative works we developed using such software, which could include our proprietary source code, or otherwise seeking to enforce the terms of the applicable open source license. These threats or claims could result in litigation and could require us to make our source code freely available, purchase a costly license or cease offering the implicated mobile applications unless and until we can re-engineer them to avoid infringement. Such a re-engineering process could require significant additional research and development resources, and we may not be able to complete it successfully. In addition to risks related to license requirements, our use of certain open source software may lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of the software. Additionally, because any software source code we contribute to open source projects is publicly available, our ability to protect our intellectual property rights with respect to such software source code may be limited or lost entirely, and we are unable to prevent our competitors or others from using such contributed software source code. Any of these risks could be difficult to eliminate or manage and, if not addressed, could adversely affect our business, financial condition and operating results.

Any financial or economic crisis, or perceived threat of such a crisis may materially and adversely affect our business, financial condition and results of operations.

        The global financial markets experienced significant disruptions in 2008, and the United States, European and other economies went into recession. The recovery from the lows of 2008 and 2009 was uneven and the global financial markets are facing new challenges, including the escalation of the European sovereign debt crisis since 2011, the hostilities in the Ukraine, the end of quantitative easing by the U.S. Federal Reserve, the economic slowdown in the Eurozone in 2014 and the volatility in financial markets across the world due to the recent outbreak of coronavirus, later renamed COVID-19. It is unclear whether these challenges will be contained and what effects they each may have. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies that have been adopted by the central banks and financial authorities of some of the world's leading economies, including China's. Recently there have been signs that the rate of China's and global economic growth is declining. Any prolonged slowdown in global economic development might lead to tighter credit markets, increased market volatility, sudden drops in business and market confidence and dramatic changes in business and consumer behaviors.

A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business and financial condition.

        The global macroeconomic environment is facing numerous challenges. The growth rate of the Chinese economy has gradually slowed in recent years, and the trend may continue especially in light of the challenges the global economy is facing due to the COVID-19 global pandemic. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world's leading economies, including the United States and China. Unrest, terrorist threats and the potential for war in the Middle East and elsewhere may increase market volatility across the globe. There have also been concerns about the relationship between China and other countries, including the surrounding Asian countries, which may potentially have economic effects. In particular, there is significant uncertainty about the future relationship between the United States and China with respect to trade policies, treaties, government regulations and tariffs. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy may materially and adversely affect our business, results of operations and financial condition.

Changes in international trade policies and international barriers to trade, or the escalation of trade tensions, may have an adverse effect on our business.

        International trade disputes could result in tariffs and other protectionist measures that could adversely affect our business. Tariffs could increase our operating costs as well as the cost of the goods and products which could affect our customer's discretionary spending level. In addition, any escalation in existing trade tensions or the advent of a trade war, or news and rumors of the escalation of a potential trade war, could affect consumer confidence and have a material adverse effect on our business, results of operations and, ultimately, the trading price of our ADSs.

        Political tensions between the United States and China have escalated due to, among other things, the COVID-19 outbreak, the PRC National People's Congress' passage of Hong Kong national security legislation, sanctions imposed by the U.S. Department of Treasury on certain officials of the Hong Kong Special Administrative Region and the central government of the PRC, and the executive orders issued by U.S. President in August 2020 that prohibit certain transactions with ByteDance Ltd., Tencent Holdings Ltd. and the respective subsidiaries of such companies. In addition, on December 31, 2020, the New York Stock Exchange commenced proceedings to delist securities of three major telecommunications service providers in China in light of an executive order prohibiting any transaction in publicly traded securities of certain China-based companies by any U.S. person. There remains uncertainty as to whether the New York Stock Exchange or relevant regulatory authorities will finally determine the executive order or additional regulatory rules or orders to be applicable and proceed with the delisting proceedings against these companies or any other China-based issuers listed in the United States. Rising political tensions could reduce levels of trades, investments, technological exchanges and other economic activities between the two major economies, which would have a material adverse effect on global economic conditions and the stability of global financial markets. Any of these factors could have a material adverse effect on our business, prospects, financial condition and results of operations. Furthermore, there have been media reports on deliberations within the U.S. government regarding potentially limiting or restricting China-based companies from accessing U.S. capital markets. If any such deliberations were to materialize, the resulting legislation may have a material and adverse impact on the stock performance of China-based issuers listed in the United States. It is currently unclear whether the proposed or additional legislations would be enacted that would have the effect of potentially limiting or restricting China-based companies from accessing U.S. capital markets.

If relations between China and the United States deteriorate, our business, results of operations and financial condition could be adversely affected.

        At various times during recent years, the United States and China have had significant disagreements over monetary, economic, political and social issues, including currently in relation to the COVID-19 pandemic, and future relations between these two countries may deteriorate. Changes in political conditions and changes in the state of China-U.S. relations are difficult to predict and could adversely affect our business, results of operations and financial condition. In addition, because of our extensive operations in the Chinese market, any deterioration in political or trade relations might cause a public perception in the United States or elsewhere that might cause our products to become less attractive. We cannot predict what effect any changes in China-U.S. relations may have on our ability to access capital or effectively do business in China or the United States. Moreover, any political or trade controversies between the United States and China, whether or not directly related to our business, could cause investors to be unwilling to hold or buy our ADSs and consequently cause the trading price of our ADSs to decline.

Our business could be adversely affected by trade tariffs or other trade barriers.

        The U.S. government has made statements and taken certain actions that may lead to potential changes to U.S. and international trade policies towards China. In January 2020, the "Phase One" agreement was signed between the United States and China on trade matters. However, it remains unclear what additional actions, if any, will be taken by the U.S. or other governments with respect to international trade agreements, the imposition of tariffs on goods imported into the U.S., tax policy related to international commerce, or other trade matters. Although we do not currently export any products to the United States, it is not yet clear what impact these tariffs may have or what actions other governments, including the Chinese government may take in retaliation. Although we only provide services, tariffs could potentially impact the business of our suppliers and business partners which may in turn affect our business. In addition, these developments could have a material adverse effect on global economic conditions and the stability of global financial markets. Any of these factors could have a material adverse effect on our business, financial condition and results of operations.

Our business depends on a number of key employees, including our executive officers and other employees with key technical skills and knowledge. If we fail to hire, retain, or motivate our key employees, our business and operating results may be materially and adversely affected.

        We depend on the continued contributions of our executive officers and other key employees, including those with key technological expertise, many of whom are difficult to replace. Any loss of the services of any of our senior management or other key employees could harm our business. Competition for qualified employees in and outside China is intense. Some of the companies with which we compete for experienced employees may have greater resources than we do and may be able to offer more attractive terms of employment. Our future success is dependent on our ability to attract a significant number of qualified employees and retain our existing key employees. If our key employees cease to work for us, our business may be materially and adversely affected and we may incur additional expenses to recruit, train and retain qualified personnel to replace them.

        Although we have entered into confidentiality and non-compete agreements with our key employees, our key employees may join our competitors or form a competing business. If any dispute arises between our current or former officers and us, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may be unable to enforce them at all. We commit significant time and other resources to training our employees, which increases their value to competitors if they subsequently leave us for our competitors.

Our failure to effectively manage our growth or implement our business strategies may harm our business and operating results.

        We have experienced rapid growth in the number of active users, and we plan to continue to expand our product offerings in the global market. Managing our growth requires allocation of valuable management time and resources, and significant expenditures. As part of our strategy, we intend to continue making investments to expand our user base, strengthen our research and development efforts, and enhance our ability to deliver highly-targeted content. To execute our business plan and growth strategy, we need to continuously improve our operational and financial systems, procedures and controls, and hire, train, manage and maintain good relations with our employees. Continued growth could also strain our ability to maintain reliable service levels for our users, advertising customers and business partners. We have limited operational experience in managing the business at the current scale and we cannot assure you we will be able to maintain the current level of growth rate in the future.

From time to time we may conduct strategic investments and acquisitions, which may require significant management attention, disrupt our business and adversely affect our financial conditions.

        We may take advantage of opportunities to invest in or acquire additional businesses, services, assets or technologies. However, we may fail to select appropriate investment or acquisition targets, or we may not be able to negotiate optimal arrangements, including arrangements to finance any acquisitions. Acquisitions and the subsequent integration of new assets and businesses into our own could require significant management attention and could result in a diversion of resources away from our existing business. Investments and acquisitions could result in the use of substantial amounts of cash, increased leverage, potentially dilutive issuances of equity securities, goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential liabilities of the acquired business. In addition, the invested or acquired assets or businesses may not generate the financial results we expect. Moreover, the costs of identifying and consummating these transactions may be significant. In addition to obtaining the necessary corporate governance approvals, we may also need to obtain approvals and licenses from relevant government authorities for the acquisitions and investments to comply with applicable laws and regulations, which could result in increased costs and delays.

We rely on our assumptions and estimates to calculate certain key operating metrics. Any real or perceived inaccuracies in our calculations may harm our reputation and negatively affect our business.

        The numbers of daily and monthly active users of our products are calculated using our internal data that has not been independently verified. While these numbers are based on what we believe to be reasonable calculations for the applicable periods of measurement, there are inherent challenges in accurately measuring usage and user engagement across our large user base. For example, we treat each mobile device or each application on a mobile device as a separate user for purposes of calculating our DAU and MAU, and we may not be able to distinguish individual users who use multiple applications from us or have multiple mobile devices. Accordingly, the calculations of our active users may not accurately reflect the actual number of people using our products.

        We regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy. Our measures of user growth and user engagement may differ from estimates published by third parties or from similarly titled metrics used by our competitors due to differences in methodology. If our advertising customers, business partners or investors do not perceive our user metrics to be accurate representations of our user base or user engagement, or if we discover material inaccuracies in our user metrics, our reputation may be harmed and our advertising customers and business partners may be less willing to allocate their spending or resources to our products, which could negatively affect our business and operating results.

Our operating results are subject to seasonal fluctuations due to a number of factors, any of which could adversely affect our business and operating results.

        We are subject to seasonality and other fluctuations in our business. Revenues from our mobile advertising services, which constituted a substantial part of our total revenues, are affected by seasonality in advertising spending in both international and China markets. We believe that such seasonality in advertising spending affects our quarterly results, resulting in the significant growth in our mobile advertising revenues between the third and the fourth quarters but a decline from the fourth quarter to the next quarter. Thus, our operating results for one or more future quarters or years may fluctuate substantially or fall below the expectations of securities analysts and investors. In such event, the trading price of the ADSs may fluctuate significantly.

The successful operation of our business depends upon the performance and reliability of the internet infrastructure in China and in other countries as well as the safety of our network and infrastructure.

        Our growth and expansion will depend in part on the reliability of state-owned telecommunications services providers in China and similar providers in other countries in maintaining and expanding internet and telecommunications infrastructure, standards, protocols, and complementary products and services.

        Almost all access to the internet in China is offered through China Mobile, China Unicom and China Telecom, which are under the administrative control and regulatory supervision of the MIIT. We rely on the internet infrastructure of China Mobile, China Unicom, and China Telecom to provide bandwidth and transmit data. Although the Chinese government has announced plans to develop China's national information infrastructure, this infrastructure may not be developed in time or at all, and the existing internet infrastructure in China may not be able to support the continued growth of internet usage. In addition, it is unlikely that we will have access to alternative networks and services on a timely basis, if at all, in the event of any infrastructure disruption or failure.

Users of our mobile applications may employ existing or new technologies to block advertisements placed by us, which may limit our ability to generate revenues from our advertising services.

        Existing or new technologies that can disable the display of our advertisements may impair the growth of our mobile advertising business. Most of our revenues are derived from fees paid to us by advertising exchange customers based on the effective price per impression, which is impacted by the number of our users' valid clicks, conversions, impressions delivered or other measurable results. If technologies capable of blocking advertisements on our products are adopted by a significant number of our users, we may not be able to continue delivering such advertisements to our users and our revenues may decrease. In addition, advertisers may choose not to advertise on or through our products in light of the perceived use by our users of advertisement-blocking measures, which may adversely affect our business and growth prospects.

If we fail to detect click-through fraud, we could lose the confidence of our advertisers and our revenues may decline as a result.

        Our business is exposed to the risk of click-through fraud on our mobile applications. Click-through fraud occurs when a person clicks an advertisement displayed by us for a reason other than to view the underlying content of such advertisement. If we fail to detect significant fraudulent click-throughs or otherwise are unable to prevent significant fraudulent activity, the affected advertisers may experience a reduced return on their investment in our mobile advertising services and may lose confidence in the integrity of our systems. As a result, we may have to issue refunds to our advertisers and we may be unable to retain existing advertising customers and attract new advertising customers for our advertising services, and our mobile advertising revenues may decline. In addition, affected advertisers may commence legal action against us for claims related to click-through fraud. Any such claims or similar claims, regardless of their merit, could be time-consuming and costly for us to defend against and could also adversely affect our brand and operating results.

Our business emphasizes rapid innovation and prioritizes the growth in user base and cultivation of content ecosystem of content-rich portfolio products. That strategy may produce results that do not align with investors' expectation and our stock price may be negatively affected as a result.

        Our growth depends on our ability to actively develop and launch new and innovative products and services. We intend to quickly adapt our products to changes in market trends and user needs, but we have no control over whether these adaptions will be well received by our users, advertising customers or business partners, and may result in unintended outcomes or consequences. We prioritize the growth in user base and cultivation of content ecosystem of content-rich portfolio products. For example, we monitor how our delivery of advertisements on our products affects our users' experience with the products and we may decide to decrease the number of advertisements placed on our products to ensure our users' satisfaction with our products. This could result in a loss of advertising customers and negatively impact our mobile advertising revenue. Our decisions may not be consistent with the short-term expectations of investors and may not produce the long-term benefits that we expect, in which case the maintenance and growth of our user base, our relationships with advertising customers, and our business and operating results could be adversely and materially harmed.

We have granted, and may continue to grant, options, restricted shares units and other types of share-based incentive awards, which may result in increased share-based compensation expenses.

        We adopted a stock incentive plan in 2012 and a share incentive plan in 2018, as amended from time to time, for the purpose of granting share-based compensation awards to our directors, officers, employees and advisors to incentivize their performance and align their interests with ours. Expenses associated with share-based compensation have affected our net income and may reduce our net income in the future, and any additional securities issued pursuant to share-based incentive awards will dilute the ownership interests of our shareholders, including holders of the ADSs. On November 6, 2018, our Board of Directors approved an option modification to reduce the exercise price of certain options granted under our 2012 Plan to employees. Other terms of the share options granted remain unchanged. The modification resulted in incremental compensation costs of US$ 0.3 million, which is amortized over the remaining vesting period of the modified options, ranging from 2018 to 2021. We believe the granting of share-based incentive awards is of significant importance to our ability to attract and retain key employees, and we plan to grant share-based incentive awards in the future. As a result, our share-based compensation expenses may increase, which may have an adverse effect on our results of operations.

If we fail to build, maintain and enhance our brands, or if we incur a disproportionate amount of expenses pursuing this effort, our business, operating results and prospects may be materially and adversely affected.

        We believe that maintaining and enhancing our brand is critical to expanding our user base and number of advertising customers. We also believe that maintaining and enhancing our brand will depend largely on our ability to continue to provide useful, reliable, trustworthy, and innovative products, which we may not be able to do successfully in the future. We will also continue to experience media, legislative, or regulatory scrutiny of our decisions regarding user privacy, content, advertising, and other issues, which may adversely affect our reputation and brands. We also may fail to respond expeditiously to the sharing and uploading of objectionable content on our products and services or objectionable practices by advertising customers, or may fail to otherwise address user concerns, which could erode confidence in our brands. In addition, maintaining and enhancing our brands may require us to make substantial investments and these investments may not be successful.

We promote our brand and products through online advertising networks and platforms, which primarily include TikTok, Tencent and Kuaishou. These branding and marketing efforts may not result in increased user traffic in a cost-effective way. If we fail to successfully promote and maintain our brands or if we incur excessive expenses in this effort, our business and financial results may be adversely affected. In addition, any negative publicity in relation to our mobile applications, regardless of its veracity, could harm our brands and reputation and, in turn, our business and financial results.

We are a "controlled company" within the meaning of the NYSE Listed Company Manual and, as a result, we may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

        We are a "controlled company" as defined under the NYSE Listed Company Manual because Mr. Karl Kan Zhang owns more than 50% of our total voting power. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our board of directors must be independent directors or that we have to establish a nominating committee and a compensation committee composed entirely of independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

We lease premises and may not be able to fully control the rental costs, quality, maintenance and our leasehold interest in these premises, nor can we guarantee that we will be able to successfully renew or find suitable premises to replace our existing premises upon expiration of the existing leases.

        We lease all premises used in our operations from third parties and we require the landlords' cooperation to effectively manage the condition of such premises, buildings and facilities. In the event that the condition of the office premises, buildings and facilities deteriorates, or if any or all of our landlords fail to properly maintain and renovate such premises, buildings or facilities in a timely manner or at all, the operation of our offices could be materially and adversely affected. In addition, with respect to our leased premises, at the end of each lease term, we may need to negotiate an extension of the lease when the lease expires. If we are unable to successfully extend or renew our leases upon expiration of the current term on commercially reasonable terms or at all, we may be forced to relocate our offices, or the rental costs may increase significantly.

        Moreover, certain lessors have not provided us with valid ownership certificates or authorizations of sublease for our leased properties. Under relevant PRC laws and regulations, if the lessors are unable to obtain certificate of title because such real estates were built illegally or failed to pass the inspection, such lease contracts may be recognized as void. In addition, if our lessors are not the owners of the properties and they have not obtained consents from the owners or their lessors or permits from the relevant government authorities, our leases could be invalidated. If this occurs, we may have to renegotiate the leases with owners or parties who have the right to lease the properties, and the terms of the new leases may be less favorable to us.

        As of the date of this prospectus supplement, we are not aware of any material claims or actions being contemplated or initiated by government authorities, property owners or any other third parties with respect to our leasehold interests in or use of such properties. However, we cannot assure you that our use of such leased properties will not be challenged. In the event that our use of properties is successfully challenged, we may be subject to fines and forced to relocate the affected operations. In addition, we may become involved in disputes with the property owners or third parties who otherwise have rights to or interests in our leased properties. We can provide no assurance that we will be able to find suitable replacement sites on terms acceptable to us on a timely basis, or at all, or that we will not be subject to liabilities resulting from third parties' challenges on our use of such properties. As a result, our business operations may be interrupted, and our financial condition and results of operations may be adversely affected.

We have limited business insurance coverage. Any interruption of our business may result in substantial costs to us and the diversion of our resources, which could have an adverse effect on our financial condition and operating results.

        Insurance products available in China currently are not as extensive as those offered in more developed economies. Consistent with customary industry practice in China, our business insurance is limited and we do not carry business liability or disruption insurance to cover our operations. We have determined that the costs of insuring for related risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to obtain or maintain such insurance. Any uninsured damage to our systems or disruption of our business operations could require us to incur substantial costs and divert our resources, which could have an adverse effect on our financial condition and results of operations.

The recent global COVID-19 outbreak could adversely affect our business.

        The recent outbreak of COVID-19 could lead to a potential global economic downturn, which may cause our advertising and marketing customers to reduce their advertising budgets, and result in other adverse effects that could harm our operating results and financial performance generally. Our advertising and marketing customers may reduce their advertising budgets due to the COVID-19 outbreak. This outbreak of communicable diseases has caused, and may continue to cause, companies including us, our customers and certain of our business partners, to implement temporary adjustment of work schemes allowing employees to work from home and adopt remote collaboration, which may lead to lower work efficiency and productivity. This outbreak has also caused and may continue to cause the restrictions on our employees', our customers' and other service providers' ability to travel. As a result of any of the above developments, our business, financial condition and results of operations could be adversely affected by the COVID-19 outbreak. The extent to which this outbreak impacts our results will depend on future developments, which are uncertain and cannot be predicted, including new information which may emerge concerning the severity of this outbreak and future actions we take, if any, to contain this outbreak or treat its impact, among others.

We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our business operations.

        Our business could be adversely affected by the effects of epidemics. In recent years, there have been breakouts of epidemics in and outside China. Our business operations could be disrupted if any of our employees is suspected of having COVID-19, H1N1 flu, avian flu or another epidemic, since it could require our employees to be quarantined and/or our offices to be disinfected. In addition, our results of operations could be adversely affected to the extent that the outbreak harms the Chinese or global economy or our business environment in particular. We are also vulnerable to natural disasters and other calamities, which may give rise to server interruptions, breakdowns, system failures, technology platform failures or internet failures, and may adversely affect our ability to provide advertising services through our products.

Changes in the method for determining the London Interbank Offered Rate and the potential replacement of LIBOR may affect our cost of capital and net investment income.

        We entered into a credit facility agreement with a commercial bank in July 2018, as renewed in October 2019 and further renewed in June 2020, under which agreement we can borrow up to US$4.0 million collateralized by our accounts receivable by June 2021. The interest rate for this credit facility is London Interbank Offered Rate, or the LIBOR, plus an applicable margin. In 2019, we had in aggregate drawn down the credit facility of US$6.4 million and repaid US$3.2 million. In the nine months ended September 30, 2020, we had in aggregate drawn down the credit facility of US$4.0 million and repaid US$3.2 million. The LIBOR benchmark has been subject to national, international, and other regulatory guidance and proposals for reform. In July 2017, the U.K. Financial Conduct Authority announced that it intends to stop persuading or compelling banks to submit rates for calculation of LIBOR after 2021. These reforms may cause LIBOR to perform differently than in the past and LIBOR may ultimately cease to exist after 2021 or be unsuitable to use as a benchmark. The consequences of any potential cessation, modification or other reform of LIBOR cannot be predicted at this time. Any new benchmark rate will likely not replicate LIBOR exactly, which could impact new credit facilities and derivative transaction entered into after 2021. We may need to negotiate with the commercial bank to determine an alternative reference rate for our credit facility agreement, which may perform differently than LIBOR. Any changes to benchmark rates could have an impact on our cost of funds and our access to the capital markets, which could impact our results of operations and cash flows. Uncertainty as to the nature of such potential changes may also adversely affect the trading market for our securities.

Risks Related to Our Corporate Structure

If the PRC government finds that the agreements that establish the structure for operating our businesses in China do not comply with PRC regulations on foreign investment in internet and other related businesses, or if these regulations or their interpretation change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

        Current PRC laws and regulations impose certain restrictions or prohibitions on foreign ownership of companies that engage in internet and other related businesses, including the provision of internet information services. Specifically, foreign ownership of an internet information services provider may not exceed 50%. We are a company incorporated in the Cayman Islands and Shanghai Chule (CooTek) Information Technology Co., Ltd., which we refer to as Shanghai Chule or the WFOE, is our wholly-owned PRC subsidiary and therefore is considered as a foreign-invested enterprise. To comply with PRC laws and regulations, we conduct our business in China through our consolidated affiliated entities, including Shanghai Chubao (CooTek) Information Technology Co., Ltd., or Shanghai Chubao, and three other PRC domestic entities, based on a series of contractual arrangements by and among Shanghai Chule, our consolidated affiliated entities and their respective shareholders. As a result of these contractual arrangements, we exert control over our consolidated affiliated entities and consolidate or combine their operating results in our financial statements under U.S. GAAP. Our consolidated affiliated entities hold the licenses, approvals and certain key assets that are essential for our business operations.

        In the opinion of our PRC counsel, Junhe LLP, based on its understanding of the relevant PRC laws and regulations, the contractual arrangements among our PRC subsidiary, our consolidated affiliated entities and their respective shareholders are valid, binding and enforceable under the existing PRC laws and regulations. There are, however, substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations. Thus, we cannot assure you that the PRC government will not ultimately take a view contrary to the opinion of our PRC counsel. If we are found in violation of any PRC laws or regulations or if the contractual arrangements among Shanghai Chule, our consolidated affiliated entities and their respective shareholders are determined as illegal or invalid by the PRC court, arbitral tribunal or regulatory authorities, the relevant governmental authorities would have broad discretion in dealing with such violation, including, without limitation:

  •
  revoke our business and operating licenses;

  •
  levy fines on us;

  •
  confiscate any of our income that they deem to be obtained through illegal operations;

  •
  require us to discontinue or restrict operations;

  •
  restrict our right to collect revenues;

  •
  block our mobile applications;

  •
  require us to restructure the operations in such a way as to compel us to establish a new enterprise, re-apply for the necessary licenses or relocate our businesses, staff and assets;

  •
  impose additional conditions or requirements with which we may not be able to comply; or

  •
  take other regulatory or enforcement actions against our group that could be harmful to our group's business.

        The imposition of any of these penalties may result in a material and adverse effect on our ability to conduct the business. In addition, if the imposition of any of these penalties causes us to lose the rights to direct the activities of our consolidated affiliated entities or the right to receive their economic benefits, we would no longer be able to consolidate our consolidated affiliated entities. We do not believe that any penalties imposed or actions taken by the PRC government would result in the liquidation of our company, Shanghai Chule, or our consolidated affiliated entities.

We rely on contractual arrangements with our consolidated affiliated entities and their respective shareholders for our operations in China, which may not be as effective in providing operational control as direct ownership.

        Due to the PRC restrictions or prohibitions on foreign ownership of internet and other related businesses in China, we operate our business in China through our consolidated affiliated entities, in which we have no ownership interest. We rely on a series of contractual arrangements with our consolidated affiliated entities and their respective shareholders, including the powers of attorney, to control and operate their business.

        Our ability to control the consolidated affiliated entities depends on the powers of attorney, pursuant to which Shanghai Chule can vote on all matters requiring shareholder approval in our consolidated affiliated entities. We believe these powers of attorney are legally enforceable but may not be as effective as direct equity ownership. These contractual arrangements are intended to provide us with effective control over our consolidated affiliated entities and allow us to obtain economic benefits from them.

        Although we have been advised by our PRC counsel, Junhe LLP, that the contractual arrangements among our PRC subsidiary, our consolidated affiliated entities and their respective shareholders are valid, binding and enforceable under existing PRC laws and regulations, these contractual arrangements may not be as effective in providing control over our consolidated affiliated entities as direct ownership. If our consolidated affiliated entities or their shareholders fail to perform their respective obligations under the contractual arrangements, we may incur substantial costs and expend substantial resources to enforce our rights. All of these contractual arrangements are governed by and interpreted in accordance with PRC laws, and disputes arising from these contractual arrangements will be resolved through arbitration in China. Such disputes do not include claims arising under the United States federal securities laws and therefore these arbitration provisions do not prevent you from pursuing claims arising under the United States federal securities laws. However, the legal system in China, particularly as it relates to arbitration proceedings, is not as developed as in other jurisdictions, such as the United States. See "—Risks Related to Doing Business in China—Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us." There are very few precedents and little official guidance as to how contractual arrangements in the context of a variable interest entity should be interpreted or enforced under PRC law. There remain significant uncertainties regarding the ultimate outcome of arbitration should legal action become necessary. These uncertainties could limit our ability to enforce these contractual arrangements. In addition, arbitration awards are final and can only be enforced in PRC courts through arbitration award recognition proceedings, which could cause additional expenses and delays. In the event we are unable to enforce these contractual arrangements or we experience significant delays or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over our affiliated entities and may lose control over the assets owned by our consolidated affiliated entities. As a result, we may be unable to consolidate our consolidated affiliated entities in our consolidated financial statements, our ability to conduct our business may be negatively affected, and our business operations could be severely disrupted, which could materially and adversely affect our results of operations and financial condition.

We may lose the ability to use and maintain the benefit of assets held by our consolidated affiliated entities that are important to the operation of our business if our consolidated affiliated entities declare bankruptcy or become subject to a dissolution or liquidation proceeding.

        Our consolidated affiliated entities hold certain assets that are important to our business operations, including the VAT License concerning information services, domestic multiparty communication services and domestic call center services and the Online Culture Operating Permit. Under our contractual arrangements, the shareholders of our consolidated affiliated entities may not voluntarily liquidate our consolidated affiliated entities or approve them to sell, transfer, mortgage or dispose of their assets or legal or beneficial interests exceeding certain threshold in the business in any manner without our prior consent. However, in the event that the shareholders breach this obligation and voluntarily liquidate our consolidated affiliated entities, or our consolidated affiliated entities declare bankruptcy, or all or part of their assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business operations, which could materially and adversely affect our business, financial condition and results of operations. Furthermore, if our consolidated affiliated entities undergo a voluntary or involuntary liquidation proceeding, their shareholders or unrelated third-party creditors may claim rights to some or all of their assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

Contractual arrangements we have entered into with our consolidated affiliated entities and their respective shareholders may be subject to scrutiny by the PRC tax authorities. A finding that we owe additional taxes could significantly reduce our consolidated net income and the value of your investment.

        Pursuant to applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. We may be subject to adverse tax consequences if the PRC tax authorities determine that the contractual arrangements among our PRC subsidiary, our consolidated affiliated entities and their shareholders are not on an arm's length basis and therefore constitute favorable transfer pricing. As a result, the PRC tax authorities could require that our consolidated affiliated entities adjust its taxable income upward for PRC tax purposes. Such an adjustment could adversely affect us by increasing our consolidated affiliated entities' tax expenses without reducing the tax expenses of our PRC subsidiary, subjecting our consolidated affiliated entities to late payment fees and other penalties for under-payment of taxes, and resulting in our PRC subsidiary's loss of its preferential tax treatment. Our consolidated results of operations may be adversely affected if our consolidated affiliated entities' tax liabilities increase or if it is subject to late payment fees or other penalties.

If the chops of our PRC subsidiary, our consolidated affiliated entities, are not kept safely, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised.

        In China, a company chop or seal serves as the legal representation of the company towards third parties even when unaccompanied by a signature. Each legally registered company in China is required to maintain a company chop, which must be registered with the local Public Security Bureau. In addition to this mandatory company chop, companies may have several other chops which can be used for specific purposes. The chops of our PRC subsidiary, our consolidated affiliated entities are generally held securely by personnel designated or approved by us in accordance with our internal control procedures. To the extent those chops are not kept safe, are stolen or are used by unauthorized persons or for unauthorized purposes, the corporate governance of these entities could be severely and adversely compromised and those corporate entities may be bound to abide by the terms of any documents so chopped, even if they were chopped by an individual who lacked the requisite power and authority to do so.

The shareholders of our consolidated affiliated entities may have potential conflicts of interest with us, which may materially and adversely affect our business.

        The shareholders of our major consolidated affiliated entities include Karl Kan Zhang, Susan Qiaoling Li, Michael Jialiang Wang, Jim Jian Wang and Haiyan Zhu. Karl Kan Zhang, Susan Qiaoling Li, Michael Jialiang Wang and Jim Jian Wang are our co-founders, directors and executive officers. Haiyan Zhu is one of our early investors. In addition to these five individuals, Qiming Century (HK) Limited, Orange Capital Management and Qualcomm International, Inc are also the shareholders of Shanghai Hanxiang (CooTek) Information Technology Co., Ltd., one of our consolidated affiliated entities which has ceased business operations. Conflicts of interest may arise between the roles of these persons as shareholders, directors or officers of our company and as shareholders of our consolidated affiliated entities. We rely on these individuals to abide by the laws of the Cayman Islands, which provide that our directors and officers owe a fiduciary duty to our company to act in good faith and in the best interest of our company and not to use their positions for personal gain. The shareholders of our consolidated affiliated entities have executed powers of attorney to appoint Shanghai Chule, our PRC subsidiary, or a person designated by Shanghai Chule to vote on their behalf and exercise voting rights as shareholders of our consolidated affiliated entities. We cannot assure you that when conflicts arise, shareholders of our consolidated affiliated entities will act in the best interest of our company or that conflicts will be resolved in our favor. If we cannot resolve any conflicts of interest or disputes between us and these shareholders, we would have to rely on legal proceedings, which may be expensive, time-consuming and disruptive to our operations. There is also substantial uncertainty as to the outcome of any such legal proceedings.

We may rely on dividends paid by our PRC subsidiary to fund cash and financing requirements. Any limitation on the ability of our PRC subsidiary to pay dividends to us could have a material adverse effect on our ability to conduct our business and to pay dividends to holders of the ADSs and our ordinary shares.

        We are a holding company, and we may rely on dividends to be paid by our PRC subsidiary for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to the holders of the ADSs and our ordinary shares and service any debt we may incur. If our PRC subsidiary incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us.

        Under PRC laws and regulations, our wholly-owned subsidiary in the PRC, Shanghai Chule, may pay dividends only out of its accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, a wholly foreign-owned enterprise is required to set aside at least 10% of its after-tax profits each year, after making up previous years' accumulated losses, if any, to fund certain statutory reserve funds, until the aggregate amount of such a fund reaches 50% of its registered capital. The PRC company could distribute the remaining after-tax profits after making up losses and funding reserve funds in accordance with the provisions of the PRC Company Law. Any limitation on the ability of our wholly-owned PRC subsidiary to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Substantial uncertainties exist with respect to the interpretation and implementation of the newly enacted PRC Foreign Investment Law and how it may impact the viability of our current corporate structure and business operations.

        The National People's Congress approved the Foreign Investment Law, or the FIL, on March 15, 2019 and the State Council approved the Regulation on Implementing the Foreign Investment Law, or the Implementation Regulations, on December 12, 2019, effective from January 1, 2020, which replaced the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The Supreme People's Court of China issued a judicial interpretation on the Foreign Investment Law on December 26, 2019, effective from January 1, 2020, to ensure fair and efficient implementation of the Foreign Investment Law. According to this judicial interpretation, courts in China shall not, among other things, support contracted parties to claim foreign investment contracts in sectors not on the Special Administrative Measures for Access to Foreign Investment (Negative List) (2019), or the 2019 Negative List, as void because the contracts have not been approved or registered by administrative authorities. The Foreign Investment Law grants national treatment to foreign invested enterprises, except for those operating in "restricted" or "prohibited" industries in the "negative list", where if a foreign invested enterprise proposes to conduct business in an industry subject to foreign investment "restrictions" in the "negative list," the foreign invested enterprise must go through a MOFCOM pre-approval process. The internet content service, internet audio-visual program services and online culture activities that we conduct through our consolidated affiliated entities, which are our VIEs, are subject to foreign investment restrictions set forth in the 2019 Negative List. The Foreign Investment Law and Implementation Regulations embody an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments.

        However, since these rules are relatively new, uncertainties still exist in relation to their interpretation. For instance, under the Foreign Investment Law, "foreign investment" refers to the investment activities directly or indirectly conducted by foreign individuals, enterprises or other entities in China. Though it does not explicitly classify contractual arrangements as a form of foreign investment, there is no assurance that foreign investment via contractual arrangement would not be interpreted as a type of indirect foreign investment activities under the definition in the future. In addition, the definition contains a catch-all provision which includes investments made by foreign investors through means stipulated in laws or administrative regulations or other methods prescribed by the State Council. Therefore, it still leaves leeway for future laws, administrative regulations or provisions promulgated by the State Council to provide for contractual arrangements as a form of foreign investment. In any of these cases, it will be uncertain whether our contractual arrangements will be deemed to be in violation of the market access requirements for foreign investment under the PRC laws and regulations. Furthermore, if future laws, administrative regulations or provisions prescribed by the State Council mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. Failure to take timely and appropriate measures to cope with any of these or similar regulatory compliance challenges could materially and adversely affect our current corporate structure, corporate governance and business operations.

Risks Related to Doing Business in China

Adverse changes in China's economic, political or social conditions or government policies could have a material and adverse effect on overall economic growth in China, which could materially and adversely affect our business.

        Our principal offices are based in China. Accordingly, our operating results, financial condition and prospects are influenced by economic, political and legal developments in China. Economic reforms begun in the late 1970s have resulted in significant economic growth. However, any economic reform policies or measures in China may from time to time be modified or revised. China's economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past 30 years, growth has been uneven across different regions and among different economic sectors. In addition, the rate of growth has been slowing since 2012, and the impact of COVID-19 on the Chinese and global economies in 2020 and 2021 is likely to be severe. In particular, the National Bureau of Statistics of China reported a 6.8% drop and a 3.2% growth in GDP for the first and second quarters of 2020, respectively, compared with the respective periods of 2019.

        The PRC government exercises significant control over China's economic growth through strategically allocating resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Although the Chinese economy has grown significantly in the past decade, that growth may not continue, as evidenced by the slowing of the growth of the Chinese economy in recent years. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. Such developments could adversely affect our business and operating results, lead to reduction in demand for our services and adversely affect our competitive position.

Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.

        The PRC legal system is based on written statutes and court decisions have limited precedential value. The PRC legal system evolves rapidly, and the interpretations of many laws, regulations and rules may contain inconsistencies and enforcement of these laws, regulations and rules involves uncertainties.

        From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC judicial and administrative authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to predict the outcome of a judicial or administrative proceeding than in more developed legal systems. Furthermore, the PRC legal system is based, in part, on government policies and internal rules, some of which are not published in a timely manner, or at all, but which may have retroactive effect. As a result, we may not always be aware of any potential violation of these policies and rules. Such unpredictability towards our contractual, property (including intellectual property) and procedural rights could adversely affect our business and impede our ability to continue our operations.

Content posted or displayed on our platform may be found objectionable by PRC regulatory authorities and may subject us to penalties and other severe consequences.

        The PRC government has adopted regulations governing internet and wireless access and the distribution of information over the internet and wireless telecommunication networks. Under these regulations, internet content providers and internet publishers are prohibited from posting or displaying over the internet or wireless networks content that, among other things, violates PRC laws and regulations, impairs the national dignity of China or the public interest, or is obscene, superstitious, fraudulent or defamatory. Furthermore, internet content providers are also prohibited from displaying content that may be deemed by relevant government authorities as "socially destabilizing" or leaking "state secrets" of the PRC. Failure to comply with these requirements may result in the revocation of licenses to provide internet content or other licenses, the closure of the concerned platforms and reputational harm. The operator may also be held liable for any censored information displayed on or linked to their platform.

        We operate a number of portfolio products in China, including TouchPal Phonebook. We have implemented procedures to monitor the content displayed on our products in order to comply with relevant laws and regulations. However, it may not be possible to determine in all cases the types of content that could result in our liability as a distributor of such content and, if any of the content posted or displayed on our products is deemed by the PRC government to violate any content restrictions, we would not be able to continue to display such content and could become subject to penalties, including confiscation of income, fines, suspension of business and revocation of required licenses, which could materially and adversely affect our business, financial condition and results of operations.

        We may also be subject to potential liability for any unlawful actions by our users on our products. It may be difficult to determine the type of content or actions that may result in liability to us and, if we are found to be liable, we may be prevented from operating our business in China. Moreover, the costs of compliance with these regulations may continue to increase as a result of more content being made available by an increasing number of users of our platform, which may adversely affect our results of operations. Although we have adopted internal procedures to monitor content and to remove offending content once we become aware of any potential or alleged violation, we may not be able to identify all the content that may violate relevant laws and regulations or third-party intellectual property rights. Even if we manage to identify and remove offensive content, we may still be held liable. As of the date of this prospectus supplement, we have not received government sanctions in connection with content posted on our platform. However, we cannot assure you that our business and operations will be immune from government actions or sanctions in the future. To the extent that PRC regulatory authorities find any content displayed on our platform objectionable, they may require us to limit or eliminate the dissemination of such content on our platform in the form of take-down orders or otherwise. In addition, these laws and regulations are subject to interpretation by the relevant authorities, and it may not be possible to determine in all cases the types of content that could result in our liability as a platform operator.

Advertisements shown on our platform may subject us to penalties and other administrative actions.

        Under PRC advertising laws and regulations, we are obligated to monitor the advertising content shown on our platform to ensure that such content is true and accurate and in full compliance with applicable laws and regulations. Advertisements shall not hinder public order, violate social morality or contain illegal contents, including but not limited to obscenity, pornography, gambling, superstition, terror and violence contents. Otherwise, the administration of market regulation may (1) order to stop publishing of the advertisement and; (2) confiscate the advertising fees; (3) impose a penalty ranging from RMB200,000 to RMB1,000,000; or (4) in serious cases, cancel the business license and cancel the registration certificate for publishing advertisements. In addition, where a special government review is required for specific types of advertisements prior to internet posting, such as advertisements relating to pharmaceuticals, medical instruments, agrochemicals and veterinary pharmaceuticals, we are obligated to confirm that such review has been performed and approval has been obtained. Violation of these laws and regulations may subject us to penalties, including fines, confiscation of our advertising income, orders to cease dissemination of the advertisements and orders to publish an announcement correcting the misleading information. In circumstances involving serious violations by us, PRC governmental authorities may force us to terminate our advertising operations or revoke our licenses.

        While we have made significant efforts to ensure that the advertisements shown on our platform are in full compliance with applicable PRC laws and regulations, we cannot assure you that all the content contained in such advertisements or offers is true and accurate as required by the advertising laws and regulations or otherwise in full compliance with applicable PRC laws and regulations, especially given the uncertainty in the interpretation of these PRC laws and regulations. If we are found to be in violation of applicable PRC advertising laws and regulations, we may be subject to penalties and our reputation may be harmed, which may negatively affect our business, financial condition, and results of operations and prospects. Although the advertisements displayed on our platform may not directly contain sensitive or illegal contents, including but not limited to gambling and pyramid selling, the advertisers may use inducing words to indirectly attract advertisement viewers to participate in gambling, pyramid selling, or other illegal activities. If we receive a complaint that any superficially compliant advertisement is linked to one or more webpages that feature non-compliant advertising content, we will remove the related advertisement. Although our agreements with the advertising agencies provide that the advertisements provided by the advertisers shall comply with the requirements of relevant laws and regulations, we cannot control or supervise advertising contents and the linked webpages all the time. Therefore, we cannot guarantee you that all of the advertisements displayed on our platform will comply with relevant laws and regulations.

        In April 2015, the Standing Committee of the National People's Congress promulgated the PRC Advertising Law, effective on September 1, 2015 and amended on October 26, 2018. According to the Advertising Law, advertisements shall not have any false or misleading content, or defraud or mislead consumers. Furthermore, an advertisement will be deemed as a "false advertisement" if any of the following situations exist: (1) the advertised product or service does not exist; (2) there is any inconsistency that has a material impact on the decision to purchase in what is included in the advertisement with the actual circumstances with respect to the product's performance, function, place of production, usage, quality, specification, ingredient, price, producer, term of validity, sales condition and honors received, among others, or the service's content, provider, form, quality, price, sales condition, and honors received, among others, or any commitments, among others, made on the product or service; (3) using fabricated, forged or unverifiable scientific research results, statistical data, investigation results, excerpts, quotations or other information as supporting material; (4) effect or results of using the good or receiving the service are fabricated; or (5) other circumstances where consumers are defrauded or misled by any false or misleading content.

        The laws and regulations of advertising are relatively new and evolving and there is substantial uncertainty as to the interpretation of "false advertisement" by the State Administration for Market Regulation (formerly known as the State Administration for Industry and Commerce), or the SAMR. We have published certain relatively aggressive advertisements on some of our portfolio products to acquire and retain users. For example, we publish advertisements for our lucky draw events on Fengdu Novel, and some users have filed complaints with the SAMR because, among other reasons, the possibilities of winning these lucky draws are overstated in the advertisements. If any of the advertisements, such as those for the lucky draw events, that we publish is deemed to be a "false advertisement" by the SAMR or its local branch, we could be subject to various penalties, such as discontinuation of publishing the relevant advertisement, imposition of fines and obligations to eliminate any adverse effects incurred by such false advertisement, revocation of our business license and other approvals, rejection of our other advertisement examination application, or even criminal liabilities under circumstances of serious violations. Any resulting penalties may disrupt our business and materially adversely affect our results of operations and financial conditions.

The audit report incorporated by reference to this prospectus supplement is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board and, as such, you are deprived of the benefits of such inspection. In addition, the adoption of any rules, legislations or other efforts to increase U.S. regulatory access to audit information could cause uncertainty, and we could be delisted if we were unable to meet any PCAOB inspection requirement in time.

        The independent registered public accounting firm that issued the audit report incorporated by reference to this prospectus supplement, as auditors of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board (United States), or PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. According to Article 177 of the PRC Securities Law which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to overseas parties. Because our auditors are located in the PRC, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, our auditors are not currently inspected by the PCAOB. On May 24, 2013, PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the China Securities Regulatory Commission, or the CSRC, and the Ministry of Finance which establishes a cooperative framework between the parties for the production an exchange of audit documents relevant to investigations in the U.S. and China. PCAOB continues to be in discussions with the CSRC and the Ministry of Finance to permit joint inspections in the PRC of audit firms that are registered with PCAOB and audit Chinese companies that trade on U.S. exchanges.

        On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. The joint statement reflects a heightened interest in this issue. However, it remains unclear what further actions the SEC and PCAOB will take and its impact on Chinese companies listed in the U.S. On April 21, 2020, the Chairman of the SEC, Chairman of the PCAOB and certain other SEC divisional heads jointly issued a public statement, reminding the investors that with respect to investments in companies that are based in or have substantial operations in many emerging markets, including China, there is substantially greater risk of incomplete or misleading disclosures and, in the event of investor harm, substantially less recourse, in comparison to U.S. domestic companies. The joint statement reinforced past statements of the SEC and the PCAOB on matters including the difficulty to inspect audit work papers in China and its potential harm to investors. On June 4, 2020, the U.S. President issued a memorandum ordering the President's Working Group on Financial Markets, or the PWG, to submit a report to the President within 60 days of the memorandum that includes recommendations for actions that can be taken by the executive branch and by the SEC or PCAOB on Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the United States. On August 6, 2020, the PWG released a report recommending that the SEC take steps to implement the five recommendations outlined in the report. In particular, to address companies from jurisdictions that do not provide the PCAOB with sufficient access to fulfill its statutory mandate, or NCJs, the PWG recommended enhanced listing standards on U.S. stock exchanges. This would require, as a condition to initial and continued exchange listing, PCAOB access to work papers of the principal audit firm for the audit of the listed company. Companies unable to satisfy this standard as a result of governmental restrictions on access to audit work papers and practices in NCJs may satisfy this standard by providing a co-audit from an audit firm with comparable resources and experience where the PCAOB determines it has sufficient access to audit work papers and practices to conduct an appropriate inspection of the co-audit firm. The report permits the new listing standards to provide for a transition period until January 1, 2022 for listed companies, but would apply immediately to new listings once the necessary rulemakings and/or standard-setting are effective. There can be no assurance that any of the recommendations as described above would be officially adopted or become operative in their current form or that more stringent listing standards would not otherwise become effective. If we fail to meet the proposed new listing standards in their current form before the deadline specified thereunder due to factors beyond our control, we could face possible de-listing from the New York Stock Exchange, deregistration from the SEC and/or other risks, which may materially and adversely affect, or effectively terminate, our ADS trading in the United States.

        Inspections of other firms that the PCAOB has conducted outside the PRC have identified deficiencies in those firms' audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. This lack of PCAOB inspections in the PRC prevents the PCAOB from regularly evaluating our auditor's audits and its quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor's audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

        As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China's, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress, which if passed, would require the SEC to maintain a list of issuers for which PCAOB is not able to inspect or investigate an auditor report issued by a foreign public accounting firm. The proposed Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges of issuers included on the SEC's list for three consecutive years. On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act, or the HFCAA, which includes requirements similar to those in the EQUITABLE Act requiring the SEC to identify issuers whose audit reports are prepared by auditors that the PCAOB is unable to inspect or investigate because of restrictions imposed by non-U.S. authorities. The HFCAA would also require public companies on the SEC's list to certify that they are not owned or controlled by a foreign government and make certain additional disclosures on foreign ownership and control of such issuers in their SEC filings. The HFCAA was approved by the U.S. House of Representatives on December 2, 2020 and was signed into law by the U.S. President on December 18, 2020. The HFCAA would amend the Sarbanes-Oxley Act of 2002 to require the SEC to prohibit securities of any U.S.-listed companies from being listed on any of the U.S. securities exchanges, such as the New York Stock Exchange, or traded "over-the-counter," if the registrant's financial statements have been audited by an accounting firm branch or office that is not subject to PCAOB inspection for a period of three consecutive years after the HFCAA becomes effective. Enactment of the HFCAA or any other similar legislations or other efforts to increase U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, including us, and the market price of our ADSs could be adversely affected. In addition, enactment of these legislations may result in prohibitions on the trading of our ADSs on the New York Stock Exchange, if our auditors fail to meet the PCAOB inspection requirement in time. Furthermore, there has been media reports on deliberations within the U.S. government regarding potentially limiting or restricting China-based companies from accessing U.S. capital markets. If any such deliberations were to materialize, the resulting legislation may have material and adverse impact on the stock performance of China-based issuers listed in the United States.

It may be difficult for overseas regulators to conduct investigation or collect evidence within China.

        Shareholder claims or regulatory investigation that are common in the United States generally are difficult to pursue as a matter of law or practicality in China. For example, in China, there are significant legal and other obstacles to providing information needed for regulatory investigations or litigations initiated outside China. Although the authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, such cooperation with the securities regulatory authorities in the Unities States may not be efficient in the absence of mutual and practical cooperation mechanism. Furthermore, according to Article 177 of the PRC Securities Law, which became effective in March 2020, no overseas securities regulator is allowed to directly conduct investigation or evidence collection activities within the PRC territory. While detailed interpretation of or implementation rules under Article 177 have yet to be promulgated, the inability for an overseas securities regulator to directly conduct investigation or evidence collection activities within China may further increase the difficulties you face in protecting your interests. See also "—Risks Related to Our ADSs—You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law."

The custodians or authorized users of our controlling non-tangible assets, including chops and seals, may fail to fulfill their responsibilities, or misappropriate or misuse these assets.

        Under the PRC law, legal documents for corporate transactions, including agreements and contracts are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with relevant PRC market regulation administrative authorities.

        In order to secure the use of our chops and seals, we have established internal control procedures and rules for using these chops and seals. In any event that the chops and seals are intended to be used, the responsible personnel will submit a formal application, which will be verified and approved by authorized employees in accordance with our internal control procedures and rules. In addition, in order to maintain the physical security of our chops, we generally have them stored in secured locations accessible only to authorized employees. Although we monitor such authorized employees, the procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that our employees could abuse their authority, for example, by entering into a contract not approved by us or seeking to gain control of one of our subsidiaries or our affiliated entities or their subsidiaries. If any employee obtains, misuses or misappropriates our chops and seals or other controlling non-tangible assets for whatever reason, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve and divert management from our operations, and we may not be able to recover our loss due to such misuse or misappropriation if the third party relies on the apparent authority of such employees and acts in good faith.

Under the PRC Enterprise Income Tax Law, we may be classified as a PRC "resident enterprise," which could result in unfavorable tax consequences to us and our shareholders and have a material adverse effect on our results of operations and the value of your investment.

        Under the PRC Enterprise Income Tax Law, or the EIT Law, which became effective in January 2008 and most recently amended in December 2018, an enterprise established outside the PRC with "de facto management bodies" within the PRC is considered a "resident enterprise" for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. In 2009, the State Administration of Taxation, or the SAT, issued the Notice Regarding the Determination of Chinese-Controlled Overseas Incorporated Enterprises as PRC Tax Resident Enterprise on the Basis of De Facto Management Bodies, or SAT Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled enterprise that is incorporated offshore is located in China. Further to SAT Circular 82, in 2011, the SAT issued the Administrative Measures for Enterprise Income Tax of Chinese-Controlled Offshore Incorporated Resident Enterprises (Trial), or SAT Bulletin 45, amended in 2018, to provide more guidance on the implementation of SAT Circular 82. SAT Bulletin 45 clarified certain issues in the areas of resident status determination, post-determination administration and competent tax authorities' procedures.

        According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be considered as a PRC tax resident enterprise by virtue of having its "de facto management body" in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following conditions are met: (1) the senior management and core management departments in charge of its daily operations function have their presence mainly in the PRC; (2) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (3) its major assets, accounting books, company seals, and minutes and files of its board and shareholders' meetings are located or kept in the PRC; and (4) more than half of the enterprise's directors or senior management with voting rights habitually reside in the PRC. SAT Bulletin 45 specifies that when provided with a copy of Chinese tax resident determination certificate from a resident Chinese controlled offshore incorporated enterprise, the payer should not withhold 10% income tax when paying the Chinese-sourced dividends, interest, royalties, etc. to the Chinese controlled offshore incorporated enterprise.

        Although SAT Circular 82 and SAT Bulletin 45 only apply to offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise groups and not those controlled by PRC individuals or foreigners, the determination criteria set forth therein may reflect the SAT's general position on how the term "de facto management body" could be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners.

        In addition, the SAT issued the Announcement of the State Administration of Taxation on Issues concerning the Determination of Resident Enterprises Based on the Standards of Actual Management Institutions in January 2014 to provide more guidance on the implementation of SAT Circular 82. This bulletin further provides that, among other things, an entity that is classified as a "resident enterprise" in accordance with the circular shall file the application for classifying its status of residential enterprise with the local tax authorities where its main domestic investors are registered. From the year in which the entity is determined to be a "resident enterprise," any dividend, profit and other equity investment gain shall be taxed in accordance with the enterprise income tax law and its implementing rules.

        Although our offshore holding entity is not controlled by PRC enterprises or a PRC enterprise group and our revenues are primarily generated from business operations conducted outside of China, we cannot rule out the possibility that the PRC tax authorities determine that we or any of our non-PRC subsidiaries is a PRC resident enterprise for PRC enterprise income tax purposes, which could subject our company or any of our non-PRC subsidiaries to PRC tax at a rate of 25% on its world-wide income, which could materially reduce our net income. In addition, we may also be subject to PRC enterprise income tax reporting obligations.

        If the PRC tax authorities determine that our company is a PRC resident enterprise for PRC enterprise income tax purposes, gains realized on the sale or other disposition of ADSs or ordinary shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. Any such tax may reduce the returns on your investment in the ADSs.

There are significant uncertainties under the EIT Law relating to the withholding tax liabilities of our PRC subsidiary, and dividends payable by our PRC subsidiary to our offshore subsidiaries may not qualify to enjoy certain treaty benefits.

        Under the EIT Law and its implementation rules, the profits of a foreign-invested enterprise generated through operations, which are distributed to its immediate holding company outside China, will be subject to a withholding tax rate of 10.0%. Pursuant to a special arrangement between Hong Kong and China, such rate may be reduced to 5.0% if a Hong Kong resident enterprise owns more than 25.0% of the equity interest in the PRC company. Our current PRC subsidiary is wholly owned by our Hong Kong subsidiary, CooTek HongKong Limited, or CooTek HK. Accordingly, CooTek HK may qualify for a 5.0% tax rate in respect of distributions from its PRC subsidiary. Under the Notice of the State Administration of Taxation on Issues regarding the Administration of the Dividend Provision in Tax Treaties promulgated on February 20, 2009, the taxpayer needs to satisfy certain conditions to enjoy the benefits under a tax treaty. These conditions include: (1) the taxpayer must be the beneficial owner of the relevant dividends, and (2) the corporate shareholder to receive dividends from the PRC subsidiary must have continuously met the direct ownership thresholds during the 12 consecutive months preceding the receipt of the dividends. Further, the SAT promulgated the Notice on How to Understand and Recognize the "Beneficial Owner" in Tax Treaties in 2009, most recently amended on February 3, 2018 and effective from April 1, 2018, which sets forth several non-rebuttable presumptions to be a "beneficial owner", and certain detailed factors in determining the "beneficial owner" status.

        Entitlement to a lower tax rate on dividends according to tax treaties or arrangements between the PRC central government and governments of other countries or regions is subject to Administrative Measures on Entitlement of Non-residents to Treatment under Tax Treaties , or SAT Circular 60, replaced by SAT Circular 35 in 2019, which provides that non-resident enterprises are not required to obtain pre-approval from the relevant tax authority in order to enjoy the reduced withholding tax. Instead, non-resident enterprises and their withholding agents may, by self-assessment and on confirmation that the prescribed criteria to enjoy the tax treaty benefits are met, directly apply the reduced withholding tax rate, and file necessary forms and supporting documents when performing tax filings, which will be subject to post-tax filing examinations by the relevant tax authorities. As a result, we cannot assure you that we will be entitled to any preferential withholding tax rate under tax treaties for dividends received from our PRC subsidiary.

We face uncertainty with respect to indirect transfer of equity interests in PRC resident enterprises by their non-PRC holding companies.

        We face uncertainties regarding the reporting on and consequences of previous private equity financing transactions involving the transfer and exchange of shares in our company by non-resident investors.

        In February 2015, the SAT issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or SAT Bulletin 7, as amended in 2017, which replaced certain clauses of the Notice of the State Administration of Taxation on Strengthening the Administration of Enterprise Income Tax on Non-resident Enterprises' Equity Transfer Income issued by the SAT in December 2009. Pursuant to this bulletin, an "indirect transfer" of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. According to SAT Bulletin 7, "PRC taxable assets" include assets attributed to an establishment in China, immovable properties located in China, and equity investments in PRC resident enterprises, in respect of which gains from their transfer by a direct holder, being a non-PRC resident enterprise, would be subject to PRC enterprise income taxes. When determining whether there is a

"reasonable commercial purpose" of the transaction arrangement, features to be taken into consideration include: whether the main value of the equity interest of the relevant offshore enterprise derives from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consist of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the business model and organizational structure; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. In respect of an indirect offshore transfer of assets of a PRC establishment, the resulting gain is to be included with the enterprise income tax filing of the PRC establishment or place of business being transferred, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immovable properties located in China or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax of 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. Where the payor fails to withhold any or sufficient tax, the transferor is required to declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. SAT Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange.

        There is uncertainty as to the application of SAT Bulletin 7. We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries or investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions under SAT Bulletin 7. In 2014, we repurchased certain number of ordinary shares in CooTek (Cayman) Inc. from an existing shareholder for the consideration of US$9.3 million. The existing shareholder undertook to make the necessary tax filings in relation to this repurchase by herself and to indemnify us against any losses arising from the failure to make such tax filings. However, we cannot assure you that, if the existing shareholder fails to make necessary tax filings, the tax authority would not require us to make such tax filings and even subject us to fines. As of the date of this prospectus supplement, we have neither received any notice of warning nor been subject to any penalties or other disciplinary action from the relevant government authorities regarding such tax filing. For transfer of shares in our company by investors that are non-PRC resident enterprises, our PRC subsidiary may be requested to assist in the filing under SAT Bulletin 7. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars.

China's M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

        The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, and other recently adopted regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (1) any important industry is concerned, (2) such transaction involves factors that impact or may impact national economic security, or (3) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of the National People's Congress in August 2007 and effective in August 2008 requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds (i.e., during the previous fiscal year, (1) the total global turnover of all operators participating in the transaction exceeds RMB10 billion and at least two of these operators each had a turnover of more than RMB400 million within China, or (2) the total turnover within China of all the operators participating in the concentration exceeded RMB2 billion, and at least two of these operators each had a turnover of more than RMB400 million within China) must be cleared by MOFCOM before they can be completed. In addition, in February 2011, the General Office of the State Council promulgated a Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the Circular 6, which officially established a security review system for mergers and acquisitions of domestic enterprises by foreign investors. Further, in August 2011, MOFCOM promulgated the Regulations on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors, or the MOFCOM Security Review Regulations, to implement the Circular 6. Under Circular 6, a security review is required for mergers and acquisitions by foreign investors having "national defense and security" concerns and mergers and acquisitions by which foreign investors may acquire the "de facto control" of domestic enterprises with "national security" concerns. Under the MOFCOM Security Review Regulations, MOFCOM will focus on the substance and actual impact of the transaction when deciding whether a specific merger or acquisition is subject to security review. If MOFCOM decides that a specific merger or acquisition is subject to security review, it will submit it to the Inter-Ministerial Panel, an authority established under the Circular 6 led by the National Development and Reform Commission, or NDRC, and MOFCOM under the leadership of the State Council, to carry out security review. The regulations prohibit foreign investors from bypassing the security review by structuring transactions through trusts, indirect investments, leases, loans, control through contractual arrangements or offshore transactions. There is no explicit provision or official interpretation stating that the merging or acquisition of a company engaged in the internet information services, online games, online audio-visual program services and related businesses requires security review, and there is no requirement that acquisitions completed prior to the promulgation of the Security Review Circular are subject to MOFCOM review.

        In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions. It is unclear whether our business would be deemed to be in an industry that raises "national defense and security" or "national security" concerns. However, MOFCOM or other government agencies may publish explanations in the future determining that our business is in an industry subject to the security review, in which case our future acquisitions in the PRC, including those by way of entering into contractual control arrangements with target entities, may be closely scrutinized or prohibited.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiary's ability to increase their registered capital or distribute profits to us or otherwise expose us to liability and penalties under PRC law.

        In July 2014, the SAFE promulgated the Circular on Relevant Issues Relating to Domestic Resident's Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, which replaced the Relevant Issues Concerning Foreign Exchange Control on Domestic Residents' Corporate Financing and Roundtrip Investment through Offshore Special Purpose Vehicles, or Circular 75. Circular 37 requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. According to the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment released on February 13, 2015 by the SAFE, as amended in 2019, local banks will examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under SAFE Circular 37 from June 1, 2015.

        If our shareholders who are PRC residents or entities do not complete their registration with the local SAFE branches, our PRC subsidiary may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our PRC subsidiary. Moreover, failure to comply with the SAFE registration described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

        Karl Kan Zhang, Susan Qiaoling Li, Michael Jialing Wang, Jim Jian Wang and Haiyan Zhu, who directly or indirectly hold shares in CooTek (Cayman) Inc. and who are PRC residents, have completed the SAFE registration in connection with our financings and have committed to update their registration filings with SAFE under SAFE Circular 75 or Circular 37 when any changes should be registered under SAFE Circular 75 or Circular 37. However, we may not at all times be fully aware or informed of the identities of all our shareholders or beneficial owners that are required to make such registrations, and we cannot compel our beneficial owners to comply with SAFE registration requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents or entities have complied with, and will in the future make or obtain any applicable registrations or approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiary, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiary's ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Failure to comply with PRC regulations regarding the registration requirements for employee stock ownership plans or share option plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

        Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies due to their position as director, senior management or employees of the PRC subsidiaries of the overseas companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. Our directors, executive officers and other employees who are PRC residents and who have been granted options may follow SAFE Circular 37 to apply for the foreign exchange registration before our company becomes an overseas listed company. In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plans of Overseas Publicly-Listed Companies, or the Stock Option Rules. Under the Stock Option Rules and other relevant rules and regulations, PRC residents who participate in stock incentive plan in an overseas publicly-listed company are required to register with SAFE or its local branches and complete certain other procedures. Participants of a stock incentive plan who are PRC residents must retain a qualified PRC agent, which could be a PRC subsidiary of such overseas publicly listed company or another qualified institution selected by such PRC subsidiary, to conduct the SAFE registration and other procedures with respect to the stock incentive plan on behalf of its participants. Such participants must also retain an overseas entrusted institution to handle matters in connection with their exercise of stock options, the purchase and sale of corresponding stocks or interests and fund transfers. In addition, the PRC agent is required to amend the SAFE registration with respect to the stock incentive plan if there is any material change to the stock incentive plan, the PRC agent or the overseas entrusted institution or other material changes. We and our PRC employees who have been granted stock options are subject to these regulations. We have completed such SAFE registrations for our PRC stock option holder employees in March 2019. However, we cannot assure you that we will be able to complete the relevant registration for new employees who participate in such stock incentive plan in the future in a timely manner or at all. Failure of our PRC stock option holders to complete their SAFE registrations may subject these PRC residents to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiary, limit our PRC subsidiary's ability to distribute dividends to us, or otherwise materially adversely affect our business.

PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of our initial public offering to make loans to our PRC subsidiary and consolidated affiliated entities, or to make additional capital contributions to our PRC subsidiary.

        We are an offshore holding company conducting our operations in China through our PRC subsidiary and consolidated affiliated entities. We may make loans to our PRC subsidiary and consolidated affiliated entities, or we may make additional capital contributions to our PRC subsidiary, or we may establish new PRC subsidiary and make capital contributions to these new PRC subsidiaries, or we may acquire offshore entities with business operations in China in an offshore transaction.

        Most of these ways are subject to PRC regulations and approvals. For example, loans by us to our wholly owned PRC subsidiary to finance its activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE. If we decide to finance our wholly owned PRC subsidiary by means of capital contributions, these capital contributions are subject to the requirement of making necessary filings with the MOFCOM and registration with other governmental authorities in China. Due to the restrictions imposed on loans in foreign currencies extended to any PRC domestic companies, we are not likely to make such loans to our consolidated affiliated entities, which are PRC domestic company. Further, we are not likely to finance the activities of our consolidated affiliated entities by means of capital contributions due to regulatory restrictions relating to foreign investment in PRC domestic enterprises engaged in internet information services, online games, online audio-visual program services and related businesses.

        The SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or SAFE Circular 19, effective in June 2015. According to SAFE Circular 19, the flow and use of the RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that RMB capital may not be used for the issuance of RMB entrusted loans, the repayment of inter-enterprise loans or the repayment of banks loans that have been transferred to a third party. Although SAFE Circular 19 allows RMB capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within the PRC, it also reiterates the principle that RMB converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or SAFE Circular 16, effective in June 2016, which reiterates some of the rules set forth in SAFE Circular 19, but changes the prohibition against using RMB capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue RMB entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. SAFE Circular 19 and SAFE Circular 16 may significantly limit our ability to transfer any foreign currency we hold, including the net proceeds from our initial public offering, to our PRC subsidiary, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC. On October 23, 2019, SAFE issued Notice of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-border Trade and Investment, or the Circular 28. Circular 28 allows non-investment foreign-invested enterprises to use their capital funds to make equity investments in China, provided that such investments do not violate the Negative List and the target investment projects are genuine and in compliance with PRC laws. Since Circular 28 was issued only recently, its interpretation and implementation in practice are still subject to substantial uncertainties.

        In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiary or with respect to future capital contributions by us to our PRC subsidiary. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we received from our initial public offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Fluctuation in the value of the RMB may have a material adverse effect on the value of your investment.

        The conversion of Renminbi into foreign currencies, including U.S. dollars, is based on rates set by the People's Bank of China. The Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. The value of Renminbi against the U.S. dollar and other currencies is affected by changes in China's political and economic conditions and by China's foreign exchange policies, among other things. We cannot assure you that Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between Renminbi and the U.S. dollar in the future.

        A certain percentage of our costs, expenses and revenues are denominated in RMB. Any significant depreciation of the RMB may materially adversely affect the value of, and any dividends payable on, our ADSs in U.S. Dollars. To the extent that we need to convert U.S. Dollars we received from our initial public offering into RMB for our operations, appreciation of the RMB against the U.S. Dollar would have an adverse effect on the RMB amount we would receive from the conversion. Conversely, if we decide to convert our RMB into U.S. Dollars for the purpose of paying dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. Dollar against the RMB would have an adverse effect on the U.S. Dollar amount available to us.

        Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

If additional remedial measures are imposed on major PRC-based accounting firms, including our independent registered public accounting firm, our financial statements could be determined not to be in compliance with the SEC requirements.

        Beginning in 2011, the Chinese affiliates of the "big four" accounting firms (including our independent registered public accounting firm) were affected by a conflict between the U.S. and Chinese law. Specifically, for certain U.S. listed companies operating and audited in the PRC, the SEC and the PCAOB sought to obtain access to the audit work papers and related documents of the

Chinese affiliates of the "big four" accounting firms. The accounting firms were, however, advised and directed that, under Chinese law, they could not respond directly to the requests of the SEC and the PCAOB and that such requests, and similar requests by foreign regulators for access to such papers in the PRC, had to be channeled through the China Securities Regulatory Commission, or the CSRC.

        In late 2012, this impasse led the SEC to commence administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the "big four" accounting firms (including our independent registered public accounting firm). A first instance trial of these proceedings in July 2013 in the SEC's internal administrative court resulted in an adverse judgment against the firms. The administrative law judge proposed penalties on the firms, including a temporary suspension of their right to practice before the SEC. Implementation of the latter penalty was postponed pending review by the SEC Commissioners. On February 6, 2015, before a review by the SEC Commissioners had taken place, the firms reached a settlement with the SEC. Under the settlement, the SEC accepts that future requests by the SEC for the production of documents will normally be made to the CSRC. The firms will receive matching Section 106 requests, and are required to abide by a detailed set of procedures with respect to such requests, which in substance require them to facilitate production via the CSRC. If the firms fail to follow these procedures and meet certain other specified criteria, the SEC retains the authority to impose a variety of additional remedial measures, including, as appropriate, an automatic six-month bar on a firm's ability to perform certain audit work, commencement of new proceedings against a firm or, in extreme cases, the resumption of the current administrative proceeding against all four firms.

        In the event that the SEC restarts administrative proceedings, depending upon the final outcome, listed companies in the U.S. with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in their financial statements being determined to not be in compliance with the requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against the firms may cause investor uncertainty regarding PRC-based, U.S.-listed companies and the market price of their shares may be adversely affected.

        If our independent registered public accounting firm was denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our financial statements, our financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delisting of our shares from the New York Stock Exchange or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of our shares in the U.S.

We face uncertainties with respect to the enactment, interpretation and implementation of draft Anti-Monopoly Guidelines for the Internet Platform Economy Sector.

        In early November 2020, the State Administration for Market Regulation further published a draft Anti-Monopoly Guidelines for the Internet Platform Economy Sector that aims at specifying some of the circumstances under which an activity of Internet platform may be identified as monopolistic act as well as setting out merger controlling filing procedures involving variable interest entities. These draft guidelines are now open for public comment and are pending finalization and enactment, and we cannot assure you that there will not be any material changes in the final form of these draft guidelines. Due to the uncertainties associated with the evolving legislative activities and varied local implementation practices of anti-monopoly and competition laws and regulations in the PRC, it may be costly to adjust some of our business practice in order to comply with these laws, regulations, rules, guidelines and implementations, and any incompliance or associated inquiries, investigations and other governmental actions may divert significant management time and attention and our financial resources, bring negative publicity, subject us to liabilities or administrative penalties, and/or materially and adversely affect our financial conditions, operations and business prospects.

Risks Related to This Offering

There is no public market for the Note.

        There is no established public trading market for the Note, and we do not expect a market to develop. In addition, we do not intend to apply to list the Note on any national securities exchange or other nationally recognized trading system, including the New York Stock Exchange. Without an active market, the liquidity of the Note will be limited.

The Note issued in this offering are speculative in nature.

        The Note issued in this offering do not confer any rights of ADSs ownership on their holders, but rather merely represent the right to acquire ADSs at a conversion price. However, noteholder will be subject to all changes affecting our ADSs to the extent the market price of the Note depends on the market price of our ADSs and to the extent they receive ADSs upon conversion of the Note. Following this offering, the market value of the Note, if any, is uncertain and there can be no assurance that the market value of the Note will equal or exceed their conversion price.

The issuance and sale of shares issuable upon the conversion of the Note may depress our stock price.

        If the Investor elects to convert the Note, it will have a dilutive effect on our existing shareholders. The securities issued to it pursuant to the conversion of the Note and such sales could cause the market price of our ADSs to decline.

Holders of the Note will not have rights of holders of our ADSs until such Note is converted.

        Until holders of Note acquire ADSs upon conversion of the Note, holders of Note will have no rights with respect to the ADSs.

The trading price of our ADSs is likely to be volatile, which could result in substantial losses to investors.

        During the fiscal year ended December 31, 2020, the trading price of our ADSs has ranged from US$2.61 to US$ 7.45 per ADS. On January 15, 2021, the closing price of the ADSs on the New York Stock Exchange was US$2.71 per ADS. The trading price of our ADSs is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, including the performance and fluctuation of the market prices of other mobile internet companies based in China that have listed their securities in the United States. In addition to market and industry factors, the price and trading volume for our ADSs may be highly volatile for factors specific to our own operations, including the following:

  •
  variations in our revenues, earnings, cash flow and data related to our operating metrics;

  •
  announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

  •
  announcements of new product and service offerings, solutions and expansions by us or our competitors;

  •
  changes in financial estimates by securities analysts;

  •
  financial projections that may be provided by us and changes to these projections;

  •
  detrimental adverse publicity about us, our products and services or our industry;

  •
  additions or departures of key personnel;

  •
  release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

  •
  potential litigation or regulatory investigations.

        Any of these factors may result in large and sudden changes in the volume and price at which our ADSs will trade.

        In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management's attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our operating results. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Techniques employed by short sellers may drive down the market price of our ADSs.

        Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller's interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

        Public companies listed in the United States that have a substantial majority of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

        We may be the subject of unfavorable allegations made by short sellers in the future. Any such allegations may be followed by periods of instability in the market price of our common shares and ADSs and negative publicity. If and when we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable federal or state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations and shareholders' equity, and the value of any investment in our ADSs could be greatly reduced or rendered worthless.

Our dual-class share structure with different voting rights will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

        We have created a dual-class share structure such that our ordinary shares shall consist of Class A ordinary shares and Class B ordinary shares. In respect of matters requiring the votes of shareholders, holders of Class A ordinary shares are entitled to one vote per share, while holders of Class B ordinary shares are entitled to twenty-five (25) votes per share on all matters subject to vote at general meetings of our company based on our dual-class share structure. Each Class B ordinary share is convertible into one Class A ordinary share at any time at the option of the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of any Class B ordinary shares by a holder thereof to any person or entity other than holders of Class B ordinary shares or their affiliates, or upon a change of ultimate beneficial ownership of any Class B ordinary shares to any person who is not an affiliate of the holder thereof, such Class B ordinary shares shall be automatically and immediately converted into the equivalent number of Class A ordinary shares.

        As of December 31, 2020, our chairman of the board of directors and chief architect, Karl Kan Zhang, beneficially owns all of our issued Class B ordinary shares. These Class B ordinary shares constitutes approximately 8.1% of our total issued and outstanding share capital and 68.7% of the aggregate voting power of our total issued and outstanding share capital as of December 31, 2020, due to the disparate voting powers associated with our dual-class share structure. As a result of the dual-class share structure and the concentration of ownership, holders of Class B ordinary shares have considerable influence over matters such as decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. Such holders may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of our ADSs. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.

The dual-class structure of our ordinary shares may adversely affect the trading market for our ADSs.

        S&P Dow Jones and FTSE Russell have recently announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual-class structure of our ordinary shares may prevent the inclusion of our ADSs representing Class A ordinary shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our ADSs. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our ADSs.

If securities or industry analysts do not publish research about our business, or if they adversely change their recommendations regarding our ADSs, the market price for our ADSs and trading volume could decline.

        The trading market for our ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our ADSs, the market price for our ADSs would likely decline. If one or more of these analysts cease to cover us, or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our ADSs to decline.

Substantial future sale or the perception of a potential sale of substantial amounts of our ADSs could adversely affect our ADRs' market price.

        Sales of substantial amounts of our ADSs in the public market, or the perception that these sales could occur, could adversely affect the market price of our ADSs and could materially impair our ability to raise capital through equity offerings in the future. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our ADSs.

Because we do not expect to pay dividends in the foreseeable future, you must rely on price appreciation of our ADSs for return on your investment.

        We currently intend to retain most, if not all, of our available funds and any future earnings to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in our ADSs as a source for any future dividend income.

        Pursuant to our seventh amended and restated memorandum and articles of association, our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend either out of profits or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our ADSs will likely depend entirely upon any future price appreciation of our ADSs. There is no guarantee that our ADSs will appreciate in value or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in our ADSs and you may even lose your entire investment in our ADSs.

You may be subject to PRC income tax on dividends from us or on any gain realized on the transfer of our ADSs.

        Under the EIT Law and its implementation rules, subject to any applicable tax treaty or similar arrangement between the PRC and your jurisdiction of residence that provides for a different income tax arrangement, PRC withholding tax at the rate of 10% is normally applicable to dividends from PRC sources payable to investors that are non-PRC resident enterprises, which do not have an establishment or place of business in the PRC, or which have such establishment or place of business if the relevant income is not effectively connected with the establishment or place of business. Any gain realized on the transfer of ADSs or ordinary shares by such non-PRC resident enterprise investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC, unless a tax treaty or similar arrangement provides otherwise. Under the PRC Individual Income Tax Law and its implementation rules, dividends from sources within the PRC paid to foreign individual investors who are not PRC residents are generally subject to a PRC withholding tax at a rate of 20% and gains from PRC sources realized by such investors on the transfer of ADSs or ordinary shares are generally subject to 20% PRC income tax, in each case, subject to any reduction or exemption set forth in applicable tax treaties and similar arrangements and PRC laws. Although substantially all of our daily operations are in China, it is unclear whether dividends we pay with respect to our ADSs, or the gain realized from the transfer of our ADSs, would be treated as income derived from sources within the PRC and as a result be subject to PRC income tax if we were considered a PRC resident enterprise, as described above. If PRC income tax were imposed on gains realized through the transfer of our ADSs or on dividends paid to our non-PRC resident investors, the value of your investment in our ADSs may be materially and adversely affected. Furthermore, our ADS holders whose jurisdictions of residence have tax treaties or similar arrangements with China may not qualify for benefits under such tax treaties or arrangements.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our ADSs or ordinary shares.

        A non-U.S. corporation will be a passive foreign investment company, or PFIC, for any taxable year if either (1) at least 75% of its gross income for such year consists of certain types of "passive" income; or (2) at least 50% of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce passive income or are held for the production of passive income, or the asset test. Based on our historical, current and expected value of our assets and the composition of our income and assets (taking into account our historical and current market capitalization and expected cash proceeds from this offering), we do not believe that we were a PFIC for our taxable year ended December 31, 2020 and we do not expect to be a PFIC for the current taxable year or the foreseeable future. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition of our income and assets. Fluctuations in the market price of our ADSs may cause us to become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test may be determined by reference to the market price of our ADSs (which may be volatile). The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets.

        If we were to be or become a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See "Taxation—Material United States Federal Income Tax Considerations—Passive Foreign Investment Company Rules."

Our memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our Class A ordinary shares and ADSs.

        Our seventh memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. Our dual-class voting structure gives disproportionate voting power to holders of the Class B ordinary shares. In addition, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our Class A ordinary shares, in the form of ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ADSs may fall and the voting and other rights of the holders of our Class A ordinary shares and ADSs may be materially and adversely affected.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

        We are an exempted company limited by shares incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (2020 Revision) of the Cayman Islands and the common law of the Cayman Islands.

The rights of shareholders to take action against the directors, actions by minority shareholders, and the fiduciary duties owed to us by our directors under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties owed to us by our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

        Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (save for our memorandum and articles of association) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for our shareholders to obtain the information needed to establish any facts necessary for them to motion or to solicit proxies from other shareholders in connection with a proxy contest.

        As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

        The deposit agreement governing the ADSs representing our ordinary shares provides that, subject to the depositary's right to require a claim to be submitted to arbitration, the federal or state courts in the City of New York have exclusive jurisdiction to hear and determine claims arising under the deposit agreement and in that regard, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

        If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable U.S. state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the U.S. federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the deposit agreement.

        If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under U.S. federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and/or the depositary. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

        Nevertheless, if this jury trial waiver provision is not enforced, to the extent a court action proceeds, it would proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

Certain judgments obtained against us by our shareholders may not be enforceable.

        We are a Cayman Islands exempted company and substantially all of our assets are located outside of the United States. Substantially all of our daily operations are conducted in China. In addition, substantially all of our current directors and officers are nationals and residents of countries other than the United States, and substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements.

        We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 for so long as we remain an emerging growth company until the fifth anniversary from the date of our initial listing. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important. In addition, pursuant to the JOBS Act, we have elected to take advantage of the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards. If we cease to be an emerging growth company, we will no longer be able to take advantage of these exemptions or the extended transition period for complying with new or revised accounting standards.

        We cannot predict if investors will find our ADSs less attractive or our company less comparable to certain other public companies because we will rely on these exemptions and election. If some investors find our ADSs less attractive as a result, there may be a less active trading market for our ADSs and our ADS price may be more volatile.

We will incur increased costs as a result of being a public company, particularly after we cease to qualify as an "emerging growth company."

        We are a public company and expect to incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and the New York Stock Exchange, impose various requirements on the corporate governance practices of public companies. As a company with less than US$1.07 billion in revenues for our last fiscal year, we qualify as an "emerging growth company" pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, in the assessment of the emerging growth company's internal control over financial reporting. The JOBS Act also permits an emerging growth company to delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to take advantage of such extended transition period for complying with new or revised accounting standards as required when they are adopted for public companies.

        We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an "emerging growth company," we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC. For example, as a result of becoming a public company, we will need to increase the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we may incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NYSE corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the NYSE corporate governance listing standards.

        As a Cayman Islands exempted company listed on the New York Stock Exchange, we are subject to the NYSE corporate governance listing standards. However, NYSE rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the NYSE corporate governance listing standards. We have chosen, and may from time to time choose, to follow home country exemptions with respect to certain corporate matters. For example, beginning on September 2, 2019, we choose to follow home country practice in lieu of the requirements of NYSE Listed Company Manual Section 303A.01 to have a majority of independent directors and Section 303A.07 to have an audit committee with at least three members. As a result, our shareholders may be afforded less protection than they would otherwise enjoy under the NYSE governance listing standards applicable to U.S. domestic issuers.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

        Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

  •
  the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

  •
  the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

  •
  the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

  •
  the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

        We are required to file an annual report within four months of the end of each fiscal year. In addition, we voluntarily publish our results on a quarterly basis through press releases, distributed pursuant to the rules and regulations of the New York Stock Exchange. Press releases relating to financial results and material events are furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC are less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement.

        Holders of ADSs do not have the same rights as our registered shareholders. As a holder of our ADSs, you do not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. You will only be able to exercise the voting rights which are carried by the underlying Class A ordinary shares represented by your ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Under the deposit agreement, you may vote by giving voting instructions to the depositary. Upon receipt of your voting instructions, the depositary will try, as far as is practicable, to vote the underlying Class A ordinary shares represented by your ADSs in accordance with your instructions. If we ask for your instructions, then upon receipt of your voting instructions, the depositary will try to vote the underlying Class A ordinary shares in accordance with these instructions. If we do not instruct the depositary to ask for your instructions, the depositary may still vote in accordance with instructions you give, but it is not required to do so. You are not able to directly exercise your right to vote with respect to the underlying Class A ordinary shares represented by your ADSs unless you withdraw such shares, and become the registered holder of such shares prior to the record date for the general meeting. When a general meeting is convened, you may not receive sufficient advance notice of the meeting to withdraw the underlying Class A ordinary shares represented by your ADSs and become the registered holder of such shares to allow you to attend the general meeting and to vote directly with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our seventh amended and restated articles of association, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the underlying Class A ordinary shares represented by your ADSs and becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the underlying Class A ordinary shares represented by your ADSs. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to direct how the underlying Class A ordinary shares represented by your ADSs are voted and you may have no legal remedy if the underlying Class A ordinary shares represented by your ADSs are not voted as you requested.

You may experience dilution of your holdings due to inability to participate in rights offerings.

        We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may be subject to limitations on transfer of your ADSs.

        Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein and therein may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Sections of this prospectus supplement and the accompanying prospectus (including statements incorporated by reference herein and therein) entitled "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," among others, discuss factors which could adversely impact our business and financial performance.

        You can identify these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "is/are likely to" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

  •
  our mission and strategies;

  •
  our future business development, financial conditions and results of operations;

  •
  the expected growth of the mobile internet industry and mobile advertising industry;

  •
  the expected growth of mobile advertising;

  •
  our expectations regarding demand for and market acceptance of our products and services;

  •
  competition in our industry; and

  •
  relevant government policies and regulations relating to our industry.

        The forward-looking statements made in this prospectus supplement, the accompanying prospectus or the information incorporated by reference herein and therein relate only to events or information as of the date on which the statements are made in such document. Except as required by U.S. federal securities law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein and therein, along with any exhibits thereto, completely and with the understanding that our actual future results may be materially different from what we expect. Other sections of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

        This prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein and therein may also contain estimates, projections and statistical data that we obtained from industry publications and reports generated by government or third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable. However, the statistical data and estimates in these publications and reports are based on a number of assumptions and if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. In addition, due to the rapidly evolving nature of the mobile internet industry and mobile advertising industry in China, projections or estimates about our business and financial prospects involve significant risks and uncertainties. You should not place undue reliance on these forward-looking statements.

 USE OF PROCEEDS

        We estimate that we will receive net proceeds from this offering of approximately US$8.5 million, after deducting estimated offering expenses payable by us. We expect to use the net proceeds from this offering primarily for the development of our online literature products and other general corporate purposes.

        The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business, and our plans and business conditions. The foregoing represents our intentions as of the date of this prospectus supplement based upon our current plans and business conditions to use and allocate the net proceeds of this offering. However, our management will have significant flexibility and discretion in applying the net proceeds of this offering. Unforeseen events or changed business conditions may result in application of the proceeds of this offering in a manner other than as described in this prospectus supplement.

        To the extent that the net proceeds we receive from this offering are not immediately applied for the above purposes, we plan to invest the net proceeds in bank deposits.

        In utilizing the proceeds from this offering, as an offshore holding company, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries only through loans or capital contributions and to our affiliated entities only through loans, subject to applicable government registration and approvals. Subject to satisfaction of applicable government reporting, registration and approval requirements, we may extend inter-company loans to our wholly foreign-owned subsidiary in China or make additional capital contributions to our wholly-foreign-owned subsidiary to fund its capital expenditures or working capital. For an increase of registered capital of our wholly foreign-owned subsidiary, we need to submit a report of such modification information to the Ministry of Commerce or its local counterparts through the Enterprise Registration System. If we provide funding to our wholly foreign-owned subsidiary through loans, the total amount of such loans may not exceed either (1) the difference between the entity's total investment as approved by the foreign investment authorities and its registered capital, or (2) such amount as calculated based on certain benchmarks, including capital or net assets and the cross-border financing leverage ratio. Such loans must be registered with local counterpart of SAFE within 15 days immediately following the execution of the loan agreement as required by the SAFE regulations. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. Any failure will delay or prevent us from applying the net proceeds from this offering to our PRC subsidiaries and affiliated entities. See "Risk Factors—Risks Related to Doing Business in China—PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of our initial public offering to make loans to our PRC subsidiary and consolidated affiliated entities, or to make additional capital contributions to our PRC subsidiary."

 DIVIDEND POLICY

        Our board of directors has complete discretion on whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend either out of profits or share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

        We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

        We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiaries in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us.

        If we pay any dividends on our ordinary shares, we will pay those dividends which are payable in respect of the Class A ordinary shares underlying our ADSs to the depositary, as the registered holder of such Class A ordinary shares, and the depositary then will pay such amounts to our ADS holders in proportion to Class A ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on our Class A ordinary shares, if any, will be paid in U.S. dollars.

 CAPITALIZATION

        The following table sets forth our capitalization as of September 30, 2020 presented on:

  •
  an actual basis; and

  •
  on an adjusted basis to give effect to the sale of the Note, after deducting the estimated offering expenses payable by us.

        You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and note included in the information incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2020
	Actual	As adjusted
	(in US$)
Convertible note	—	8,500,000
Shareholders' equity:
Class A ordinary shares (US$0.00001 par value, 13,750,000,000 shares authorized; 2,844,418,332 shares issued and 2,818,991,432 shares outstanding)	28,444	28,444
Class B ordinary shares (US$0.00001 par value, 250,000,000 shares authorized; 246,224,465 shares issued and outstanding)	2,462	2,462
Treasury shares (25,426,900 shares)	(3,322,668)	(3,322,668)
Additional paid-in capital	192,375,859	192,375,859
Accumulated deficit	(182,181,327)	(182,181,327)
Accumulated other comprehensive loss	(1,354,788)	(1,354,788)

Total shareholders' equity	5,547,982	5,547,982

Total capitalization	5,547,982	14,047,982

Note: Total capitalization equals the sum of convertible note and total shareholders' equity.

TAXATION

        The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in our ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus supplement, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ADSs or ordinary shares, such as the tax consequences under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands, the People's Republic of China and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, and to the extent it relates to PRC tax law, it represents the opinion of Junhe LLP, our counsel as to PRC law.

Cayman Islands Taxation

        According to Maples and Calder (Hong Kong) LLP, our Cayman Islands counsel, the Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

        Payments of dividends and capital in respect of our shares will not be subject to taxation in the Cayman Islands and no withholding tax will be required on the payment of dividends or capital to any holder of our ADSs or ordinary shares, nor will gains derived from the disposal of our ADSs or ordinary shares be subject to Cayman Islands income or corporation tax.

People's Republic of China Taxation

        Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with "de facto management body" within the PRC is considered a resident enterprise. The implementation rules define the term "de facto management body" as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the "de facto management body" of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the State Administration of Taxation's general position on how the "de facto management body" text should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its "de facto management body" in China only if all of the following conditions are met: (1) the primary location of the day-to-day operational management is in the PRC; (2) decisions relating to the enterprise's financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (3) the enterprise's primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

        We believe that CooTek (Cayman) Inc. is not a PRC resident enterprise for PRC tax purposes. CooTek (Cayman) Inc. is not controlled by a PRC enterprise or PRC enterprise group and we do not believe that CooTek (Cayman) Inc. meets all of the conditions above. CooTek (Cayman) Inc. is a company incorporated outside the PRC. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside the PRC. In addition, we are not aware of any offshore holding companies with a similar corporate structure as ours ever having been deemed a PRC "resident enterprise" by the PRC tax authorities. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term "de facto management body."

        If the PRC tax authorities determine that CooTek (Cayman) Inc. is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our ADSs. In addition, non-resident enterprise shareholders (including our ADS holders) may be subject to a 10% PRC tax on gains realized on the sale or other disposition of ADSs or ordinary shares, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders (including our ADS holders) would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to such dividends or gains, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether non-PRC shareholders of CooTek (Cayman) Inc. would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that CooTek (Cayman) Inc. is treated as a PRC resident enterprise.

Material United States Federal Income Tax Considerations

        The following discussion is a summary of material United States federal income tax considerations relating to the acquisition, ownership and disposition of our ADSs or ordinary shares by a U.S. Holder (as defined below) that holds our ADSs or ordinary share as "capital assets"(generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon existing United States federal tax law, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service, or the IRS, with respect to any United States federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not discuss all aspects of United States federal income taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax rules (including for example, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, tax-exempt organizations (including private foundations), holders who are not U.S. Holders, holders who own (directly, indirectly or constructively) 10% or more of our stock (by vote or value), holders who acquire their ADSs or ordinary shares pursuant to any employee share option or otherwise as compensation, investors that will hold their ADSs or ordinary shares as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for United States federal income tax purposes, investors required to accelerate the recognition of any item of gross income with respect to our ADSs or ordinary shares as a result of such income being recognized on an applicable financial statement, or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those discussed below). This discussion, moreover, does not address the tax considerations of a holder of the Note or the U.S. federal estate and gift tax or alternative minimum tax consequences of the acquisition or ownership of our ADSs or ordinary shares or the Medicare tax. Each U.S. Holder is urged to consult its tax advisor regarding the United States federal, state, local and non-United States income and other tax considerations of an investment in our ADSs or ordinary shares.

General

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of our ADSs or ordinary shares that is, for United States federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for United States federal income tax purposes) created in, or organized under the law of, the United States or any state thereof or the District of Columbia, (3) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (4) a trust (i) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) that has otherwise validly elected to be treated as a United States person under the Code.

        If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ADSs or ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our ADSs or ordinary shares and their partners are urged to consult their tax advisors regarding an investment in our ADSs or ordinary shares.

        For United States federal income tax purposes, a U.S. Holder of ADSs will generally be treated as the beneficial owner of the underlying shares represented by the ADSs. Accordingly, deposits or withdrawals of ordinary shares for ADSs will generally not be subject to United States federal income tax. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be treated in this manner.

Passive Foreign Investment Company Considerations

        A non-United States corporation, such as our company, will be classified as a passive foreign investment company, or PFIC, for United States federal income tax purposes, if, in the case of any particular taxable year, either (1) 75% or more of its gross income for such year consists of certain types of "passive" income or (2) 50% or more of the value of its assets (generally determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as a passive asset and the company's goodwill and other unbooked intangibles associated with active business activities may generally be classified as active assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock.

        Although the law in this regard is not entirely clear, we treat our VIEs as being owned by us for United States federal income tax purposes, because we control their management decisions and we are entitled to substantially all of the economic benefits associated with these entities, and, as a result, we consolidate their results of operations in our consolidated U.S. GAAP financial statements. If it were determined, however, that we do not own the stock of our VIEs for United States federal income tax purposes, we may be treated as a PFIC for the current taxable year and any subsequent taxable year.

        Assuming that we are the owner of our VIEs for United States federal income tax purposes, and based upon our historical, current and expected value of our assets and the composition of our income and assets (taking into account our historical and current market capitalization and expected cash proceeds from this offering), we do not believe we were a PFIC for the taxable year ended December 31, 2020 and we do not expect to be a PFIC for the current taxable year or in the foreseeable future. While we do not believe we were a PFIC and do not expect to be or become a PFIC in the current or future taxable years, no assurance can be given in that regard because the determination of PFIC status is a fact-intensive inquiry made on an annual basis and will depend upon the composition of our assets and income, and the continued existence of our goodwill at that time. Fluctuations in the market price of our ADSs may cause us to become a PFIC for the current or future taxable years because the value of assets for the purpose of the asset test, including the value of our goodwill and other unbooked intangibles, may be determined by reference to the market value of our ADSs from time to time (which may be volatile). In addition, the composition of our income and our assets will be affected by how, and how quickly, we spend our liquid assets. Under circumstances where we determine not to deploy significant amounts of cash for capital expenditures and other general corporate purposes, our risk of becoming classified as a PFIC may substantially increase.

        Our special United States counsel expresses no opinion with respect to our PFIC status and also expresses no opinion with respect to our expectations regarding our PFIC status. If we are classified as a PFIC for any year during which a U.S. Holder holds our ADSs or ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ADSs or ordinary shares.

        The discussion below under "Dividends" and "Sale or Other Disposition of ADSs or Ordinary Shares" is written on the basis that we are not and will not be classified as a PFIC for United States federal income tax purposes. The United States federal income tax rules that apply if we are treated as a PFIC are generally discussed below under "Passive Foreign Investment Company Rules."

Dividends

        Subject to the discussion below under "Passive Foreign Investment Company Rules," any distributions (including constructive distributions and the amount of any PRC tax withheld) paid on our ADSs or ordinary shares out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of ordinary shares, or by the depositary, in the case of ADSs. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution we pay will generally be treated as a "dividend" for United States federal income tax purposes. A non-corporate U.S. Holder will be subject to tax on dividend income from a "qualified foreign corporation" at a lower applicable capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met. A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (1) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (2) with respect to any dividend it pays on stock (or ADSs in respect of such stock) which is readily tradable on an established securities market in the United States. Our ADSs, but not our ordinary shares, are listed on the New York Stock Exchange, which is an established securities market in the United States. We believe, but cannot assure you, that the ADSs will be considered to be readily tradable on an established securities market in the United States, and there can be no assurance that our ADSs will continue to be considered readily tradable on an established securities market in later years. Since we do not expect that our ordinary shares will be listed on an established securities market, it is unclear whether dividends that we pay on our ordinary shares that are not represented by ADSs will meet the conditions required for the reduced tax rate.

        In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, we may be eligible for the benefits of the Agreement Between the Government of the United States of America and the Government of the People's Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income, or the United States-PRC income tax treaty (which the Secretary of Treasury of the United States has determined is satisfactory for the purpose of being a "qualified foreign corporation"). If we are eligible for such benefits, dividends we pay on our ordinary shares, regardless of whether such shares are represented by the ADSs, would be eligible for the reduced rates of taxation described in the preceding paragraph. U.S. Holders are urged to consult their tax advisors regarding the availability of the reduced tax rate on dividends under their particular circumstances. Dividends received on our ADSs or ordinary shares will not be eligible for the dividends received deduction allowed to corporations.

        In the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid on our ADSs or ordinary shares. Dividends will generally be treated as income from foreign sources for United States foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder's individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of any applicable treaty rate in respect of any foreign withholding taxes imposed on dividends received on our ADSs or ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for United States federal income tax purposes, in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder's individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition of ADSs or Ordinary Shares

        Subject to the discussion below under "Passive Foreign Investment Company Rules," a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder's adjusted tax basis in such ADSs or ordinary shares. Any capital gain or loss will be long-term if the ADSs or ordinary shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are currently eligible for reduced rates of taxation. In the event that gain from the disposition of the ADSs or ordinary shares is subject to tax in the PRC, such gain may be treated as PRC source gain under the United States-PRC income tax treaty. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our ADSs or ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

        If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (1) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder's holding period for the ADSs or ordinary shares), and (2) any gain realized on the sale or other disposition, including a pledge, of ADSs or ordinary shares. Under the PFIC rules:

  •
  the excess distribution or gain will be allocated ratably over the U.S. Holder's holding period for the ADSs or ordinary shares;

  •
  the amount allocated to the taxable year of the distribution or disposition and any taxable years in the U.S. Holder's holding period prior to the first taxable year in which we are classified as a PFIC (each, a "pre-PFIC year"), will be taxable as ordinary income;

  •
  the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

  •
  the interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than a pre-PFIC year.

        If we are a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares and any of our subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

        As an alternative to the foregoing rules, a U.S. Holder of "marketable stock" in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is regularly traded on a qualified exchange or other market. Our ADSs are listed on the New York Stock Exchange, which is an established securities market in the United States. Consequently, if our ADSs continue to be listed on the New York Stock Exchange and are being regularly traded, we expect that the mark-to-market election would be available to a U.S. Holder that holds our ADS were we to be or become a PFIC. Our ADSs are expected to qualify as being regularly traded, but no assurances may be given in this regard. If a U.S. Holder makes this election, the holder will generally (1) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the adjusted tax basis of such ADSs and (2) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder's adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election. Because our ordinary shares will not be listed on a stock exchange, U.S. Holders will not be able to make a mark-to-market election with respect to our ordinary shares.

        Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder's indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes.

        We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

        If a U.S. Holder owns our ADSs or ordinary shares during any taxable year that we are a PFIC, the holder must generally file an annual IRS Form 8621 or such other form as is required by the United States Treasury Department. Each U.S. Holder is advised to consult its tax advisor regarding the potential tax consequences to such holder if we are or become a PFIC, including the possibility of making a mark-to-market election.

Information Reporting and Backup Withholding

        Certain U.S. Holders are required to report information to the IRS relating to an interest in "specified foreign financial assets" (as defined in the Code), including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds $50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a U.S. financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the IRS and fails to do so.

        In addition, U.S. Holders may be subject to information reporting to the IRS and backup withholding with respect to dividends on and proceeds from the sale or other disposition of the ADSs or ordinary shares. Information reporting will generally apply to payments of dividends on, and to proceeds from the sale or other disposition of, ADSs or ordinary shares by a paying agent within the United States to a U.S. Holder, other than U.S. Holders that are exempt from information reporting and properly certify their exemption. A paying agent within the United States will be required to withhold at the applicable statutory rate, currently 24%, in respect of any payments of dividends on, and the proceeds from the disposition of, ADSs or ordinary shares within the United States to a U.S. Holder (other than U.S. Holders that are exempt from backup withholding and properly certify their exemption) if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with applicable backup withholding requirements. U.S. Holders who are required to establish their exempt status generally must provide a properly completed IRS Form W-9.

        Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder's U.S. federal income tax liability. A U.S. Holder generally may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information. Each U.S. Holder is advised to consult with its tax advisor regarding the application of the United States information reporting rules to their particular circumstances

PLAN OF DISTRIBUTION

        On January 19, 2021, we entered into the Note with the Investor. In addition to our issuance of the Note to the Investor, this prospectus supplement and the accompanying prospectus also cover the sale of Class A ordinary shares represented by ADSs issuable to the Investor upon the conversion of the Note.

        It is possible that our shares may be sold by the Investor in one or more of the following manners:

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  to a broker-dealer as principal and resale by the broker-dealer for its account; or

  •
  a combination of any such methods of sale.

        The Investor and any unaffiliated broker-dealer will be subject to liability under the federal securities laws and must comply with the requirements of the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the Investor or any unaffiliated broker-dealer. Under these rules and regulations, the Investor and any unaffiliated broker-dealer:

  •
  may not engage in any stabilization activity in connection with our securities;

  •
  must furnish each broker which offers securities covered by the prospectus supplement and accompanying prospectus that are a part of our Registration Statement with the number of copies of such prospectus supplement and accompanying prospectus which are required by each broker; and

  •
  may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

        These restrictions may affect the marketability of the shares by the Investor and any unaffiliated broker-dealer.

 LEGAL MATTERS

        We are being represented by Wilson Sonsini Goodrich & Rosati, Professional Corporation with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A ordinary shares represented by the ADSs offered in the offering and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Junhe LLP. Wilson Sonsini Goodrich & Rosati, Professional Corporation may reply upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Junhe LLP with respect to matters governed by PRC law.

 EXPERTS

        The financial statements incorporated herein by reference to our annual report on Form 20-F for the fiscal year ended December 31, 2019 have been so incorporated in reliance on the report of Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, given upon their authority as experts in auditing and accounting.

        The offices of Deloitte Touche Tohmatsu Certified Public Accountants LLP are located at 30/F Bund Center, 222 Yan An Road East, Shanghai, People's Republic of China.

 WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed with the SEC a registration statement on Form F-3 (File No. 333-251355), including exhibits, schedules and amendments filed with, or incorporated by reference in, such registration statement, under the Securities Act with respect to underlying shares represented by the ADSs, to be sold in this offering. This prospectus supplement and the accompanying prospectus, which constitute a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-3 and its exhibits and schedules for further information with respect to us and the ADSs.

        We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our Class A ordinary shares. All information filed with the SEC can be obtained over the internet at the SEC's website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms. We also maintain a website at www.cootek.com, but information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement, the accompanying prospectus or any prospectus supplement. You should not regard any information on our website as a part of this prospectus supplement, the accompanying prospectus or any prospectus supplement.

        This prospectus supplement is part of a registration statement we have filed with the SEC. This prospectus supplement omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus supplement, the accompanying prospectus and any prospectus supplement concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

 INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

        We incorporate by reference the documents listed below:

  •
  our 2019 annual report filed with the SEC on April 20, 2020 (File No. 001-38665);

  •
  our current report on Form 6-K (excluding Exhibit 99.4 thereto titled "Earnings Release") furnished with the SEC on December 15, 2020;

  •
  the description of the securities contained in our registration statement on Form 8-A filed on September 19, 2018 (File No. 001-38665) pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

  •
  with respect to each offering of the securities under this prospectus supplement, all our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering by means of this prospectus supplement.

        Our annual report for the fiscal year ended December 31, 2019 contains a description of our business and audited consolidated financial statements with a report by our independent auditor. The consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

        Unless expressly incorporated by reference, nothing in this prospectus supplement or the accompanying prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:

9-11F, No.16, Lane 399, Xinlong Road
Minhang District, Shanghai, 201101
People's Republic of China
+86 21 6485-6352

        You should rely only on the information that we incorporate by reference or provide in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated December 15, 2020

PROSPECTUS

CooTek (Cayman) Inc.

Class A Ordinary Shares

Preferred Shares

Debt Securities

Warrants

        We may from time to time in one or more offerings offer and sell Class A ordinary shares, including Class A ordinary shares represented by ADSs, preferred shares, debt securities and/or warrants of an aggregate offering price of up to US$100,000,000.

        Our ADSs, each representing 50 Class A ordinary shares, are listed on the New York Stock Exchange under the symbol "CTK."

        Each time we sell these securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities offered. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement before you invest in any of these securities.

        We may offer and sell the securities from time to time at fixed prices, at market prices or at negotiated prices, to or through underwriters, to other purchasers, through agents, or through a combination of these methods, on a continuous or delayed basis. See "Plan of Distribution." If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

        Our ordinary shares consist of Class A ordinary shares and Class B ordinary shares. Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to 25 votes on all matters subject to vote at general meetings of our company. Each Class B ordinary share is convertible into one Class A ordinary share at any time at the option of the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B ordinary shares by a holder to any person or entity which is not an affiliate of such holder, or upon a change of ultimate beneficial ownership of any Class B ordinary share to any person or entity who is not an affiliate of such holder, each of such Class B ordinary shares shall be automatically and immediately converted into one Class A ordinary share. See "Description of Share Capital."

        Investing in these securities involves risks. See the "Risk Factors" section contained in the applicable prospectus supplement and the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in these securities.

        This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this prospectus, including any prospectus supplement and documents incorporated by reference. Any representation to the contrary is a criminal offense.

The date of this prospectus is                        , 2020

ABOUT THIS PROSPECTUS

        You should read this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information About Us" and "Incorporation of Documents by Reference."

        In this prospectus, unless otherwise indicated or unless the context otherwise requires:

  •
  "ADSs" refers to American depositary shares, each representing 50 Class A ordinary shares, and "ADRs" are to American depositary receipts that evidence ADSs;

  •
  "China" and the "PRC" refers to the People's Republic of China, excluding, for the purposes of this prospectus only, Taiwan, the Hong Kong Special Administrative Region and the Macao Special Administrative Region;

  •
  "Class A ordinary shares" refers to our Class A ordinary shares, par value US$0.00001 per share;

  •
  "Class B ordinary shares" refers to our Class B ordinary shares, par value US$0.00001 per share;

  •
  "ordinary shares" refers to our Class A ordinary shares and Class B ordinary shares; and

  •
  "we," "us," "our company" or "our" refers to CooTek (Cayman) Inc., its subsidiaries and its consolidated affiliated entities, as the context requires.

        This prospectus is part of a registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a shelf registration process permitted under the Securities Act. By using a shelf registration statement, we may sell any of our securities to the extent permitted in this prospectus and the applicable prospectus supplement, from time to time in one or more offerings on a continuous or delayed basis. This prospectus only provides you with a summary description of these securities. Each time we sell the securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement.

        You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

 INCORPORATION OF DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

        We incorporate by reference the documents listed below:

  •
  our annual report on Form 20-F for the fiscal year ended December 31, 2019 filed with the SEC on April 20, 2020 (File No. 001-38665);

  •
  our current report on Form 6-K (exluding Exhibit 99.4 thereto titled "Earnings Release") furnished with the SEC on December 15, 2020;

  •
  the description of the securities contained in our registration statement on Form 8-A filed on September 19, 2018 (File No. 001-38665) pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

  •
  with respect to each offering of the securities under this prospectus, all our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering by means of this prospectus.

        Our annual report for the fiscal year ended December 31, 2019 contains a description of our business and audited consolidated financial statements with a report by our independent auditor. The consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

        Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

9-11F, No.16, Lane 399, Xinlong Road, Minhang District
Shanghai, 201101
People's Republic of China
+86 21 6485-6352

        You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

 SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and any prospectus supplement, and the information incorporated by reference herein, may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Sections of this prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein by reference, particularly the sections entitled "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," among others, discuss factors which could adversely impact our business and financial performance.

        You can identify these forward-looking statements by words or phrases such as "may," "will," "expect," "anticipate," "aim," "estimate," "intend," "plan," "believe," "is/are likely to" or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements about:

  •
  our mission and strategies;

  •
  our future business development, results of operations and financial condition;

  •
  the expected growth of the mobile internet industry and mobile advertising industry;

  •
  the expected growth of mobile advertising;

  •
  our expectations regarding demand for and market acceptance of our products and services;

  •
  competition in our industry; and

  •
  relevant government policies and regulations relating to our industry.

        The forward-looking statements made in this prospectus or any prospectus supplement, or the information incorporated by reference herein, relate only to events or information as of the date on which the statements are made in such document. Except as required by U.S. federal securities law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and any prospectus supplement, and the information incorporated by reference herein, along with any exhibits thereto, completely and with the understanding that our actual future results may be materially different from what we expect. Other sections of this prospectus, prospectus supplement and the documents incorporated by reference herein include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

        This prospectus and any prospectus supplement, and the information incorporated by reference herein, may also contain estimates, projections and statistical data that we obtained from industry publications and reports generated by government or third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable. However, the statistical data and estimates in these publications and reports are based on a number of assumptions and if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. In addition, due to the rapidly evolving nature of the mobile internet industry and mobile advertising industry in China, projections or estimates about our business and financial prospects involve significant risks and uncertainties. You should not place undue reliance on these forward-looking statements.

 OUR COMPANY

        We are a fast-growing mobile internet company with a global vision, offering content-rich mobile applications including online literature, scenario-based apps and mobile casual games products. Our mission is to empower everyone to enjoy relevant content seamlessly. Sophisticated big data analytics and data driven user insight are the backbone of our business. Our global products of mobile applications serve a large global user base across more than 240 countries and regions.

        As our user base and business operations continue to grow in the recent years using our systematic approach, we have demonstrated our monetization capability in mobile advertising. We leverage our in-depth user insights to deliver targeted, precise and engaging advertisements that are relevant to users across our various mobile applications. Reinvesting part of our revenues generated by mobile advertising, we can further improve our user-centric and data-driven technology, which enables us to release more appealing products to capture mobile internet users' ever-evolving content needs and help us rapidly acquire new users with our ever-improving user profile analysis.

        Our principal executive offices are located at 9-11F, No.16, Lane 399, Xinlong Road, Minhang District, Shanghai, 201101, People's Republic of China. Our telephone number at this address is +86 21 6485-6352. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204 Newark, Delaware 19711.

 RISK FACTORS

        Investing in our securities involves risk. You should carefully consider the risk factors and uncertainties described under the heading "Item 3. Key Information—D. Risk Factors" in our most recently filed annual report on Form 20-F and "Risk Factors" in Exhibit 99.3 included in our current report on Form 6-K furnished with the SEC on December 15, 2020, both of which are incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act, and, if applicable, in any accompanying prospectus supplement or documents incorporated by reference before investing in any of the securities that may be offered or sold pursuant to this prospectus. These risks and uncertainties could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

 USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s).

 DESCRIPTION OF THE SECURITIES

        We may issue, offer and sell from time to time, in one or more offerings, the following securities:

  •
  Class A ordinary shares, including Class A ordinary shares represented by ADSs;

  •
  preferred shares;

  •
  debt securities; and

  •
  warrants.

        The following is a description of the terms and provisions of our Class A ordinary shares, preferred shares, debt securities and warrants, which we may offer and sell using this prospectus. These summaries are not meant to be a complete description of each security. We will set forth in the applicable prospectus supplement a description of the preferred shares, warrants, and, in certain cases, the Class A ordinary shares (including Class A ordinary shares represented by ADSs) that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us, as applicable, will be contained in the prospectus supplement and other offering material relating to such offering. The supplement may also add, update or change information contained in this prospectus. This prospectus and any accompanying prospectus supplement will contain the material terms and conditions for each security. You should carefully read this prospectus and any prospectus supplement before you invest in any of our securities.

DESCRIPTION OF SHARE CAPITAL

        We are a Cayman Islands exempted company with limited liability and our affairs are governed by our seventh amended and restated memorandum and articles of association, or the memorandum and articles of association, as well as the Companies Act (2020 Revision) of the Cayman Islands, or the Companies Act.

        As of the date of this prospectus, our authorized share capital is US$150,000 divided into 15,000,000,000 shares comprising of (1) 13,750,000,000 Class A Ordinary Shares of a par value of US$0.00001 each, (2) 250,000,000 Class B Ordinary Shares of a par value of US$0.00001 each and (3) 1,000,000,000 shares of a par value of US$0.00001 each of such class or classes (however designated) as the board of directors may determine in accordance with Article 9 of the memorandum and articles of association. As of the date of this prospectus, there are 2,814,626,582 Class A ordinary shares and 246,224,465 Class B ordinary shares issued and outstanding.

        The following is a summary of material provisions of our currently effective memorandum and articles of association as well as the Companies Act insofar as they relate to the material terms of our ordinary shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read our memorandum and articles of association, which has been filed with the SEC as an exhibit to our Registration Statement on Form F-1 (File No. 333-226867).

Ordinary Shares

Type and Class of Securities

        Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares, each par value US$0.00001 per share. Our ordinary shares may be held in either certificated or uncertificated form.

Preemptive Rights

        Our shareholders do not have preemptive rights.

Limitations or Qualifications

        We currently have and intend to maintain a dual-class voting structure. Holders of Class A ordinary shares are entitled to one vote per share, while holders of Class B ordinary shares are entitled to twenty-five (25) votes per share on all matters subject to vote at general meetings of our company.

        Due to the disparate voting powers attached to these two classes of ordinary shares, the holders of our Class B ordinary shares will have decisive influence over matters requiring shareholders' approval, including election of directors and significant corporate transactions, such as a merger or sale of our company. This concentrated control will limit the ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares and ADSs may view as beneficial.

Other Rights

        Not applicable.

Rights of the Class A Ordinary Shares

        Ordinary Shares.    Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares will have the same rights except for voting and conversion rights. Our ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

        Conversion.    Each Class B ordinary share is convertible into one Class A ordinary share at any time at the option of the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of any Class B ordinary shares by a holder thereof to any person other than holders of Class B ordinary shares or their affiliates or upon a change of ultimate beneficial ownership of any Class B ordinary shares to any person who is not an affiliate of the holder thereof, such Class B ordinary shares shall be automatically and immediately converted into the same number of Class A ordinary shares.

        Dividends.    The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Our amended and restated articles of association provide our directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of our directors, be applicable for meeting contingencies or for equalizing dividends or for any other purpose to which those funds may be properly applied. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

        Voting Rights.    In respect of all matters subject to a shareholders' vote, each holder of Class A ordinary shares is entitled to one vote per share and each holder of Class B ordinary shares is entitled to twenty-five votes per share on all matters subject to vote at our general meetings. Our Class A ordinary shares and Class B ordinary shares vote together as a single class on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Voting at any shareholders' meeting is by show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded. A poll may be demanded by the chairman of such meeting or any shareholder present in person or by proxy.

        A quorum required for a meeting of shareholders consists of one or more shareholders present or representing by proxy and holding shares which represent, in aggregate, not less than one-third of all votes attaching to the issued and outstanding shares entitled to vote at general meetings. Shareholders may be present in person or by proxy or, if the shareholder is a corporation or other non-natural person, by its duly authorized representative. Shareholders' meetings may be convened by our chairman or a majority of our board of directors or upon a request to the directors by shareholders holding, at the date of deposit of the requisition, shares which represent, in aggregate, no less than one-third of all votes attaching to all our issued and outstanding shares, in which case the directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; however, our memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders. Advance notice of at least ten (10) calendar days is required for the convening of our annual general shareholders' meeting and any other general shareholders' meeting.

        An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Act and our Memorandum and articles of association. A special resolution will be required for important matters such as a change of our name or making changes to our Memorandum and articles of association. Holders of the ordinary shares may, among other things, consolidate or subdivide their shares by ordinary resolution.

        Transfer of Ordinary Shares.    Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

        Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

  •
  the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

  •
  the instrument of transfer is in respect of only one class of ordinary shares;

  •
  the instrument of transfer is properly stamped, if required;

  •
  in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

  •
  a fee of such maximum sum as the New York Stock Exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

        If our directors refuse to register a transfer they shall, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

        The registration of transfers may, after compliance with any notice required of the New York Stock Exchange, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 calendar days in any calendar year as our board may determine from time to time.

        Liquidation.    On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

        Calls on Shares and Forfeiture of Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 calendar days prior to the specified time of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

        Redemption, Repurchase and Surrender of Shares.    We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company's profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (1) unless it is fully paid up, (2) if such redemption or repurchase would result in there being no shares outstanding or (3) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Requirements to Change the Rights of Holders of Class A Ordinary Shares

        If at any time, our share capital is divided into different classes of shares, the rights attached to any such class (subject to any rights or restrictions for the time being attached to any class), may only be materially adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a resolution passed at a separate meeting of the holders of the shares of that class by the holders of two-thirds of the issued shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares or subsequent to them or the redemption or purchase of any shares of any class by our company. The rights of the holders of shares shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Limitations on the Rights to Own Shares

        There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our Class A Ordinary shares.

Provisions Affecting Any Change of Control

        Anti-Takeover Provisions.    Some provisions of our memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

  •
  authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

  •
  limit the ability of shareholders to requisition and convene general meetings of shareholders.

        However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Ownership Threshold

        There are no provisions in the Companies Act applicable to our company and our memorandum and articles of association that require our company to disclose shareholder ownership above any particular ownership threshold.

Changes in Capital

        Our shareholders may from time to time by ordinary resolution:

  •
  increase our share capital by new shares of such amount as it thinks expedient;

  •
  consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

  •
  sub-divide our shares, or any of them into shares of a smaller than that fixed by the Memorandum, provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; or

  •
  cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so canceled.

        Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by our company for an order confirming such reduction, reduce our share capital or any capital redemption reserve in any manner permitted by law.

Differences in Corporate Law

        The Companies Act is modeled after that of England but does not follow recent English statutory enactments and differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

        The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (1) "merger" means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (2) a "consolidation" means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (1) a special resolution of the shareholders of each constituent company, and (2) such other authorization, if any, as may be specified in such constituent company's articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

        A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a "parent" of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

        The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

        Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which,

if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

        Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

  •
  the statutory provisions as to the required majority vote have been met;

  •
  the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

  •
  the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

  •
  the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

        The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the "squeeze out" of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

        If an arrangement and reconstruction is thus approved, or if a tender offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders' Suits

        In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

  •
  a company acts or proposes to act illegally or ultra vires;

  •
  the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

  •
  those who control the company are perpetrating a "fraud on the minority."

Indemnification of Directors and Executive Officers and Limitation of Liability.

        Cayman Islands law does not limit the extent to which a company's memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, willful default or fraud of such directors or officers in or about the conduct of our business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such person in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

        In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our memorandum and articles of association.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors' Fiduciary Duties

        Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

        As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

        Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our memorandum and articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

        Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

        The Companies Act provide shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company's articles of association. Our memorandum and articles of association allow our shareholders holding in aggregate not less than one-third of all votes attaching to the issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders' meeting, our memorandum and articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obliged by law to call shareholders' annual general meetings.

Transactions with Interested Shareholders

        The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target's outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target's board of directors.

        Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

        Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation's outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

        Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our memorandum and articles of association, our company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares

        Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our memorandum and articles of association, if our share capital is divided into more than one class of shares, we may materially adversely vary the rights attached to any class with the written consent of the holders of two-thirds of the issued shares of that class or with the sanction of a resolution passed at a separate general meeting of the holders of the shares of that class by the holders of two-thirds of the issued shares of that class.

Amendment of Governing Documents

        Under the Delaware General Corporation Law, a corporation's governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law and our Memorandum and articles of association, our memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders

        There are no limitations imposed by our memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles of association which require our company to disclose shareholder ownership above any particular ownership threshold.

Exempted Company

        We are incorporated as an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is incorporated in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be incorporated as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

  •
  does not have to file an annual return of its shareholders with the Registrar of Companies;

  •
  is not required to open its register of members for inspection;

  •
  does not have to hold an annual general meeting;

  •
  may issue negotiable or bearer shares or shares with no par value;

  •
  may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

  •
  may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

  •
  may register as a limited duration company; and

  •
  may register as a segregated portfolio company.

        "Limited liability" means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

 DESCRIPTION OF ORDINARY SHARES

        We may issue our ordinary shares either alone or underlying other securities convertible into or exercisable or exchangeable for our ordinary shares.

        Holders of our ordinary shares are entitled to certain rights and subject to certain conditions as set forth in our currently effective memorandum and articles of association and the Companies Act. See "Description of Share Capital."

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

        The name of the depositary is Deutsche Bank Trust Company Americas. The depositary's office is located at 60 Wall Street, New York, NY 10005, USA.

        Each ADS represents ownership of 50 Class A ordinary shares, deposited with Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary.

        The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

        We will not treat ADS holders as our shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the Class A ordinary shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs. See "—Jurisdiction and Arbitration."

        The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt, or ADR. The deposit agreement, which contains the form of ADR, has been filed with the SEC as an exhibit to a registration statement on Form F-6 filed with the SEC on September 19, 2018 (File No. 333-227412). See "Where You Can Find More Information About Us" for directions on how to obtain copies of those documents.

Holding the ADSs

How will you hold your ADSs?

        You may hold ADSs either (1) directly (a) by having an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. ADSs will be issued through DRS, unless you specifically request certificated ADRs. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

        The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on Class A ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent as of the record date (which will be as close as practicable to the record date for our Class A ordinary shares) set by the depositary with respect to the ADSs.

  •
  Cash.  The depositary will convert or cause to be converted any cash dividend or other cash distribution we pay on the Class A ordinary shares or any net proceeds from the sale of any

    Class A ordinary shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not practical or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held for the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.

        Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See "Taxation." It will distribute only whole U.S. dollars and cents and will round down fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

  •
  Shares.  For any Class A ordinary shares we distribute as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such Class A ordinary shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional Class A ordinary shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell Class A ordinary shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed Class A ordinary shares sufficient to pay its fees and expenses, and any taxes and governmental charges, in connection with that distribution.

  •
  Elective Distributions in Cash or Shares.  If we offer holders of our Class A ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. We must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the Class A ordinary shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing Class A ordinary shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of Class A ordinary shares.

  •
  Rights to Purchase Additional Shares.  If we offer holders of our Class A ordinary shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by us, consult with us, and we must determine whether it is lawful and reasonably practicable to make these rights available to you. We must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

    •
    If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The Depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for Class A ordinary shares (rather than ADSs).

    •
    U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

    •
    There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of Class A ordinary shares or be able to exercise such rights.

  •
  Other Distributions.  Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else we distribute on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what we distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

        The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if we and/or the depositary determines that it is illegal or not practicable for us or the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

        The depositary will deliver ADSs if you or your broker deposit Class A ordinary shares or evidence of rights to receive Class A ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

How do ADS holders cancel an American Depositary Share?

        You may turn in your ADSs at the depositary's corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Class A ordinary shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

        You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

        You may instruct the depositary to vote the Class A ordinary shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our Memorandum and Articles of Association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the Class A ordinary shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the Class A ordinary shares.

        If we ask for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of our Memorandum and Articles of Association, and the provisions of or governing the deposited securities, and arrange to deliver our voting materials to you. The materials will include or reproduce (1) such notice of meeting or solicitation of consents or proxies; (2) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of our Memorandum and Articles of Association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the Class A ordinary shares or other deposited securities represented by such holder's ADSs; and (3) a brief statement as to the manner in which such instructions may be given or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received, to the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of Class A ordinary shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of our Memorandum and Articles of Association, to vote or to have its agents vote the Class A ordinary shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct. If we timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if we inform the depositary we do not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the Class A ordinary shares.

        We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the Class A ordinary shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of our Class A ordinary shares.

        The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the Class A ordinary shares underlying your ADSs are not voted as you requested.

        In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted at least 30 business days in advance of the meeting date.

Fees and Expenses

        An ADS holder will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):

Services	Fees
To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)	Up to US$0.05 per ADS issued
Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled
Distribution of cash dividends	Up to US$0.05 per ADS held
Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per ADS held
Distribution of ADSs pursuant to exercise of rights.	Up to US$0.05 per ADS held
Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held
Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank

        An ADS holder will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees,

expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:

  •
  Fees for the transfer and registration of Class A ordinary shares charged by the registrar and transfer agent for the Class A ordinary shares in Cayman Islands (i.e., upon deposit and withdrawal of Class A ordinary shares).

  •
  Expenses incurred for converting foreign currency into U.S. dollars.

  •
  Expenses for cable, telex and fax transmissions and for delivery of securities.

  •
  Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when Class A ordinary shares are deposited or withdrawn from deposit).

  •
  Fees and expenses incurred in connection with the delivery or servicing of Class A ordinary shares on deposit.

  •
  Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to Class A ordinary shares, deposited securities, ADSs and ADRs.

  •
  Any applicable fees and penalties thereon.

        The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

        The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients' ADSs in DTC accounts in turn charge their clients' accounts the amount of the fees paid to the depositary banks.

        In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

Compliance with Regulations

Information Requests

        Each ADS holder and beneficial owner shall (1) provide such information as we or the depositary may request pursuant to law, including, without limitation, relevant Cayman Islands law, any applicable law of the United States of America, our Memorandum and Articles of Association, any resolutions of our Board of Directors adopted pursuant to such Memorandum and Articles of Association, the requirements of any markets or exchanges upon which the Class A ordinary shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or

ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (2) be bound by and subject to applicable provisions of the laws of Cayman Islands, our Memorandum and Articles of Association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or Class A ordinary shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or Class A ordinary shares may be transferred, to the same extent as if such ADS holder or beneficial owner held Class A ordinary shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.

Disclosure of Interests

        Each ADS holder and beneficial owner shall comply with our requests pursuant to Cayman Islands law, the rules and requirements of the New York Stock Exchange and any other stock exchange on which the Class A ordinary shares are, or will be, registered, traded or listed or our Memorandum and Articles of Association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.

Payment of Taxes

        You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of our and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our Class A ordinary shares	The cash, shares or other securities received by the depositary will become deposited securities.
Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities

Distribute securities on the Class A ordinary shares that are not distributed to you, or Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action
The depositary may distribute some or all of the cash, shares or other securities it received. It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

        We may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, we and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

How may the deposit agreement be terminated?

        The depositary will terminate the deposit agreement if we ask it to do so, in which case the depositary will give notice to you at least 90 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if we have removed the depositary, and in either case we have not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

        After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver Class A ordinary shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary's only obligations will be to account for the money and other cash. After termination, we shall be discharged from all obligations under the deposit agreement except for our obligations to the depositary thereunder.

Books of Depositary

        The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the company, the ADRs and the deposit agreement.

        The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

        These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at our reasonable written request.

Limitations on Obligations and Liability

Limits on Our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

        The deposit agreement expressly limits our obligations and the obligations of the depositary and the custodian. It also limits our liability and the liability of the depositary. The depositary and the custodian:

  •
  are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

  •
  are not liable if any of us or our respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, Cayman Islands or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of our Memorandum and Articles of Association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);

  •
  are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our Memorandum and Articles of Association or provisions of or governing deposited securities;

  •
  are not liable for any action or inaction of the depositary, the custodian or us or their or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting Class A ordinary shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;

  •
  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;

  •
  are not liable for any special, consequential, indirect or punitive damages for any breach of the terms of the deposit agreement, or otherwise;

  •
  may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper party;

  •
  disclaim any liability for any action or inaction or inaction of any of us or our respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting Class A ordinary shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and

  •
  disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

        The depositary and any of its agents also disclaim any liability (1) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (2) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (3) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (4) for any tax consequences that may result from ownership of ADSs, Class A ordinary shares or deposited securities, or (5) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.

        In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Jurisdiction and Arbitration

        The laws of the State of New York govern the deposit agreement and the ADSs and we have agreed with the depositary that the federal or state courts in the City of New York shall have exclusive jurisdiction to hear and determine any dispute arising from or in connection with the deposit agreement and that the depositary will have the right to refer any claim or dispute arising from the relationship created by the deposit agreement to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The arbitration provisions of the deposit agreement do not preclude you from pursuing claims under the Securities Act or the Exchange Act in federal or state courts.

Jury Trial Waiver

        The deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a jury trial in any lawsuit or proceeding against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable law.

Requirements for Depositary Actions

        Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of Class A ordinary shares, the depositary may require:

  •
  payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any Class A ordinary shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;

  •
  satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and

  •
  compliance with (1) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (2) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

        The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or our transfer books are closed or at any time if the depositary or we determine that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

        You have the right to cancel your ADSs and withdraw the underlying Class A ordinary shares at any time except:

  •
  when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of Class A ordinary shares is blocked to permit voting at a shareholders' meeting; or (3) we are paying a dividend on our Class A ordinary shares;

  •
  when you owe money to pay fees, taxes and similar charges;

  •
  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of Class A ordinary shares or other deposited securities, or

  •
  other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or

  •
  for any other reason if the depositary or we determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

        The depositary shall not knowingly accept for deposit under the deposit agreement any Class A ordinary shares or other deposited securities required to be registered under the provisions of the Securities Act, unless a registration statement is in effect as to such Class A ordinary shares.

        This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

        In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

DESCRIPTION OF PREFERRED SHARES

        Our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. Although we do not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future.

        As of the date of this prospectus, there are no issued and outstanding preferred shares of any series. The material terms of any series of preferred shares that we offer, together with any material U.S. federal income tax considerations relating to such preferred shares, will be described in the applicable prospectus supplement.

        Holders of our preferred shares are entitled to certain rights and subject to certain conditions as set forth in our currently effective memorandum and articles of association and the Companies Act. See "Description of Share Capital."

 DESCRIPTION OF DEBT SECURITIES

        We may issue series of debt securities, which may include debt securities exchangeable for or convertible into ordinary shares or preferred shares. When we offer to sell a particular series of debt securities, we will describe the specific terms of that series in a supplement to this prospectus. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.

        The debt securities offered by this prospectus may be secured or unsecured, and may be senior debt securities, senior subordinated debt securities or subordinated debt securities. The debt securities offered by this prospectus may be issued under an indenture between us and the trustee under the indenture. The indenture may be qualified under, subject to, and governed by, the Trust Indenture Act of 1939, as amended. We have summarized selected portions of the indenture below. The summary is not complete. The form of the indenture has been filed as an exhibit to the registration statement on Form F-3, of which this prospectus is a part, and you should read the indenture for provisions that may be important to you.

        The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and detailed or determined in the manner provided in a board of directors' resolution, an officers' certificate and by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to the series, including any pricing supplement.

        We may issue any amount of debt securities under the indenture, which may be in one or more series with the same or different maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement, including any related pricing supplement, relating to any series of debt securities being offered, the initial offering price, the aggregate principal amount offered and the terms of the debt securities, including, among other things, the following:

  •
  the title of the debt securities;

  •
  the price or prices (expressed as a percentage of the aggregate principal amount) at which we will sell the debt securities;

  •
  any limit on the aggregate principal amount of the debt securities;

  •
  the date or dates on which we will repay the principal on the debt securities and the right, if any, to extend the maturity of the debt securities;

  •
  the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will be payable and any regular record date for any interest payment date;

  •
  the place or places where the principal of, premium, and interest on the debt securities will be payable, and where the debt securities of the series that are convertible or exchangeable may be surrendered for conversion or exchange;

  •
  any obligation or right we have to redeem the debt securities pursuant to any sinking fund or analogous provisions or at the option of holders of the debt securities or at our option, and the terms and conditions upon which we are obligated to or may redeem the debt securities;

  •
  any obligation we have to repurchase the debt securities at the option of the holders of debt securities, the dates on which and the price or prices at which we will repurchase the debt securities and other detailed terms and provisions of these repurchase obligations;

  •
  the denominations in which the debt securities will be issued;

  •
  whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

  •
  the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

  •
  the currency of denomination of the debt securities;

  •
  the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

  •
  if payments of principal of, premium or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

  •
  the manner in which the amounts of payment of principal of, premium or interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

  •
  any provisions relating to any security provided for the debt securities;

  •
  any addition to or change in the events of default described in the indenture with respect to the debt securities and any change in the acceleration provisions described in the indenture with respect to the debt securities;

  •
  any addition to or change in the covenants described in the indenture with respect to the debt securities;

  •
  whether the debt securities will be senior or subordinated and any applicable subordination provisions;

  •
  a discussion of material income tax considerations applicable to the debt securities;

  •
  any other terms of the debt securities, which may modify any provisions of the indenture as it applies to that series; and

  •
  any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

        We may issue debt securities that are exchangeable for and/or convertible into ordinary shares or preferred shares. The terms, if any, on which the debt securities may be exchanged and/or converted will be set forth in the applicable prospectus supplement. Such terms may include provisions for exchange or conversion, which can be mandatory, at the option of the holder or at our option, and the manner in which the number of ordinary shares, preferred shares or other securities to be received by the holders of debt securities would be calculated.

        We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the U.S. federal income tax considerations, and other special considerations applicable to any of these debt securities in the applicable prospectus supplement. If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

        We may issue debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

        The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, unless we otherwise specify in the applicable prospectus supplement.

 DESCRIPTION OF WARRANTS

        We may issue and offer warrants under the material terms and conditions described in this prospectus and any accompanying prospectus supplement. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

General

        We may issue warrants to purchase our ordinary shares, preferred shares or debt securities. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Equity Warrants

        Each equity warrant issued by us will entitle its holder to purchase the equity securities designated at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Equity warrants may be issued separately or together with equity securities.

        The equity warrants are to be issued under equity warrant agreements to be entered into between us and one or more banks or trust companies, as equity warrant agent, as will be set forth in the applicable prospectus supplement and this prospectus.

        The particular terms of the equity warrants, the equity warrant agreements relating to the equity warrants and the equity warrant certificates representing the equity warrants will be described in the applicable prospectus supplement, including, as applicable:

  •
  the title of the equity warrants;

  •
  the initial offering price;

  •
  the aggregate amount of equity warrants and the aggregate amount of equity securities purchasable upon exercise of the equity warrants;

  •
  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  •
  if applicable, the designation and terms of the equity securities with which the equity warrants are issued, and the amount of equity warrants issued with each equity security;

  •
  the date, if any, on and after which the equity warrants and the related equity security will be separately transferable;

  •
  if applicable, the minimum or maximum amount of the equity warrants that may be exercised at any one time;

  •
  the date on which the right to exercise the equity warrants will commence and the date on which the right will expire;

  •
  if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the equity warrants;

  •
  anti-dilution provisions of the equity warrants, if any;

  •
  redemption or call provisions, if any, applicable to the equity warrants; and

  •
  any additional terms of the equity warrants, including terms, procedures and limitations relating to the exchange and exercise of the equity warrants.

        Holders of equity warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matters, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the equity warrants.

Debt Warrants

        Each debt warrant issued by us will entitle its holder to purchase the debt securities designated at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Debt warrants may be issued separately or together with debt securities.

        The debt warrants are to be issued under debt warrant agreements to be entered into between us, and one or more banks or trust companies, as debt warrant agent, as will be set forth in the applicable prospectus supplement and this prospectus.

        The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement, including, as applicable:

  •
  the title of the debt warrants;

  •
  the initial offering price;

  •
  the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

  •
  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  •
  the title and terms of any related debt securities with which the debt warrants are issued and the amount of the debt warrants issued with each debt security;

  •
  the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

  •
  the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

  •
  if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

  •
  the date on which the right to exercise the debt warrants will commence and the date on which the right will expire;

  •
  if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

  •
  whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered;

  •
  anti-dilution provisions of the debt warrants, if any;

  •
  redemption or call provisions, if any, applicable to the debt warrants; and

  •
  any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

        Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer, and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the related prospectus supplement. Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the indentures governing such debt securities.

PLAN OF DISTRIBUTION

        We may sell or distribute the securities offered by this prospectus, from time to time, in one or more offerings, as follows:

  •
  through agents;

  •
  to dealers or underwriters for resale;

  •
  directly to purchasers;

  •
  in "at-the-market offerings," within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise; or

  •
  through a combination of any of these methods of sale.

        The prospectus supplement with respect to the securities may state or supplement the terms of the offering of the securities.

        In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

        Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

  •
  at a fixed price or prices, which may be changed;

  •
  at market prices prevailing at the time of sale;

  •
  at prices related to prevailing market prices; or

  •
  at negotiated prices.

        The prospectus supplement relating to any offering will identify or describe:

  •
  any terms of the offering;

  •
  any underwriter, dealers or agents;

  •
  any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

  •
  the net proceeds to us;

  •
  the purchase price of the securities;

  •
  any delayed delivery arrangements;

  •
  any over-allotment options under which underwriters may purchase additional securities from us;

  •
  the public offering price;

  •
  any discounts or concessions allowed or reallowed or paid to dealers; and

  •
  any exchange on which the securities will be listed.

        If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. The prospectus supplement will include the names of the principal underwriters the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities and the nature of any material relationship between an underwriter and us.

        If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

        We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

        We may also sell securities directly to one or more purchasers without using underwriters or agents. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent by us. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment. We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

        Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

        If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

        Unless otherwise specified in the applicable prospectus supplement or any free writing prospectus, each class or series of securities offered will be a new issue with no established trading market, other than our Class A ordinary shares represented by ADSs, which are listed on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

        In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional securities, if any, from us in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. "Naked" short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

        Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. if so, the third party may use securities pledged by or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or a post-effective amendment.

        We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities offered by this prospectus or otherwise.

 TAXATION

        Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

 ENFORCEABILITY OF CIVIL LIABILITIES

        We were incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We were incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

        Substantially all of our assets are located outside the United States. In addition, most of our directors and executive officers are nationals or residents of jurisdictions other than the United States and substantially all of their assets are located outside the United States. As a result, it may be difficult or impossible for you to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors.

        We have appointed Puglisi & Associates as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with this offering under the federal securities laws of the United States or of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York.

Cayman Islands

        Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

        In addition, Maples and Calder (Hong Kong) LLP has advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States (and Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands will, at common law, recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without any re-examination of the merits of the underlying dispute based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which such judgment has been given, provided such judgment (1) is final and conclusive, (2) is not in respect of taxes, a fine or a penalty; and (3) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

China

        Junhe LLP, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the PRC would, (1) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (2) entertain original actions brought in the PRC against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

        Junhe LLP has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. Junhe LLP has advised us further that under PRC law, a foreign judgment, which does not otherwise violate basic legal principles, state sovereignty, safety or social public interest, may be recognized and enforced by a PRC court, based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. As there existed no treaty or other form of reciprocity between China and the United States governing the recognition and enforcement of judgments as of the date of this prospectus, including those predicated upon the liability provisions of the United States federal securities laws, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by United States courts.

 LEGAL MATTERS

        We are being represented by Wilson Sonsini Goodrich & Rosati, Professional Corporation with respect to certain legal matters of United States federal securities and New York state law. The validity of the Class A ordinary shares represented by the ADSs and preferred shares and legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Junhe LLP. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering. Wilson Sonsini Goodrich & Rosati, Professional Corporation may reply upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law. Wilson Sonsini Goodrich & Rosati, Professional Corporation and Maples and Calder (Hong Kong) LLP may reply upon Junhe LLP with respect to matters governed by PRC law.

 EXPERTS

        The financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from CooTek (Cayman) Inc.'s Annual Report on Form 20-F have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their report, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The office of Deloitte Touche Tohmatsu Certified Public Accountants LLP is located at 30/F Bund Center, 222 Yan An Road East, Shanghai, People's Republic of China.

 WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our Class A ordinary shares. All information filed with the SEC can be obtained over the internet at the SEC's website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms. We also maintain a website at www.ir.cootek.com, but information on our website, however, is not, and should not be deemed to be, a part of this prospectus or any prospectus supplement. You should not regard any information on our website as a part of this prospectus or any prospectus supplement.

        This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus and any prospectus supplement concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.